EXECUTION VERSION

SECOND AMENDED
REVOLVING CREDIT AGREEMENT

Dated as of June 22, 2006, as amended as of May 23, 2013

by and among

ALON USA, LP,
as Borrower
THE GUARANTOR COMPANIES
FROM TIME TO TIME PARTY HERETO

THE FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTY HERETO

and

ISRAEL DISCOUNT BANK OF NEW YORK,
as Administrative Agent, Co-Arranger and Collateral Agent
and
BANK LEUMI USA,
as Co-Arranger

DOC ID - 18336046.11

DOC ID - 18336046.11	- i -

(continued)

DOC ID - 18336046.11	- ii -

(continued)

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(continued)

SCHEDULE A    Agent Account
SCHEDULE B    Lenders and Lenders' Revolving Credit Commitments
SCHEDULE C    Fiscal Year, Fiscal Month and Fiscal Quarter
SCHEDULE D    Pipelines
SCHEDULE E    Terminals
SCHEDULE F    Stock Option Plan
SCHEDULE 1.01(a)    Real Estate Assets
SCHEDULE 1.01(b)    MLP Intercompany Agreements
SCHEDULE 5.01(d)(x)    Mortgage Recording Offices

SCHEDULE 6.01(e)	Inventory Locations; Books and Records Locations; Chief Executive Offices
SCHEDULE 6.01(f)    Subsidiaries & Organizational Chart as of Effective Date
SCHEDULE 6.01(g)    Litigation
SCHEDULE 6.01(j)    ERISA
SCHEDULE 6.01(s)    Environmental Matters
SCHEDULE 6.01(cc)    Bank Accounts

SCHEDULE 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; FEIN
EXHIBIT A    Form of Revolving Credit Notes
EXHIBIT B    Form of Assignment and Acceptance
EXHIBIT C    Form of Notice of Borrowing
EXHIBIT D    Form of Joinder Agreement
EXHIBIT E    Form of Borrowing Base Certificate
EXHIBIT F    Form of Letter of Credit Application
EXHIBIT G    Form of U.S. Tax Compliance Certificate

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SECOND AMENDED REVOLVING CREDIT AGREEMENT
SECOND AMENDED REVOLVING CREDIT AGREEMENT (this "Agreement"), dated as of June 22, 2006, as amended as of May 23, 2013, by and among Alon USA Energy, Inc., a Delaware corporation (the "Parent"), Alon USA, LP, a Texas limited partnership ("Alon LP"; and together with such other subsidiaries of the Parent as may be designated as a borrower hereunder by Alon LP with the prior written consent of the Agent and the Required Lenders (each as defined below), each individually a "Borrower," and, collectively, the "Borrowers"), all direct and indirect subsidiaries of the Parent other than the "Excluded Subsidiaries" referred to below (the Parent and such direct and indirect subsidiaries that are not Excluded Subsidiaries are hereinafter referred to individually as a "Guarantor Company" and, collectively, as the "Guarantor Companies"), the financial institutions from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the Lenders (in such capacity, the "Agent"), and Bank Leumi USA, as co-arranger for the Lenders.
RECITALS
The Loan Parties (as hereinafter defined), the Lenders, the Agent and Bank Leumi USA are parties to the Amended Revolving Credit Agreement, dated as of June 22, 2006 (as amended by (i) the First Amendment, dated as of August 4, 2006, (ii) the Waiver, Consent, Partial Release and Second Amendment, dated as of February 28, 2007, (iii) the Third Amendment, dated as of June 29, 2007, (iv) the Waiver, Consent, Partial Release and Fourth Amendment, dated as of July 2, 2008, (v) the Fifth Amendment, dated as of July 31, 2009, (vi) the Sixth Amendment, dated as of May 10, 2010, (vii) the Seventh Amendment, dated as of June 1, 2010, (viii) the Eighth Amendment, dated as of June 16, 2010, (ix) the Ninth Amendment, dated as of February 23, 2011, (x) the Tenth Amendment, dated as of March 6, 2012, (xi) the Eleventh Amendment, dated as of November 13, 2012, (xii) the Twelfth Amendment, dated as of November 16, 2012 and (xiii) as further amended, supplemented or otherwise modified from time to time, the "Existing Revolving Credit Agreement"), pursuant to which the Lenders extended credit to the Borrowers consisting of a revolving credit facility in an aggregate principal amount not to exceed $240,000,000 at any time outstanding (the "Existing Credit Facility").
The Loan Parties have requested that Agent and Lenders amend the Existing Revolving Credit Agreement in its entirety, in order to amend certain provisions of the Existing Revolving Credit Agreement (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under (and as defined in) the Existing Revolving Credit Agreement). The proceeds of the revolving loans and letters of credit under this Agreement shall be used by each Borrower (i) for working capital purposes of such Borrower and its subsidiaries, (ii) to pay fees and expenses of the Borrowers incurred in connection with this Agreement, and (iii) for other purposes permitted herein. In connection with the amendment of the Existing Revolving Credit Agreement, the Loan Parties have agreed to continue and confirm the grant to Agent, for the benefit of the Lenders, of the security interest in the Collateral owned by the Loan Parties to secure the Obligations.

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NOW THEREFORE, the Loan Parties, the Lenders and the Agent hereby agree that the Existing Revolving Credit Agreement is amended as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
"Account" shall have the meaning assigned to it in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof.
"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.
"Accounts Receivable" means any and all rights of a Person to payment for goods sold or services rendered, including accounts, contract rights and general intangibles arising out of or related to any Accounts and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future and any proceeds arising therefrom or relating thereto.
"Action" has the meaning specified therefor in Section 12.13 hereof.
"Administrative Borrower" has the meaning specified therefor in Section 12.18.
"Affiliate" means, as to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or other Persons performing a similar function) of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Anything to the contrary notwithstanding, in no event shall the Agent, the WC Collateral Agent or any Lender be deemed to be an Affiliate of any Loan Party.
"Agent" has the meaning specified therefor in the preamble hereto.
"Agent Account" means the account of the Agent set forth in Schedule A hereto.
"Agent Advances" has the meaning specified therefor in Section 9.08 hereof.
"Agreement" has the meaning specified therefor in the first paragraph hereof.
"Alon Assets" means Alon Assets, Inc., a Delaware corporation.

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"Alon Brands" means Alon Brands, Inc., a Delaware corporation that was formerly Alon USA Interests, LLC, a Texas limited partnership immediately prior to its conversion and change of name.
"Alon Brands Issuance Proceeds" means the receipt by Alon Brands or any of its Subsidiaries at any time and from time to time of any capital contribution or any Net Proceeds from the issuance, sale, assignment, transfer or other disposition of any of its debt securities or Capital Stock.
"Alon Brands Excluded Subsidiaries" means the Subsidiaries of Alon Brands, other than any Person that has been at any time a party to the Credit Agreement.
"Alon Capital" means Alon USA Capital, Inc., a Delaware corporation and a Subsidiary of the Parent.
"Alon Israel" means Alon Israel Oil Company Ltd., a limited liability company under the laws of the State of Israel and the parent company of the Parent.
"Alon Krotz Springs" means Alon Refining Krotz Springs, Inc., a Delaware corporation and a direct subsidiary of Alon Louisiana Holdings.
"Alon Logistics" means Alon Pipeline Logistics, LLC, a Delaware limited liability company.
"Alon Louisiana" means Alon Refining Louisiana, Inc., a Delaware corporation and a direct subsidiary of Alon Louisiana Holdings.
"Alon Louisiana Holdings" means Alon Louisiana Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Alon Assets.
"Alon Louisiana Subsidiaries" means Alon Krotz Springs, Alon Louisiana, Alon Louisiana Holdings, and each of their respective Subsidiaries (other than any Person that has been at any time a party to the Credit Agreement).
"Alon LP" has the meaning specified therefor in the preamble hereto.
"Alon Pipeline" means Alon USA Pipeline, Inc., a Delaware corporation.
"Alon Pipeline Assets" means Alon Pipeline Assets, LLC, a Texas limited liability company.
"Alon Refining" means Alon USA Refining, Inc., a Delaware corporation, or any successor thereto by merger.
"Alon USA" means Alon USA, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Parent.

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"Alon USA GP" means Alon USA GP, LLC, a Delaware limited liability company.
"Alon USA GP II" means Alon USA GP II, LLC, a Delaware limited liability company.
"APPL" means Alon Petroleum Pipe Line Company, f/k/a American Petrofina Pipe Line Company, a Delaware corporation.
"Applicable Borrowing Base Percentage" means, as of any date:
(a)    if either (i) the WC Collateral Agent (for the benefit of the Lenders) has a legal, valid and perfected first or second priority Lien on all or substantially all of the Fixed Assets and Other Specified Property owned by the Loan Parties, or (ii) the WC Collateral Agent does not have a Lien on all or substantially all of the Fixed Assets and Other Specified Property owned by the Loan Parties and so long as such Fixed Assets and Other Specified Property are not subject to any Lien of any other Person, then (A) 90% (with respect to the Net Amount of Eligible Accounts Receivable), and (B) 85% (with respect to Eligible Inventory), and
(b)    if the WC Collateral Agent does not have a Lien on all or substantially all of the Fixed Assets and Other Specified Property owned by the Loan Parties and such Fixed Assets and Other Specified Property are subject to a Lien of any other Person, then (A) 85% (with respect to the Net Amount of Eligible Accounts Receivable), and (B) 80% (with respect to Eligible Inventory).
Notwithstanding anything herein to the contrary, this definition shall not require or obligate the WC Collateral Agent, the Agent or the Banks to release or agree to release any Lien on any asset within the definition of Fixed Assets and Other Specified Property in exchange for a decrease in the "Applicable Borrowing Base Percentage" in accordance with paragraph (b) above.
"Applicable Percentage" means, with respect to a Permitted Investment, the percentage that IDB ordinarily advances against such Permitted Investment in accordance with its customary lending practices, not to exceed 100% of the value of such Permitted Investment, to the extent has a legal, valid and perfected first priority security interest in such Permitted Investment, subject to a control agreement in form and substance satisfactory to the Agent or otherwise perfected by means satisfactory to the Agent.
"Asset Reinvestment Account" shall have the meaning specified therefor in Section 2.07(d).
"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee and accepted by the Agent, in accordance with Section 12.08 hereof and substantially in the form of Exhibit B hereto.
"Assignment of Claims Act" means the Assignment of Claims Act of 1940, as amended from time to time, codified at 31 U.S.C. § 3727 and 41 U.S.C. § 15, or any successor statute, and the rules and regulations promulgated thereunder.

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"Availability" means, at any time, the difference between (i) the lower of (A) the Borrowing Base and (B) the Total Commitment, and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Credit Loans and (B) all Letter of Credit Obligations.
"Bakersfield Assets" means Alon Bakersfield Assets, Inc., a Delaware corporation and a direct subsidiary of Bakersfield Holdings.
"Bakersfield Holdings" means Alon Bakersfield Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Alon Assets.
"Bakersfield Logistics" means Alon Bakersfield Logistics, Inc. a Delaware corporation and a direct subsidiary of Bakersfield Holdings.
"Bakersfield Operating" means Alon Bakersfield Operating, Inc., a Delaware corporation and a direct subsidiary of Bakersfield Holdings.
"Bakersfield Subsidiaries" means Bakersfield Holdings, Bakersfield Assets, Bakersfield Operating, Bakersfield Logistics and each of their respective Subsidiaries (other than any Person that has been at any time a party to the Credit Agreement).
"Bank Leumi" means Bank Leumi USA.
"Base Rate" means a rate per annum equal to the Prime Rate for such day.
"Base Rate Loan" means a Revolving Credit Loan bearing interest based on the Base Rate or as set forth in Section 2.06(a).
"Big Spring Refinery" means the refinery owned by the Companies as of the Existing Effective Date and located near Big Spring, Texas, the fee interest owned by Alon Refining in approximately 1,278 acres of land on which such refinery is situated, use or license rights covering tracts of land adjoining the railroad lines, spurs or sidings within the boundary of the refinery site, all easements, rights of way and privileges granted to Alon Refining within or adjoining the refinery site, all improvements, machinery and equipment thereon, and the interest of Alon Refining as lessee in all leases of personal property used or held for use by Alon Refining in connection with such refinery.
"Board" means the Board of Governors of the Federal Reserve System of the United States.
"Borrower" and "Borrowers" have the meanings specified therefor in the preamble hereto.
"Borrowing Base" means, as of any date, without duplication, the difference between (i) the sum of (A) the Applicable Borrowing Base Percentage of the Net Amount of Eligible Accounts Receivable of the Loan Parties (other than Alon Brands and the Parent), (B) the Applicable Borrowing Base Percentage of the sum of the value of the Eligible Inventory of the Loan Parties (other than Alon Brands and the Parent) plus the fair market value of the

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Eligible Exchanged Inventory owed to the Loan Parties (other than Alon Brands and the Parent), provided that the Agent may mark to market the Inventory at any time, in its sole discretion, and (C) the Applicable Percentage of cash and Permitted Investments of the Loan Parties (other than Alon Brands and the Parent), in each case to the extent that such cash or Permitted Investment is either (x) held in a Depository Account over which the WC Collateral Agent (or its nominee) has sole dominion and control and such Loan Party has executed and delivered to the WC Collateral Agent a Depository Account Agreement with respect thereto or (y) constitutes investment property or instruments, each as defined in the Uniform Commercial Code as in effect in the State of New York (or another type of collateral) and is subject to a control agreement, in form and substance satisfactory to the Agent, or is in the possession of the WC Collateral Agent or the Lien thereon is perfected by other means satisfactory to the Agent, and in each case the WC Collateral Agent has a perfected, first priority security interest thereon and (ii) such reserves as the Agent may deem appropriate in the exercise of its reasonable business judgment based upon the lending practices of the Agent, consistent with the practices customary in the commercial finance industry generally (including, without limitation, Rent Reserves), provided that, solely for purposes of calculating Availability, the Borrowing Base and Letter of Credit Obligations in connection with standby Letters of Credit for purposes of Section 2.01(b)(ii)(B), Section 2.01(b)(iii)(B), Section 2.07(c), Section 3.01(b)(solely with respect to clause (ii) of the first sentence thereof) and Section 7.01(l) of this Agreement, clause (ii) of the definition of Letter of Credit Obligations in connection with standby Letters of Credit issued for the purpose of facilitating the purchase of crude oil by the Borrowers shall be the actual amount of the liability supported by such Letter of Credit even if such amount is less than the actual amount available for drawing under such Letter of Credit, to the extent that the Agent is satisfied that the actual amount of the liability supported by such Letter of Credit is so limited. Notwithstanding anything herein to the contrary, Accounts Receivable and Inventory of the Parent, Alon Brands and its Subsidiaries, Paramount Petroleum Holdings or any other Person that becomes a Loan Party after the date hereof shall not be included in the calculation of the Borrowing Base, unless and until the Agent shall have received and approved (in its sole and absolute discretion) the results of a field audit conducted by or on behalf of the Agent with respect to the Accounts Receivable and Inventory of such Person.
"Borrowing Base Certificate" means a certificate signed by an Authorized Officer of the Administrative Borrower, setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(ix), substantially in the form of Exhibit E hereto.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to close, provided, that with respect to the borrowing, payment, conversion to or continuation of, or determination of interest rate on, any Eurodollar Loan, Business Day shall mean any Business Day on which dealings in Dollar deposits may be carried on in the Interbank Market.
"Business Plan" means the Alon USA Business Plan dated as of December 31, 2005.
"Capital Guideline" means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of

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the capital of a bank or its holding company or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by the Lenders, Affiliates of the Lenders or any L/C Issuer or the manner in which the Lenders, Affiliates of the Lenders or any L/C Issuer allocate capital to any of their contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.
"Capital Stock" means any and all shares, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).
"Capitalized Lease" means any lease or agreement to lease which is required under GAAP to be capitalized on the balance sheet of the lessee.
"Capitalized Lease Obligations" means obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
"Cash Concentration Account" means a deposit account maintained by the Administrative Borrower at the Cash Concentration Account Bank, which deposit account shall be under the sole dominion and control of the Agent.
"Cash Concentration Account Agreement" means an agreement with respect to the Cash Concentration Account, in form and substance satisfactory to the Agent, among the Cash Concentration Account Bank, the Administrative Borrower, and the Agent, delivered to the Agent pursuant to Section 7.01(m) hereof, as the same may be amended or otherwise modified from time to time.
"Cash Concentration Account Bank" means Bank Leumi.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted, promulgated or issued.
"Change of Control" means, an event or series of events by which:
(i)    Alon Israel shall cease to own and control legally and beneficially, either directly or indirectly, equity securities in the Parent representing 25% or more of the

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combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that each such person or group has the right to acquire pursuant to any option right);
(ii)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Alon Israel becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more of the equity securities of the Parent entitled to vote for members of the board of directors of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) than Alon Israel;
(iii)    Alon Israel shall cease to have the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, Alon USA or Alon LP;
(iv)    any Person or two or more Persons acting in concert, other than Alon Israel or in the case of a Significant Refinery, the Company owning such Significant Refinery immediately after the Effective Date, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent or the day to day operations and management of any Significant Refinery;
(v)    the Parent shall cease to own and control legally and beneficially, either directly or indirectly, equity securities in Alon USA representing 90% or more of the combined voting power of all equity securities entitled to vote for members of the board of directors of Alon USA on a fully-diluted basis (and taking into account all such securities that any Person has the right to acquire pursuant to any option right);
(vi)    Alon USA shall cease to own (free and clear of all Liens other than Permitted Liens), and control legally and beneficially, either directly or indirectly, equity securities in (A) Alon LP representing 90%, or (B) Alon Refining representing 81%, in each case, of the combined voting power of all of the equity securities entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that any Person has the right to acquire pursuant to any option right);
(vii)    Alon USA shall cease to directly or indirectly own any Significant Refinery, (free and clear of all Liens other than Permitted Liens); or

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(viii)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of Persons (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by Persons referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);
provided that (I) non-voting Capital Stock owned by any manager or employee of Alon Assets issued under any employee stock option or stock purchase plan or employee benefit plan in existence as of the date hereof or hereafter adopted, or otherwise in connection with the employment or retention of any manager or employee, in each case shall not be included in the determination of whether a Change of Control has occurred so long as such Capital Stock does not constitute, in the aggregate, more than 20% of the Capital Stock of any such Subsidiary, and (II) Capital Stock acquired by any employee of a Company (other than with respect to the Capital Stock of Alon Assets to the extent specified in clause (I)) through the exercise by such employee of any stock options granted under the stock option plan described in Schedule F hereto, shall not be included in the determination of whether a Change of Control has occurred so long as such Capital Stock does not constitute, in the aggregate, more than 16% of the Capital Stock of any Company.
"Collateral" means all of the property (tangible and intangible) purported to be subject to the Lien purported to be created by any security agreement, pledge agreement, assignment or other security document heretofore or hereafter executed by any Person as security for all or any part of the Obligations.
"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, bailee or other Person in possession of, having a Lien upon, or having rights or interests in any Inventory of a Loan Party, in each case in form and substance reasonably satisfactory to the Agent.
"Common Units" means the common units representing limited partner interests in the MLP.
"Company" means all direct and indirect subsidiaries of the Parent (including, without limitation, Alon Brands), other than the Excluded Subsidiaries.
"Consolidated Current Assets" means, at a particular date, all cash, Permitted Investments, accounts and inventory of a Person and its Consolidated Subsidiaries (other than

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accounts for which the account debtor is an Affiliate of such Person, or any Consolidated Subsidiary of such Person, to the extent such account did not arise through an arms length transaction in the ordinary course of business) and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of such Person and its Consolidated Subsidiaries on a consolidated basis as at such date.
"Consolidated Current Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of a Person and its Consolidated Subsidiaries on a consolidated basis, as at such date, but in any event including, without limitation, the amounts of (i) all Indebtedness for borrowed money of such Person or any of its Consolidated Subsidiaries payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (ii) any payments in respect of any Indebtedness of such Person or any of its Consolidated Subsidiaries (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (iii) all liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, and (iv) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.
"Consolidated EBITDA" means, for any Person and its Consolidated Subsidiaries, for any period, the net income (or net loss) of such Person and its Consolidated Subsidiaries for such period, plus (i) the sum, without duplication, of (A) gross interest expense for such period, (B) income tax expense, (C) positive depreciation expense, (D) positive amortization expense, (E) extraordinary or unusual non-cash losses (to the extent that such extraordinary or unusual losses have not resulted in a cash outlay by such Person), (F) non-cash charges representing "last-in-first-out" inventory costs in excess of estimated replacement costs, (G) any non-cash operating losses, (H) any losses resulting from a change in accounting principles and (I) any minority interest expense to the extent identified as a line item in the financial statements of such Person or its Consolidated Subsidiaries, less (ii) the sum, without duplication, of (A) extraordinary gains or unusual non-cash gains, and (B) any non-cash gain that constitutes a reversal or a recovery of any non-cash charges representing "last-in-first-out" inventory costs in excess of estimated replacement costs, each determined on a consolidated basis in accordance with GAAP for such Person and its Consolidated Subsidiaries.
"Consolidated Subsidiaries" of a Person at any time shall mean those Subsidiaries of such Person whose accounts are or should in accordance with GAAP be consolidated with those of such Person.
"Consolidated Tangible Assets" means, for a Person and its Consolidated Subsidiaries, at any date, (i) Consolidated Total Assets of such Person and its Consolidated Subsidiaries minus (ii) the portion of such Consolidated Total Assets attributable to positive goodwill, unamortized non-compete agreements, organization costs, patents, trademarks, trade names, copyrights, software and other intangible assets classified as such in accordance with GAAP.
"Consolidated Tangible Net Worth" means, with respect to a Person and its Consolidated Subsidiaries, the excess of (i) the Consolidated Tangible Assets of such Person and

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its Consolidated Subsidiaries over (ii) the Consolidated Total Liabilities of such Person and its Consolidated Subsidiaries, in each case computed and consolidated in accordance with GAAP.
"Consolidated Total Assets" means, for a Person and its Consolidated Subsidiaries, at any date, the aggregate net book value of the assets of such Person and its Consolidated Subsidiaries on a consolidated basis after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization and excluding the amount of any write-up or revaluation of any asset resulting from a non-cash transaction, and excluding any amounts due from employees and excluding all loans to Affiliates, to the extent not made in the ordinary course of the business of such Person or Consolidated Subsidiary).
"Consolidated Total Liabilities" means, for a Person and its Consolidated Subsidiaries, at any date, without duplication, all obligations which in conformity with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person and its Consolidated Subsidiaries including, without limitation, in any event, all Indebtedness for borrowed money of such Person and its Consolidated Subsidiaries at such date whether or not the same would be shown, excluding Minority Interests and any Subordinated Indebtedness.
"Continuing Directors" means (i) the directors of the Parent on the Effective Date and (ii) each other director whose nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.
“Contractual Obligation” means, with respect to any Person, any provision of any Capital Stock or other security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.
"Contribution Agreement" means the Third Amended and Restated Indemnity, Subrogation and Contribution Agreement dated as of August 4, 2006, (as amended, restated, supplemented or otherwise modified from time to time) among Alon LP and the Guarantor Companies in favor of the Agent.
"CS" means Credit Suisse AG.
"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
"Depository Account Agreements" means each control agreement, in form and substance reasonably satisfactory to the Agent, among a Depository Bank, a Loan Party and the Agent, delivered to the Agent as required hereunder, as such Agreement may be amended or otherwise modified from time to time.
"Depository Accounts" means the lockbox accounts or blocked depository accounts maintained by a Loan Party for the collection of the cash of such Loan Party and the proceeds of Accounts Receivable and any other Collateral.

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"Depository Bank" means each financial institution at which a Depository Account is maintained.
"Disposition" has the meaning specified therefor in Section 7.02(c) hereof.
"Dollar," "Dollars" and the symbol "$" means lawful money of the United States of America.
"Drop Down Date" means November 26, 2012, which is the date on which the MLP entered into the Drop Down Term Loan Agreement and assumed the Drop Down Term Loans.
"Drop Down Term Loan Agent" means CS acting through its Cayman Islands branch, as administrative agent and collateral agent under the Drop Down Term Loan Agreement, or any other agent, trustee or other representative acting on behalf of the Drop Down Term Loan Lenders under the Drop Down Term Loan Agreement.
"Drop Down Term Loan Agreement" means the Credit and Guaranty Agreement, dated as of November 26, 2012, among the MLP, the MLP GP, the other MLP Parties, certain other subsidiaries of the Parent party thereto, the lenders party thereto and CS, as administrative agent and collateral agent, as amended, restated, replaced or Refinanced from time to time, in whole or in part, which evidences and governs the Drop Down Term Loans or any Permitted Refinancing thereof.
"Drop Down Term Loan Documents" means (a) the "Loan Documents" or the "Credit Documents" as such term is defined in the Drop Down Term Loan Agreement, or (b) any term of similar import.
"Drop Down Term Loan Lenders" means the financial institutions and other lenders from time to time party to the Drop Down Term Loan Agreement as "Lenders" thereunder.
"Drop Down Term Loans" means the term loans assumed by the MLP pursuant to the Drop Down Term Loan Agreement in the aggregate principal amount of $250,000,000, it being understood that the dollar limitation on Drop Down Term Loans set forth above shall decrease dollar for dollar upon any repayment, prepayment, repurchase or redemption thereof, but no reduction shall occur in connection with any Refinancing that conforms with the definition of "Permitted Refinancing."
"Effective Date" means the date on which all the conditions set forth in Section 5.01 hereof are satisfied or waived.
"Eligible Accounts Receivable" means the Accounts Receivable of the Loan Parties (other than Alon Brands and the Parent) which are, and at all times continue to be, reasonably acceptable to the Agent in all respects. Criteria for eligibility may be established and revised from time to time solely by the Agent in its exclusive judgment exercised reasonably. In general, Accounts Receivable of the Loan Parties (other than Alon Brands and the Parent) shall be deemed to be eligible to the extent that such Accounts Receivable are generated in the ordinary course of business of such Loan Party and meet all of the following conditions:

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(i) delivery of the merchandise or performance of the service giving rise to such Accounts Receivable has been completed; (ii) no return, rejection or repossession has occurred; (iii) the merchandise or service has been accepted by the Account Debtor without dispute, set-off, defense or counterclaim, provided that if such Account Receivable is subject to dispute, set-off, defense or counterclaim, the portion of such Account Receivable that the Agent determines in its reasonable discretion is not subject to such dispute, set-off, defense or counterclaim and will be paid in due course, will not be ineligible solely by reason of this clause (iii), (iv) such Account Receivable (A) is owned by such Loan Party (other than Alon Brands and the Parent) and is subject to a valid and perfected first priority security interest in favor of the WC Collateral Agent, securing the Obligations, free and clear of any other Lien (other than any junior and subordinate Lien in favor of any Term Loan Agent, securing, any Drop Down Term Loan or any Permitted Refinancing thereof (and, in each case, interest thereon and other obligations relating thereto not constituting indebtedness for borrowed money), and in each case the applicable Term Loan Agent shall have become party to, and such applicable Term Loan Lenders shall be bound by, an Intercreditor Agreement), and (B) continues to be in full conformity with any and all representations and warranties made by such Loan Party to the Agent and the Lenders with respect thereto in the Loan Documents; (v) such Account Receivable is unconditionally payable in Dollars, in the case of Accounts Receivable arising from the sale of jet fuel, asphalt and lubricants, within 75 days from the invoice date, and in all other cases, within 30 days of the invoice date, and is not evidenced by a promissory note, chattel paper or any other instrument or document; (vi) in the case of Accounts Receivable arising from the sale of jet fuel, asphalt and lubricants, no more than 45 days have elapsed from the invoice due date and no more than 120 days have elapsed from the invoice date, and in all other cases, no more than 15 days have elapsed from the invoice due date and no more than 30 days have elapsed from the invoice date; (vii) the Account Debtor with respect thereto is not an Affiliate of any Loan Party, (viii) such Account Receivable does not constitute an obligation of the United States or any other Governmental Authority unless such Loan Party has provided to the Agent evidence, reasonably satisfactory to the Agent, that (A) the Accounts Receivable of such Governmental Authority are not subject to the Assignment of Claims Act or any state counterpart to the Assignment of Claims Act or (B) such Loan Party has complied in all respects with the Assignment of Claims Act (or any such state counterpart) with respect to such Accounts Receivable (it being understood that (y) the burden of such compliance shall rest solely with such Loan Party and (z) without limiting the obligations of the Companies under Section 12.05 hereof, the Administrative Borrower shall reimburse the Agent upon demand for any reasonable expenses (including, without limitation, the fees and other charges of legal counsel to the Agent) incurred by the Agent to verify such compliance or otherwise in connection therewith); (ix) the Account Debtor (or the applicable office of the Account Debtor) with respect thereto is located in the continental United States, unless the Account Receivable is supported by a letter of credit issued by a Bank satisfactory to the Agent in its reasonable discretion (or other similar obligation satisfactory to the Agent in its sole discretion), such letter of credit has been delivered to the WC Collateral Agent, the right to draw on such letter of credit has been assigned and transferred to the WC Collateral Agent and the issuer of such letter of credit has consented to such assignment and transfer; (x) the Account Debtor with respect thereto is not also a vendor to, supplier to or creditor of any Loan Party, unless such supplier or creditor has executed a no-offset letter satisfactory to the Agent in its sole discretion; (xi) not more than 50% of the aggregate amount of all Accounts Receivable of the

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Account Debtor with respect to such Account Receivable have remained unpaid, in the case of Accounts Receivable arising from the sale of jet fuel, asphalt and lubricants, 15 days past the invoice due date or 75 days past the invoice date, and in all other cases, 15 days past the invoice due date or 30 days past the invoice date; (xii) the Accounts Receivable of such Account Debtor do not exceed an amount equal to 15% of the aggregate of all Accounts Receivable at any date; (xiii) the Account Debtor is not the subject of a "Bankruptcy Proceeding"; for purposes hereof an Account Debtor is subject to a "Bankruptcy Proceeding" if such Account Debtor has filed a petition for bankruptcy or any other relief under the United States Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the United States Bankruptcy Code or any such other law, has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs; (xiv) credit card receivables shall be included as Eligible Accounts Receivable, to the extent that (A) the Agent is satisfied that the WC Collateral Agent has a perfected, first priority security interest, securing the Obligations, (B) the Agent is satisfied that such Account Receivables comply with all laws and regulations, and (C) such Account Receivables are otherwise satisfactory to the Agent, including, without limitation, as to aging, default rate and such other criteria as the Agent may consider relevant (all in the reasonable discretion of the Agent exercised in accordance with the customary commercial practices of the Agent); and (xv) the Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended.
"Eligible Assignee" means (i) any Lender or Affiliate of a Lender and (ii) with the consent of the Agent and the Administrative Borrower, such consents not to be unreasonably withheld or delayed, any other Person, provided that the consent of the Administrative Borrower shall not be required after the occurrence and during the continuance of a Default or an Event of Default.
"Eligible Exchanged Inventory" means Exchanged Inventory owed to a Loan Party (other than Alon Brands and the Parent) and constituting obligations that are, and at all times continue to be, reasonably acceptable to the Agent in all respects. Criteria for eligibility may be established and revised from time to time solely by the Agent in its exclusive judgment exercised reasonably. In general, Exchanged Inventory of a Loan Party (other than Alon Brands and the Parent) shall be deemed to be eligible to the extent that such Exchanged Inventory is generated in the ordinary course of business of such Loan Party and meets all of the following conditions: (i) such Person is obligated to transfer the Exchanged Inventory to such Loan Party, free and clear of any right, title and interest of such Person and free and clear of any Lien (other than any Lien in favor of the WC Collateral Agent and the Term Loan Agents), and in accordance with customary industry terms and conditions for settlement of such transactions (as determined by the Agent), (ii) such obligation arose in connection with the delivery in the ordinary course of business of Hydrocarbons or Hydrocarbon Products by such Loan Party to such Person, (iii) the obligation to deliver such Hydrocarbons or Hydrocarbon Products to such Loan Party is not subject to any dispute, set-off, defense or counterclaim, (iv) such Person is not an Affiliate of any Loan Party, and (v) the Agent is, and continues to be, satisfied with the credit standing of such Person in relation to the amount of the Exchanged Inventory.

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"Eligible Hydrocarbon Products" means the following Hydrocarbon Products: (i) crude oil; (ii) gasoline; (iii) diesel fuel; (iv) jet fuel; (v) bitumen and other Hydrocarbon Products derived from bitumen and any asphalt products; (vi) chemicals consisting of Propane, Propane Off spec, Benzene, Toluene, Propylene - Chem Grade BS, and FAS 70, 104 and 104B; (vii) distillates consisting of Jet A (Kerosene Base), Unfinished #2 Fuel Mixed Product, Light Oils - No 2 Dist, Light Oils - Light Cycle, Low Sulfur Diesel Fuel, Low Sulfur No 1 Dist, and Low Sulfur Kerosene; (viii) heavy oils and sulfur consisting of Heavy Oil - No 6 Fuel Oil and Heavy Fuel - Carbon Blk Oil, and (ix) intermediates consisting of Methanol, Normal Butane, Alky Feed Stock, Isobutane, Reformer Feed Stock, Gas Oil BS, Heavy Rerun Slop and Sulfur.
"Eligible Inventory" means Inventory (other than Exchanged Inventory) consisting of Eligible Hydrocarbon Products of a Loan Party which meet all of the following specifications: (i) the Inventory is owned by a Loan Party (other than Alon Brands and the Parent) and is subject to a valid and perfected first priority security interest in favor of the WC Collateral Agent, securing the Obligations, free and clear of any other Lien (other than any junior and subordinate Lien in favor of any Term Loan Agent, securing, any Drop Down Term Loan or any Permitted Refinancing thereof, and in each case, the applicable Term Loan Agent shall have become party to, and such applicable Term Loan Lenders shall be bound by, an Intercreditor Agreement), it is not held on consignment or any other similar arrangement and may be lawfully sold and it continues to be in full conformity with any representations and warranties made in this Agreement and the other Loan Documents by such Loan Party with respect thereto; (ii) such Loan Party has the right to assign its interest therein and the power to grant Liens thereon and security interests therein; (iii) the Inventory does not represent unsellable product; (iv) no Account Receivable or, except as permitted by clause (vi)(B) below, document of title has been created or issued with respect to such Inventory; (v) the Inventory is readily marketable for sale by such Loan Party; (vi) the Inventory is (A) located in one of the locations in one of the United States listed on Part A of Schedule 6.01(e) hereto or such other locations in the continental United States as the Agent shall approve in writing from time to time or (B) "in transit," provided that such "in-transit" Inventory is or will be Inventory that is or will be shipped under a Letter of Credit issued by an L/C Issuer pursuant to this Agreement to a location in the United States described in clause (vi)(A) above; and (vii) the Inventory is not otherwise regarded by the Agent, in its reasonable discretion, as unsuitable Collateral for the Obligations, and is and at all times shall continue to be reasonably acceptable to the Agent in all respects. In no event shall Hydrocarbons or Hydrocarbon Products involved in throughput operations or held in the Loan Parties' terminals or trucks but not owned by or contracted to such Loan Parties be considered Eligible Inventory (provided, however, that Accounts Receivable arising out of the storage, handling or throughputting of such non‑owned Hydrocarbons or Hydrocarbon Products may be deemed Eligible Accounts Receivable, subject to the other conditions set forth in the definition of such term).
"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of the Companies or any of their ERISA Affiliates.
"Environmental Actions" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment,

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letter or other written communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any of its Subsidiaries or any predecessor in interest; or (ii) from or onto any adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.
"Environmental Costs" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action filed by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto any property presently or formerly owned or operated by any Company or any Subsidiary, or a predecessor in interest to the extent relating to any Refinery, Terminal or Pipeline, or any Hazardous Materials generated and disposed of offsite by any Company, or any Subsidiary of any Company or a predecessor in interest to the extent relating to any Refinery, Terminal or Pipeline.
"Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or supplemented from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.
"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.
"Eurodollar Base Rate" means, with respect to any Eurodollar Loan for any Interest Period (expressed as a percentage per annum and rounded upwards, if necessary, to the next 1/16 of 1%), (i) the interest rate per annum determined by the Agent at approximately 11:00 a.m., New York time, two Business Days prior to the commencement of such Interest Period for Dollar deposits in the London interbank market in the approximate amount of such Eurodollar Loan to be outstanding during such Interest Period and for a period equal to such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for

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deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period or (ii) to the extent that an interest rate is not ascertainable pursuant to the foregoing clause (i), the interest rate per annum determined by the Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Agent at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period in the approximate amount of such Eurodollar Loan to be outstanding during such Interest Period.
"Eurodollar Loan" means a Revolving Credit Loan bearing interest based on the Eurodollar Rate or as set forth in Section 2.06(a).
"Eurodollar Rate" means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upwards, if necessary, to the nearest 1/16 of 1%):
    Eurodollar Base Rate
1.00 - Reserve Requirements
"Event of Default" means any of the events set forth in Section 10.01 hereof.
"Exchanged Inventory" means Inventory of a Person (other than a Company) consisting of Hydrocarbons or Hydrocarbon Products that such Person is obligated to transfer to a Company in connection with product exchange arrangements.
"Excluded Subsidiaries" means (i) the Alon Brands Excluded Subsidiaries, (ii) the Paramount Excluded Subsidiaries, (iii) the Alon Louisiana Subsidiaries, (iv) the Bakersfield Subsidiaries and (v) Alon Supply, Inc., a Delaware corporation. For the avoidance of doubt and notwithstanding anything herein to the contrary, it is understood and agreed that any Person that is a Loan Party as of November 13, 2012, shall continue to be a Loan Party and shall not be an Excluded Subsidiary even if such Person shall become a Subsidiary of any of Alon Brands, Paramount Petroleum Holdings or any other Person that (based on this definition or the definition of the Alon Brands Excluded Subsidiaries, the Paramount Excluded Subsidiaries, the Alon Louisiana Subsidiaries or the Bakersfield Subsidiaries) would cause it to be an Excluded Subsidiary.
"Existing Amended Revolving Credit Agreement" has the meaning specified therefor in the recitals hereto.
"Existing Effective Date" means June 22, 2006.
"Existing Loan Documents" means the Existing Amended Revolving Credit Agreement, the Revolving Credit Notes, the Guaranties, the Security Documents, the Cash Concentration Account Agreement, the Depository Account Agreements, the Contribution Agreement, the Letter of Credit Applications, each Joinder Agreement, each Lease Assignment,

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each Subordination Agreement (Intercompany) and all other instruments, agreements and other documents executed and delivered pursuant thereto.
"Existing Term Loan Agreement" means the Amended and Restated Credit Agreement, dated as of June 22, 2006, among the Parent, as borrower, the lenders party thereto and CS, as administrative agent, as in effect on the Existing Effective Date (as amended, restated, modified or supplemented).
"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period of the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
"Field Examination Fee" has the meaning specified therefor in Section 2.08(d) hereof.
"Final Maturity Date" means the earlier to occur of (i) the Termination Date or (ii) the date this Agreement is terminated pursuant to Section 12.01(a) or Section 12.01(b) hereof.
"Financial Statements" means (i) the audited consolidated balance sheets, consolidated statements of income and consolidated statements of stockholders' equity and consolidated statements of cash flow of the Parent and its Consolidated Subsidiaries as of December 31, 2011, audited by KPMG, LLP, and (ii) the unaudited consolidated balance sheets, consolidated statements of income and consolidated statements of cash flow of the Parent and its Consolidated Subsidiaries as of the Fiscal Quarter ending September 30, 2012, reviewed by KPMG, LLP.
"First Purchaser Lien" means a so-called "first purchaser" Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Mississippi, Wyoming or New Mexico, or any other comparable law of any such jurisdiction or any other applicable jurisdiction.
"Fiscal Month" means a fiscal month of the Parent and its Consolidated Subsidiaries ending on the last day of a calendar month.
"Fiscal Quarter" means a fiscal quarter of the Parent and its Consolidated Subsidiaries ending on March 31, June 30, September 30 or December 31.

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"Fiscal Year" means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 of each year.
"Fixed Assets" means any Refinery, any other refinery, any Terminal, any Pipeline and any other real property, fixture or equipment of any Company wherever located and whether now or hereafter existing or arising and whether now owned or hereafter acquired.
"Fixed Assets and Other Specified Property" means any (a) Fixed Assets, (b) any Capital Stock issued by a Subsidiary of a Company and owned by a Company (other than any Capital Stock issued by (i) Alon Brands owned by Alon LP and (ii) any Excluded Subsidiary), and (c) any Indebtedness owed by one Company to another Company which is evidenced by a promissory note.
"Flood Hazard Property" means any Real Estate Asset subject to a Mortgage in favor of the WC Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
"Flood Certificate" means a "Standard Flood Hazard Determination Form" of the Federal Emergency Management Agency.
"Flood Program" means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.
"Flood Zone" means areas having special flood hazards as described in the National Flood Insurance Act of 1968.
"FTPL" means Fin-Tex Pipe Line Company, a Texas corporation.
"Funded Debt" means, at any date of determination, the aggregate principal amount of all outstanding Indebtedness for borrowed money of Alon USA and its Consolidated Subsidiaries outstanding at such time, less freely transferable cash and Permitted Investments of Alon USA and its Consolidated Subsidiaries not subject to any Lien (other than a Lien in favor of the Agent) at such time.
"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purposes of Section 7.02(i) and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements.
"Governmental Authority" means any nation or government, any state or other political subdivision thereof and any department, commission, board, bureau, instrumentality, agency, court or other entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

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"Guaranties" means (i) the guaranty made by the Guarantor Companies contained in Article XI hereof guaranteeing the Obligations and (ii) any other guaranty, in form and substance satisfactory to the Agent, made by any Person in favor of the Lenders, guaranteeing all or any portion of the Obligations.
"Guarantor Companies" means the Parent and the Companies party hereto from time to time, other than the Borrowers.
"Guarantors" means the Guarantor Companies and all Persons which hereafter guarantee, pursuant to Section 7.01(b) hereof or otherwise, all or any part of the Obligations.
"Hazardous Materials" shall include (i) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste that contains hazardous constituents under Environmental Laws; (ii) petroleum and its refined products; (iii) polychlorinated biphenyls; (iv) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (v) any asbestos-containing materials and manufactured products containing Hazardous Materials.
"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor, exchange transaction, forward agreement, or other forward or other exchange or protection agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity (including, without limitation, Hydrocarbons or Hydrocarbon Products, and whether or not the subject commodities are to be delivered) or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, all as amended or otherwise modified from time to time.
"Holly" means Holly Energy Partners, L.P., a Delaware limited partnership.
"Hydrocarbon Products" means all liquid, semi‑liquid and gaseous Hydrocarbon products of a Company derived from Hydrocarbons and/or other feedstocks and blendstocks processed at any Refinery, including, without limitation, crude oil, gasoline, diesel fuel, jet fuel, bitumen, asphalt, propane, propylene, butane, benzene, aromatic solvents, carbon black oil and sulfur.
"Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and any other liquid or gaseous hydrocarbons and all products refined or separated therefrom.
"IDB" means Israel Discount Bank of New York.
"Immaterial Company" means each Company (other than Alon Brands) that (i) accounts for less than (A) 3% of consolidated revenues of Alon USA and its Consolidated Subsidiaries, or (B) 3% of consolidated earnings of Alon USA and its Consolidated Subsidiaries before interest and taxes, in each case for the immediately preceding four fiscal quarters of Alon

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USA ending as of the last day of the most recent fiscal quarter in respect of which the financial statements have been delivered pursuant to Section 7.01, or (ii) has assets which represent less than 3% of the consolidated assets of Alon USA and its Consolidated Subsidiaries as of the last day of the most recent fiscal quarter of Alon USA in respect of which the financial statements have been delivered pursuant to Section 7.01.
"Indebtedness" means as to any Person, without duplication, (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business and payable in accordance with customary practices); (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business); (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly guaranteed by such Person; (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, whether or not the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property; (vii) Capitalized Lease Obligations; (viii) all liabilities in respect of letters of credit, acceptances and similar obligations created for the account of such Person; (ix) net liabilities of such Person under (A) Hedging Agreements and (B) foreign currency exchange agreements, each calculated on a basis reasonably satisfactory to the Agent and in accordance with accepted practice; and (x) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person.
"Indemnification Agreement" means the Indemnification Agreement entered into on February 28, 2005, between Alon Logistics and HEP Logistics Holdings, L.P., a Delaware limited partnership.
"Indemnitees" has the meaning specified therefor in Section 12.16 hereof.
"Interbank Market" means the London interbank market.
"Intercreditor Agreement" means (a) the Intercreditor Agreement, entered into as of the Effective Date with the Drop Down Term Loan Agent, substantially in form and substance reasonably satisfactory to the Agent (as the same may be further amended or otherwise modified from time to time) and (b) any new Intercreditor Agreement entered into with the applicable Term Loan Agent under any Permitted Refinancing Term Loan Agreement, as may be acceptable to the Lenders in the exercise of their reasonable (from the perspective of a fully secured asset-based lender) business judgment.
"Interest Period" means with respect to any Eurodollar Loan, the period commencing on the borrowing date or the date of any continuation of or conversion into such Eurodollar Loan, as the case may be, and ending one, two, three or six months thereafter, in each case as selected by the Administrative Borrower in the applicable notice given to the Agent pursuant to Sections 2.03 or 2.11 hereof; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding

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Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period for any Eurodollar Loan shall end after the Final Maturity Date, and (iii) no more than three (3) Interest Periods for the Borrowers may exist at any one time.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Inventory" means all Hydrocarbons, Hydrocarbon Products, other goods and other merchandise of a Person including, but not limited to, all raw materials, work in process, finished goods, materials and supplies of every nature used or usable in connection with the manufacture, shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired and all such property the sale or other disposition of which may give rise to Accounts Receivable.
"Investment" has the meaning specified therefor in Section 7.02(e) hereof.
"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit D hereto, executed by a Subsidiary of a Company made a party hereto pursuant to Section 7.01(b) hereof.
"L/C Issuer" means each of IDB and Bank Leumi, each in their respective capacities as an issuer of Letters of Credit pursuant to Sections 3.01 and 3.03(a).
"Landlord Consent and Estoppel" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the lessor consents to the granting of a Mortgage on such Leasehold Property by the applicable Company in favor of the WC Collateral Agent (it being understood that such instrument shall include such lessor's estoppels only to the extent required by the terms of such related lease or the lessor is an Affiliate of a Company). Each Landlord Consent and Estoppel shall be in form and substance reasonably satisfactory to the WC Collateral Agent and shall be sufficient for the WC Collateral Agent to obtain a title insurance policy with respect to such Mortgage.
"Lease Agreement" means the Lease Agreement by and among Alon Refining, Alon Pipeline, APPL, FTPL and T& R Assets, Inc., a Texas corporation, as lessors, and Alon LP, as lessee, dated as of August 8, 2008, as the same may be amended or otherwise modified from time to time in accordance with the terms hereof.
"Lease Assignment" means the landlord's consent, waiver and estoppel by Alon Refining, Alon Pipeline, APPL, FTPL and T& R Assets, Inc., a Texas corporation, as lessors under the Lease Agreement, in favor of the Agent, in form and substance satisfactory to the Agent.
"Lease Documents" means the Lease Agreement and each other agreement, instrument or document required to be delivered pursuant thereto.

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"Leasehold Property" means, as of any time of determination, any leasehold interest then owned by any Company in any leased real property.
"Lender" and "Lenders" have the meanings specified therefor in the preamble hereto.
"Letter of Credit" has the meaning specified therefor in Section 3.01(a).
"Letter of Credit Administration Fee" has the meaning specified therefor in Section 3.03(b)(i) hereof.
"Letter of Credit Amendment Fee" has the meaning specified therefor in Section 3.03(b)(i) hereof.
"Letter of Credit Application" has the meaning specified therefor in Section 3.01(a) hereof.
"Letter of Credit Collateral Account" has the meaning specified therefor in Section 3.01(b) hereof.
"Letter of Credit Fees" means, collectively, (i) the Letter of Credit Administration Fees, payable to the Agent for the account of the L/C Issuer, (ii) the Letter of Credit Issuance Fees and the Letter of Credit Amendment Fees payable to the Agent for the account of the Lenders pursuant to Section 3.03(b)(i) and (iii) the charges of the L/C Issuer payable by the Borrowers in accordance with Section 3.03(b)(ii).
"Letter of Credit Issuance Fee" has the meaning specified therefor in Section 3.03(b)(i) hereof.
"Letter of Credit Obligations" means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, plus (iii) all amounts for which the L/C Issuer may be liable pursuant to any Letter of Credit in connection with any steamship guaranty, airway release, indemnity or delivery order issued by the L/C Issuer at the request of or for the benefit of the Borrowers, in each case as calculated by the L/C Issuer.
"License Agreement" means the Alliance Agreement dated effective as of January 1, 2002, by and between Wright Asphalt Products Co. and Alon USA, LP., as the same may be amended or otherwise modified from time to time in accordance with the terms hereof.
"Lien" means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.
"Loan Account" means one or more ledger accounts for the Borrowers maintained at the Payment Office of the Agent in the name of the Administrative Borrower under which the

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Borrowers will be charged with all Revolving Credit Loans made to, and all other Obligations incurred by, the Borrowers or such other account as the Agent shall designate from time to time.
"Loan Documents" means, collectively, this Agreement, the Existing Loan Documents, the Security Documents and all other certificates, instruments, agreements and other documents executed and delivered by or on behalf of any Loan Party pursuant hereto or thereto.
"Loan Parties" means the Borrowers and the Guarantors.
"Long Beach Refinery" means the refinery owned by Edgington as of the Effective Date and located near Long Beach, California, the interest owned by Edgington in the land on which such refinery is situated, use or license rights covering tracts of land adjoining the railroad lines, spurs or sidings within the boundary of the refinery site, all easements, rights of way and privileges granted to Edgington within or adjoining the refinery site, all improvements, machinery and equipment thereon, and the interest of Edgington as lessee in all leases of personal property used or held for use by Edgington in connection with such refinery.
"Material Adverse Effect" means a material adverse effect upon (i) the business, condition (financial or otherwise), operations, properties or prospects of any Borrower or the Companies taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to perform their material obligations hereunder or under any other Loan Document to which each such Loan Party is a party, (iii) the creation, priority or perfection of a Lien arising under the Loan Documents on any Collateral (except as otherwise expressly provided in any Loan Document and except for any such Lien on Collateral with a market value of $3,000,000 or less to the extent that such material adverse effect is remedied within 60 days after any Company obtains knowledge thereof), or (iv) the rights, powers and remedies of the Agent, the WC Collateral Agent and the Lenders under this Agreement or any other Loan Document or the legality, validity or enforceability of this Agreement or any other Loan Document.
"Material Real Estate Asset" means (a) each Real Estate Asset set forth on Schedule 1.01(a), (b) each other Real Estate Asset owned in fee by a Company, other than any such Real Estate Asset that, together with all contiguous and all related parcels and the improvements thereon, has a book or fair value of less than $2,500,000 in the aggregate and is otherwise not material to the conduct of the business of the Loan Parties as currently conducted and proposed to be conducted (including the operation of any Refinery) and (c) each Leasehold Property owned by a Company to the extent such Leasehold Property is material to the conduct of the business of the Companies as currently conducted and proposed to be conducted (including the operation of any Refinery) and could not readily be replaced with a comparable Leasehold Property on terms not materially less favorable to the lessee; provided that, notwithstanding the foregoing, any Real Estate Asset (including any Leasehold Property) that is subject to any Lien securing any Indebtedness permitted by Section 7.02(b) shall constitute a Material Real Estate Asset.
"Minority Interest" means an interest in a Company, held by a Person or Persons (other than Alon Israel or another Company) which is set forth on the balance sheet of a Person and its Consolidated Subsidiaries as a "Minority Interest in Subsidiaries."

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"MLP" means Alon USA Partners, LP, a Delaware limited partnership.
"MLP GP" means MLP USA Partners GP, LLC, a Delaware limited liability company and the sole general partner of the MLP.
“MLP Intercompany Agreement Consent” means, with respect to any MLP Intercompany Agreement, (i) a consent to the security interests of the WC Collateral Agent in the rights, title and interest of the MLP Parties in, to or under such MLP Intercompany Agreement, together with notice, cure and other provisions customary for agreements of this type, which consent shall be in form and substance reasonably satisfactory to the Agent and (ii) a collateral assignment by a Loan Party that is party to an MLP Intercompany Agreement, duly executed by such Loan Party.
"MLP Intercompany Agreements" means (a) each Contractual Obligation set forth on Schedule 1.01(b) in existence on the Effective Date, and (b) each other Contractual Obligation between the Parent or any of its Subsidiaries (other than any MLP Party), on the one hand, and any MLP Party, on the other hand, in each case together with all schedules, exhibits and other definitive documentation relating thereto.
"MLP IPO" means the underwritten initial public offering of Common Units of the MLP representing limited partner interests in the MLP consummated on the Drop Down Date, but in no event more than 20% of the issued and outstanding limited partner interests in the MLP.
"MLP Parties" means the MLP GP, the MLP, Alon USA Refining, LLC (formerly, Alon USA Refining, Inc.), Alon USA GP, LLC, Alon USA GP II, LLC, Alon USA Delaware, LLC, Alon USA, LP and each other Subsidiary of the MLP formed or acquired after the Drop Down Date.
"MLP Transactions" shall have the meaning set forth in Section 12.24 of the Existing Revolving Credit Agreement.
"Moody's" means Moody's Investors Service, Inc. and any successor thereto.
"Mortgage" means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the WC Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the WC Collateral Agent.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA for which any Company or any of their ERISA Affiliates has contributed to, or has been obligated to contribute to, at any time during the six (6) years preceding the date hereof.
"Net Amount of Eligible Accounts Receivable" means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits, offsets, reserves and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed by

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an Account Debtor of a Loan Party (other than Alon Brands and the Parent) with respect to such Eligible Accounts Receivable, to the extent not already accounted for in the definition herein of Eligible Accounts Receivable.
"Net Proceeds" means (a) with respect to the sale or other disposition of any asset by the Companies or any of their Subsidiaries (including in connection with any sale-leaseback), the excess, if any, of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the amount of all payments (including any premium or penalties) required to be made (and promptly made) by any Company as a result of such event to repay Indebtedness for borrowed money (other than Revolving Credit Loans and Term Loans and Permitted Refinancing Term Loans) secured by the assets subject thereto, (B) the reasonable out-of-pocket expenses and fees incurred by the Companies or their Subsidiaries in connection with such sale or other disposition, and provided that all such expenses and fees are set forth on a certificate provided to the Agent and (C) federal and state taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter and (b) with respect to the sale or other disposition of any Capital Stock or debt security by the Companies or any of their Subsidiaries, the excess of (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, over (ii) the sum of (A) the reasonable fees, commissions, discounts and other out-of-pocket expenses incurred by the Companies or their Subsidiaries in connection with such sale or other disposition, and (B) federal and state taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter.
"Notice of Borrowing" has the meaning specified therefor in Section 2.03.
"Obligations" means (i) the obligations of the Borrowers to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by them in respect of any Loan Document to which any Borrower is a party, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of a Loan Party, whether or not a claim for post-filing interest is allowed in such proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise, (ii) the obligations of the Borrowers to perform or observe all of its other obligations from time to time existing under any Loan Document to which any Borrower is a party, and (iii) any overdrawn amounts with respect to any deposit or checking account maintained by any Loan Party at IDB or Bank Leumi, together with any related fees and charges.
"Original Effective Date" means August 8, 2000.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced

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any Loan Document, or sold or assigned an interest in any Revolving Credit Loan or Loan Document).
"Other Taxes" has the meaning specified therefor in Section 2.12.
"Paramount Excluded Subsidiaries" means all direct or indirect Subsidiaries of Paramount Petroleum Holdings, other than any Person that has been at any time a party to the Credit Agreement.
"Paramount Petroleum Holdings" means Alon Paramount Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of Alon Assets.
"Parent" has the meaning specified therefor in the preamble hereto.
"Parent Term Loan Agent" means CS acting through its Cayman Islands branch, as administrative agent and collateral agent, or any other agent acting on behalf of the Parent Term Loan Lenders under the Parent Term Loan Agreement.
"Parent Term Loan Agreement" means the Credit and Guaranty Agreement, dated as of November 13, 2012, among the Parent, certain Subsidiaries of the Parent party thereto, the lenders from time to time party thereto and CS acting through its Cayman Islands Branch, as administrative agent and collateral agent, as amended, restated, replaced or Refinanced from time to time, in whole or in part, which evidences and governs the Parent Term Loans or any Permitted Refinancing thereof.
"Parent Term Loan Lenders" means the financial institutions and other lenders from time to time party to the Parent Term Loan Agreement as "Lenders" thereunder.
"Parent Term Loans" means the term loans made by the Parent Term Loan Lenders to the Parent pursuant to the Parent Term Loan Agreement in an aggregate principal amount not to exceed $28,880,000 (less the aggregate amount of all repayments, prepayments, repurchases or redemptions, whether optional or mandatory), it being understood that the dollar limitation on Parent Term Loans set forth above shall decrease dollar for dollar upon any repayment, prepayment, repurchase or redemption thereof, but no reduction shall occur in connection with any Refinancing that conforms with the definition of "Permitted Refinancing."
"Paramount Petroleum Holdings" means Alon Paramount Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Alon Assets.
"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
"Payment Office" means the Agent's offices located at 511 Fifth Avenue, New York, New York, 10017, or such other offices as may be designated in writing from time to time by the Agent to the Administrative Borrower and, when used in connection with any payments made to the Agent, shall mean the Agent Account.

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"Perfection Certificate" means a certificate in form and substance reasonably satisfactory to the Lenders providing information with respect to the property of each Loan Party.
"Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States or marketable direct obligations issued or unconditionally guaranteed by any State or agency thereof and backed by the full faith and credit of such State, in each case maturing within one year from the date of acquisition thereof, (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's, (iii) overnight bank deposits, certificates of deposit and bankers' acceptances, in each case maturing not more than 360 days after the date of issue, issued by any Lender or other commercial banking institutions and money market or time or demand deposit accounts maintained at any Lender or other commercial banking institutions, each commercial banking institution (other than any Lender) of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (iv) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or "A-2" by Moody's, (v) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the Government of the United States of America or any agency thereof, and (vi) investments in "money market funds" within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (i) through (iii) and (v) herein.
"Permitted Lien" has the meaning specified therefor in Section 7.02(a).
"Permitted Refinancing" means any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to "Refinance"), any Term Loans or any Permitted Refinancing Term Loans that were previously issued or incurred; provided that (a) the final maturity date of such Indebtedness shall be no earlier than six months following the Termination Date, (b) the aggregate principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced, (c) a new Intercreditor Agreement shall have been executed and delivered satisfying the conditions of clause (b) of the definition thereof, and (d) no Permitted Refinancing shall have additional direct or indirect obligors, or greater guarantees or security, than the Indebtedness being Refinanced.
"Permitted Refinancing Drop Down Term Loan Agreement" means the Drop Down Term Loan Agreement, as amended, restated, replaced or Refinanced from time to time, in whole or in part, and including any other agreement, indenture, or instrument which evidences and governs the Drop Down Term Loans or any Permitted Refinancing thereof.
"Permitted Refinancing Term Loan" means any Permitted Refinancing of a Term Loan.

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"Permitted Refinancing Term Loan Agreement" means a Permitted Refinancing Drop Down Term Loan Agreement.
"Permitted Refinancing Term Loan Documents" means, with respect to any Permitted Refinancing Term Loan Agreement, (a) the "Loan Documents" or the "Credit Documents", as such term is defined in such Permitted Refinancing Term Loan Agreement, or (b) any term of similar import.
"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.
"Pipelines" means the real property interests described in Schedule D hereto and any other pipeline now or hereafter owned or leased by any Company.
"Pledge Agreement" means (i) the Pledge and Security Agreement dated as of the Existing Effective Date, by and among the Borrowers and each of the other Companies in favor of the WC Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any other Pledge and Security Agreement made by a Loan Party in favor of the WC Collateral Agent in favor of the WC Collateral Agent for the benefit of the WC Collateral Agent and the Lenders, in form and substance reasonably satisfactory to the WC Collateral Agent.
"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect plus 2% or, if no other rate of interest is in effect, the Base Rate plus 2%.
"Prime Rate" means the rate of interest publicly announced by IDB in New York, New York from time to time as its prime rate. The prime rate is determined from time to time by IDB as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index, nor necessarily reflects the lowest rate of interest actually charged by IDB to any particular class or category of customers. Each change in the Prime Rate shall be effective on the first day of the month following the date such change is announced.
"Pro Rata Share" means:
(a)    with respect to a Lender's obligation to make Revolving Credit Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Commitment, provided that, if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Credit Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Credit Loans (including Agent Advances) and Letter of Credit Obligations; and
(b)    with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 9.06), the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment by (ii) the Total Commitment, provided that, if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's

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Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Credit Loans (including Agent Advances) and its interest in the Letter of Credit Obligations, and if the Total Commitment shall have been reduced to zero, the Total Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Credit Loans (including Agent Advances) and Letter of Credit Obligations.
"Real Estate Asset" means any interest (fee, leasehold or otherwise) owned by any Company in any real property.
"Recipient" means any Lender, the Agent or any L/C Issuer.
"Record Document" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give constructive notice upon recordation and otherwise in form reasonably satisfactory to the WC Collateral Agent.
"Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the WC Collateral Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrances of the affected real property.
"Refinance" shall have the meaning assigned to such term in the definition of the term "Permitted Refinancing," and "Refinanced" and "Refinancing" shall have correlative meanings.
"Refinery" means a refinery owned by a Company (including, without limitation, any Significant Refinery), such Company's interest in the real property on which such refinery is situated, use or license rights covering tracts of land adjoining any railroad lines, spurs or sidings within the boundary of such refinery site, all easements, rights of way and privileges granted to such Company within or adjoining the refinery site, all improvements, all machinery and equipment thereon, and the interest of such Company as lessee in all leases of personal property used or held for use by such Company in connection with such refinery.
"Registration Statement" means the MLP's Registration Statement on Form S-1 filed on August 31, 2012, as amended through Amendment No. 6 thereto filed with the Securities and Exchange Commission on November 9, 2012.
"Reimbursement Obligations" means the obligations of the Borrowers to reimburse the L/C Issuer and the Lenders for amounts payable by the L/C Issuer or the Lenders under a Letter of Credit in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in Section 2.06 hereof and Section 3.01(c).
"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping, or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other

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closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.
"Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.
"Rent Reserve" means a reserve established by the Agent in an amount equal to the sum of (a) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, bailee or other Person who possesses any Collateral or could assert a Lien on any Collateral, in each case to the extent the value of such Collateral exceeds $50,000, and (b) a reserve at least equal to two months' rent and other charges that could be payable to any such Person, unless such Person has executed and delivered a Collateral Access Agreement.
"Reportable Event" means an event described in Section 4043 of ERISA (other than an event described in Section 4043(c)(7) of ERISA.
"Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate at least 51%.
"Reserve Requirements" means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender or the Affiliate of any Lender under Regulation D.
"Responsible Officer" means a person that is any of the chairman of the board of directors, chief executive officer, or chief financial officer of any Person.
"Restricted Payment" has the meaning specified therefor in Section 7.02(f).
"Revolving Credit Commitment" means, with respect to each Lender, the revolving credit commitment of such Lender as set forth in Schedule B hereto, as the same may be adjusted from time to time pursuant to the terms of this Agreement.
"Revolving Credit Loan" means a loan made by a Lender to any Borrower pursuant to Section 2.01(a) hereof.

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"Revolving Credit Notes" means each amended promissory note of a Borrower, substantially in the form of Exhibit A hereto, made payable to the order of a Lender and evidencing the Indebtedness and other Obligations resulting from the making by such Lender of Revolving Credit Loans and delivered to the Agent, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.
"Revolving Loan Amendment and Restatement Documents" means this Agreement and each other Loan Document delivered on the Effective Date pursuant to Article V hereof.
"SCS" means Southwest Convenience Stores LLC, a Texas limited liability Agreement.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Secured Parties" means, collectively, (a) the Lenders, (b) the Agent and the WC Collateral Agent (including former Agents, as applicable), (c) each L/C Issuer, (d) the beneficiaries of each indemnification obligation undertaken by any Company under any Loan Document, (e) each other Person to whom any Obligation is owed and (f) the successors and assigns of each of the foregoing.
"Securities Act" means the Securities Act of 1933, as in effect from time to time.
"Security Agreement" means the (i) Amended and Restated Security Agreement, originally dated as of August 8, 2000, as amended and restated as of the Existing Effective Date, by and among the Borrowers and each of the other Companies in favor of the WC Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any other Security Agreement made by a Loan Party in favor of the WC Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations, in form and substance reasonably satisfactory to the WC Collateral Agent.
"Security Documents" means, collectively, the Security Agreement, the Pledge Agreement, the MLP Intercompany Agreement Consent, all Mortgages, all Lease Assignments executed and delivered by a Company or Terminal Owner, all Uniform Commercial Code financing statements required by this Agreement and the Security Documents to be filed with respect to the security interests in personal property and fixtures created pursuant to such agreements, and all other documents and agreements executed and delivered by the Companies and Terminal Owners in connection with any of the foregoing documents.
"Settlement Period" has the meaning specified therefor in Section 2.05(e) hereof.
"Significant Refinery" means Big Spring Refinery.
"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of its liabilities

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(including, without limitation, liabilities on all claims, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.
"Specified Dividend Amount" means cash dividends to the Parent's common stockholders of up to $0.04 per share of common stock of the Parent in the aggregate during any Fiscal Quarter of the Parent.
"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw‑Hill Companies, Inc., and any successor thereto.
"Subordination Agreement" means the Subordination, Non-Disturbance and Attornment Agreement, dated as of February 28, 2005, between the administrative agent named therein for the Credit Parties defined therein, the Agent and Alon LP.
"Subordination Agreement (Intercompany)" means (i) an Amended and Restated Intercompany Subordination Agreement, dated as of August 4, 2006 by and among a Loan Party or a Subsidiary of a Loan Party, as obligor in favor of the Agent (as the same may be amended, supplemented or otherwise modified from time to time), pursuant to which intercompany Indebtedness is subordinated to the prior payment in full of the Obligations and (ii) any other Intercompany Subordination Agreement made by a Loan Party or a Subsidiary of a Loan Party, as obligor in favor of the Agent, pursuant to which intercompany Indebtedness is subordinated to the prior payment in full of the Obligations, in form and substance reasonably satisfactory to the Agent.
"Subordinated Indebtedness" means Indebtedness of any Loan Party and any of its Subsidiaries to any other Loan Party or any of its Subsidiaries that has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents by a Subordination Agreement (Intercompany).
"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (B) the interest in the capital or profits of such partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

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"Taxes" has the meaning specified therefor in Section 2.12.
"Term Loan" means a Drop Down Term Loan.
"Term Loan Agent" means the Drop Down Term Loan Agent.
"Term Loan Agreement" means the Drop Down Term Loan Agreement.
"Term Loan Documents" means the Drop Down Term Loan Documents.
"Term Loan Lenders" means the Drop Down Term Loan Lenders.
"Term Loan Refinancing Date" means the date the Permitted Refinancing Term Loan Agreement becomes effective.
"Terminal Owner" means each owner of the real estate, building and fixtures comprising the terminals referred to in Schedule E.
"Terminals" means the real property interests described in Schedule E hereto and any other terminal now or hereafter owned or leased by any Company.
"Termination and Releases" has the meaning specified therefor in Section 9.08(d) hereof.
"Termination Date" means the earlier of (a) March 1, 2016, and (b) the date that is six months prior to (i) the final maturity date of the Drop Down Term Loan Agreement and (ii) the final maturity date of any Permitted Refinancing Term Loan Agreement.
"Termination Event" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan under Section 4041 of ERISA, (iv) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate an Employee Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
"Title Company" means a nationally recognized title insurance company reasonably acceptable to the Agent.
"Total Commitment" means the sum of the amounts of the Lenders' Revolving Credit Commitments. The initial amount of the Total Commitment is $240,000,000.
"Transaction Documents" means the Loan Documents, the License Agreement, and the Lease Documents.
"Transaction Parties" means the Borrowers, the Guarantors and the Terminal Owners.

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"Transferors" means each of T&R Assets, Inc., a Texas corporation, FTPL, and Alon Refining.
"U.S. Person" means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 2.12(c)(ii)(C).
"WC Collateral Agent" means IDB, or any successor or replacement agent in its capacity as a collateral agent for the Lenders.
Section 1.02    Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to "determination" by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations). In the event of any inconsistency between the terms and provisions of this Agreement and the terms and provisions of any Security Document, the terms and provisions of this Agreement shall control, provided that nothing herein shall be deemed to affect the Liens granted under any Security Document or the perfection thereof.
Section 1.03    Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding," provided, however, that with respect to a

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computation of fees or interest payable to the Agent, the Lenders or the L/C Issuer, such period shall in any event consist of at least one full day.
ARTICLE II

THE REVOLVING CREDIT LOANS
Section 2.01    Revolving Credit Commitments.
(a)    (i) Each Revolving Lender has made "Revolving Credit Loans" (as defined in the Existing Revolving Credit Agreement) to Alon LP prior to the Effective Date, (ii) upon the effectiveness of this Agreement, any such "Revolving Credit Loan" shall automatically be deemed to be a "Revolving Credit Loan" to the Borrowers by such Lender under this Agreement, and (iii) subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender severally agrees to continue to make Revolving Credit Loans to the Borrowers at any time and from time to time until the Business Day preceding the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Credit Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment.
(b)    Notwithstanding the foregoing, the aggregate principal amount of the Revolving Credit Loans outstanding at any time shall not exceed the lower of (i) the difference between (A) Total Commitment and (B) the aggregate Letter of Credit Obligations and (ii) the difference between (A) the then current Borrowing Base, and (B) the aggregate Letter of Credit Obligations.
(c)    Within the foregoing limits, the Borrowers may borrow, repay and reborrow Revolving Credit Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.
Section 2.02    Revolving Credit Loans. Except as otherwise provided in Section 2.05, Revolving Credit Loans shall be made ratably by the Lenders in accordance with their respective Revolving Credit Commitments.
Section 2.03    Making the Revolving Credit Loans. The Administrative Borrower shall give the Agent prior telephone notice (which notice, if requested by the Agent, must be promptly confirmed in writing in substantially the form of Exhibit C hereto (a "Notice of Borrowing")) (i)for any Base Rate Loan not in excess of $30,000,000, not later than 12:00 noon (New York City time) one Business Days prior to such proposed borrowing or (ii) for any Loan other than a Base Rate Loan not in excess of $30,000,000, not later than 12:00 noon (New York City time) three Business Days prior to such proposed borrowing, and, in each case, the Agent shall promptly deliver such Notice of Borrowing to each Lender. Such Notice of Borrowing shall be irrevocable and shall specify the principal amount of the proposed borrowing (which, in the case of a Eurodollar Loan, must be in a minimum amount of $1,000,000 and in multiples of $500,000 in excess thereof), whether such Revolving Credit Loan is requested to be a Base Rate Loan or a Eurodollar Loan and, in the case of a Eurodollar Loan, the initial Interest Period for

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such Eurodollar Loan, the use of the proceeds of such proposed Revolving Credit Loan, and the proposed borrowing date, which must be a Business Day, and the Borrowers shall be bound to make a borrowing in accordance therewith. The Agent may act without liability upon the basis of written, telecopy or telephone notice believed by the Agent in good faith to be from the Administrative Borrower (or from any officer thereof designated in writing purportedly from the Administrative Borrower to the Agent), and each Borrower hereby waives the right to dispute the Agent's record of the terms of any such telephonic Notice of Borrowing.
Section 2.04    Revolving Credit Notes; Repayment of Revolving Credit Loans.
(a)    Each Revolving Credit Loan made by a Lender shall be evidenced by a single Revolving Credit Note, duly executed by the Administrative Borrower, dated the Effective Date, and delivered to and made payable to the order of such Lender in a principal amount equal to its Revolving Credit Commitment on such date.
(b)    The outstanding principal balance of each Revolving Credit Loan shall be due and payable on the Final Maturity Date.
Section 2.05    Funding and Settlement Procedures.
(a)    Except as otherwise provided in this Section 2.05, all Revolving Credit Loans under this Agreement shall be made by the Lenders simultaneously and proportionately according to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Revolving Credit Loan requested hereunder nor shall the Revolving Credit Commitment of any Lender to make the Revolving Credit Loan requested be increased or decreased as a result of the default by any other Lender in such other Lender's obligation to make a Revolving Credit Loan requested hereunder.
(b)    Notwithstanding any other provision of this Agreement, in order to reduce the number of fund transfers among the Borrowers, the Lenders and the Agent, the Borrowers, the Lenders and the Agent agree that the Agent may, but shall not be obligated to, and the Borrowers and the Lenders hereby irrevocably authorize the Agent to, fund, on behalf of the Lenders, Revolving Credit Loans pursuant to Sections 2.02 and 2.03, subject to the procedures for settlement set forth in subsection 2.05(e); provided, however, that (A) the Agent shall in no event fund such Revolving Credit Loan if the Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Credit Loan that one or more of the conditions precedent contained in Section 5.02 hereof will not be satisfied on the date of the proposed Revolving Credit Loan and (B) the Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Agent elects not to fund a requested Revolving Credit Loan on behalf of the Lenders, promptly after receipt of a Notice of Borrowing from the Administrative Borrower, the Agent shall so notify each Lender. If the Agent notifies the Lenders that it will not fund a requested Revolving Credit Loan on behalf of the Lenders, each Lender shall make its Pro Rata Share of the Revolving Credit Loan available to the Agent, in immediately available funds, at the Payment Office no later than 2:00 p.m. (New York City time) on the date of the proposed Revolving Credit Loan. The Agent will make the proceeds of such

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Revolving Credit Loans available to the Borrowers on the day of the proposed Revolving Credit Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Credit Loans received by the Agent at the Payment Office or the amount funded by the Agent on behalf of the Lenders to be deposited in an account designated by the Administrative Borrower.
(c)    If the Agent has notified the Lenders that the Agent will not fund a particular Revolving Credit Loan pursuant to subsection 2.05(b) on behalf of the Lenders, the Agent may assume that such Lender has made such amount available to the Agent on such day and the Agent, in its sole and absolute discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If, in such case, the Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Agent by such Lender, such Lender and the Borrowers severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent, at (A) in the case of the Borrowers, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (B) in the case of such Lender, at the Federal Funds Rate for three Business Days and thereafter at the Prime Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Pro Rata Share of such Revolving Credit Loan.
(d)    Nothing in this Section 2.05 shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(e)    With respect to all periods for which the Agent, on behalf of the Lenders, has funded Revolving Credit Loans pursuant to subsection 2.05(a), on the first Business Day after the last day of each week, or such shorter period as the Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Agent shall notify each Lender of the unpaid principal amount of the Revolving Credit Loans outstanding as of the last day of the Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Credit Loans outstanding as of the last day of the immediately preceding Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Credit Loans made on the date of such Lender's initial funding), each Lender shall promptly make available to the Agent such Lender's Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Agent shall promptly pay over to each other Lender such Lender's Pro Rata Share of the difference in immediately available funds. In addition, if the Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Lender shall promptly remit to the Agent or, as the case may be, the Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Credit Loans to such an extent that, after giving effect to such adjustment, each Lender's interest in the then outstanding Revolving Credit Loans will be equal to its Pro Rata Share thereof. The

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obligations of the Agent and each Lender under this subsection 2.05(e) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Credit Loans which have been funded by such Lender.
(f)    In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.05(e), the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Prime Rate. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Agent to the Borrowers shall, for all purposes hereof, be a Revolving Credit Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately pay such corresponding amount to the Agent for its own account.
Section 2.06    Interest.
(a)    Revolving Credit Loans. Each Revolving Credit Loan which is a Eurodollar Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Credit Loan until such principal amount becomes due, at a rate per annum equal to the greater of (i) the Eurodollar Rate for the Interest Period in effect for such Revolving Credit Loan plus 3.5% and (ii) 4.0%. Each Revolving Credit Loan which is a Base Rate Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Revolving Credit Loan until such principal amount becomes due, at a rate per annum equal to the greater of (I) the Base Rate plus 1.0% and (II) 4.0%.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default, all outstanding principal of the Revolving Credit Loans and all outstanding Reimbursement Obligations, all accrued interest (to the extent permitted by law) which is not paid when due and all other outstanding Obligations shall bear interest until such time as no such Event of Default exists at a fluctuating interest rate per annum equal at all times to the Post-Default Rate.
(c)    Interest Payment. Interest on each Eurodollar Loan shall be payable in arrears on the last day of each Interest Period of such Eurodollar Loan and, in the case of any Eurodollar Loan with an Interest Period longer than three months, the day that interest would have been paid if such Eurodollar Loan had an Interest Period of three months. Interest on each Base Rate Loan shall be payable quarterly, in arrears, on the first day of each January, April, July and October, commencing on the first day of the first such month following the making of such Base Rate Loan, and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrowers hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 hereof with the amount of any interest payment due hereunder. It is understood and agreed that on the Effective Date, all interest on the "Revolving Credit Loans" (as defined in the Existing Revolving Credit Agreement) that has accrued and is unpaid as of such date, shall

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continue to be due and owing (notwithstanding the effectiveness of this Agreement) upon the effectiveness of this Agreement.
(d)    General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
Section 2.07    Reduction of Revolving Credit Commitment; Prepayment of Revolving Credit Loans.
(a)    The Total Commitment shall not be reduced without the prior written consent of the Administrative Borrower, the Agent and Bank Leumi, unless all of the Obligations are repaid in full and the Total Commitment is terminated and reduced to zero in accordance with this Section 2.07(a). Notwithstanding the first sentence of this Section 2.07(a), the Borrowers may not repay the Obligations in full and the Total Commitment may not be terminated by the Borrowers unless in each and every case the Agent and the Lenders receive at least three months' prior written notice of such repayment and termination from the Administrative Borrower (a "Termination Notice"), provided that (i) the Termination Notice shall be revocable only during the first two months immediately following the delivery of such notice (but not during the third month, it being understood that after such second month the Termination Notice shall be irrevocable), provided further that if the Administrative Borrower revokes a Termination Notice, the Administrative Borrower may not give any other Termination Notice for a period of nine months following the date of such revoked Termination Notice, and (ii) the Borrowers may repay the Obligations in full and the Total Commitment may be terminated at any time notwithstanding the failure of the Administrative Borrower to provide the Agent and the Lenders with a Termination Notice if (A) an Event of Default shall have occurred and be continuing and (B) the Agent shall have provided written notice of the existence of such Event of Default to the Administrative Borrower. Any reductions of the Total Commitment which are so consented to shall be irrevocable and may not be reinstated. Each such approved reduction shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share.
(b)    Subject to the terms and conditions contained in this Section 2.07, Section 2.10 and elsewhere in this Agreement, the Borrowers shall have the right to prepay, in whole or in part, the Revolving Credit Loans.
(c)    (i) If at any time the Borrowing Base is less than the sum of the aggregate principal amount of all outstanding Revolving Credit Loans plus the outstanding amount of all Letter of Credit Obligations, the Administrative Borrower will (A) immediately give notice of such occurrence to the Agent and (B) prepay the Revolving Credit Loans in an amount which will reduce the sum of the aggregate principal amount of all outstanding Revolving Credit Loans plus Letter of Credit Obligations to an amount less than or equal to the then current Borrowing Base. If at any time after the Borrowers have complied with the first sentence of this Section 2.07(c), the aggregate amount of Letter of Credit Obligations is greater than the then current Borrowing Base, the Borrowers shall provide cash collateral to the Agent in the amount of such excess, which cash collateral shall be deposited in an interest bearing account maintained by the Agent and, provided that no Event of Default shall have occurred and be

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continuing, returned to the Borrowers at such time as (x) the aggregate Letter of Credit Obligations plus (y) the aggregate principal amount of all outstanding Revolving Credit Loans no longer exceeds the then current Borrowing Base.
(ii)    [Reserved]
(d)    Immediately upon the receipt by any Loan Party of any Net Proceeds from the issuance, sale, assignment, transfer or other disposition of any Capital Stock, debt securities or assets of a Company (other than Net Proceeds from the sale of Inventory in the ordinary course of business), the Borrowers shall make a prepayment of the Revolving Credit Loans in an amount equal to the amount of such Net Proceeds, provided that the Borrowers shall not be required to make such prepayment (x) to the extent any Loan Party must pay such Net Proceeds of Term Loan Facility First Lien Collateral (as defined in the applicable Intercreditor Agreement), or Net Proceeds of the issuance to a third party of any Capital Stock of any Company that would be, but for such issuance, Term Loan Facility First Lien Collateral (as defined in the applicable Intercreditor Agreement), to the applicable Term Loan Agent and permanently repay, prepay or redeem Indebtedness under the applicable Term Loan Agreement, provided further that in the case of any issuance, sale, assignment, transfer or other disposition of any Capital Stock, debt securities or assets of a Company that includes both IDB Revolving Facility First Lien Collateral (as defined in the Intercreditor Agreement) and Term Loan Facility First Lien Collateral, a mandatory prepayment shall not be required pursuant to this Section 2.07(d) solely to the extent such Net Proceeds are attributable to the fair value of such Term Loan Facility First Lien Collateral (net of any related transferred liabilities, in each case as determined reasonably and in good faith by the chief financial officer of the Borrowers), or (y) based on or resulting from Alon Brands Issuance Proceeds. Notwithstanding the foregoing (but subject to the proviso in clause (x)), (i) the Borrowers shall not be required to prepay the Revolving Credit Loans in the case of intercompany Indebtedness between the Loan Parties permitted by Sections 7.02(b) and 7.02(e) and (ii) the Administrative Borrower may, as to any amounts that would constitute Net Proceeds of the sale, assignment, transfer or other disposition of any Term Loan Facility First Lien Collateral (as defined in the applicable Intercreditor Agreement), deliver to the Agent, at the time of receipt of such amounts by any Loan Party, a certificate of an officer stating that it intends to reinvest such amounts in productive assets of a kind then used or usable in the business of the Parent or its Subsidiaries (and, to the extent the assets sold in such asset sale constituted Collateral, which will be subject to a perfected security interest in favor of the Agent, subject only to the security interests of the Term Loan Agents, securing the Obligations under this Agreement), within 365 days of receipt of such amounts (or in the case of insurance or condemnation proceeds, within 18 months of receipt of such amounts), and such amounts shall be deemed not to constitute Net Proceeds if, so long as and to the extent that (A) no Default or Event of Default shall have occurred and be continuing at the time of delivery of such certificate or at the proposed time of the application of such amounts, (B) such amounts may, pending their use to acquire such assets, be deposited with and held by the applicable Term Loan Agent in an account over which such Term Loan Agent shall have sole control and exclusive rights of withdrawal subject to and consistent with the terms of the applicable Intercreditor Agreement, and which shall be subject to a perfected security interest in favor of the WC Collateral Agent under the Security Documents, (C) the aggregate amount held pending reinvestment at any time pursuant to this sentence under each Term Loan Agreement shall not exceed $40,000,000 and

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(D) such amounts shall in fact be reinvested in assets meeting the requirements set forth above within such 365-day (or 18 month) period (it being agreed that any amounts as to which any of the foregoing requirements shall at any time not be satisfied shall constitute Net Proceeds and shall be applied to prepay the Revolving Credit Loans to the extent required by this Section 2.07 or (to the extent required in accordance with clause (x) above) the applicable Term Loan Agreement).
(e)    Any prepayment made pursuant to this Section 2.07 shall be (i) accompanied by accrued interest on the principal amount being prepaid to the date of prepayment and (ii) subject to the terms of the Intercreditor Agreement.
(f)    All funds deposited on a Business Day into the Agent Account or directly to the Payment Office or any other account designated by the Agent to the Administrative Borrower shall be applied by the Agent to the payment, in whole or in part, to the outstanding Revolving Credit Loans as of such Business Day, subject to Section 4.02 hereof.
Section 2.08    Fees.
(a)    Unused Line Fee. From and after the Effective Date until the Final Maturity Date, the Borrowers shall pay to the Agent for the account of the Lenders in accordance with the Lenders' respective Pro Rata Shares and in immediately available funds, an unused line fee (the "Unused Line Fee") accruing at the rate of 85/100ths of 1% (0.85%) per annum on the excess, if any, of the Total Commitment over the sum of the average amount of all Revolving Credit Loans and Letter of Credit Obligations outstanding from time to time. Solely for the purposes of calculating the Unused Line Fee, the total amount of Letters of Credit Obligations shall be determined based upon the maximum stated amount of each Letter of Credit and each such Letter of Credit shall be deemed to be outstanding at the maximum stated amount until the expiry date of each such Letter of Credit, irrespective of whether the maximum stated amount was reduced or such Letter of Credit was terminated prior to the expiry date of such Letter of Credit. The Unused Line Fee shall be payable quarterly in arrears on the first Business Day of each January, April, July and October of each year and shall be non-refundable.
(b)    [Reserved]
(c)    Letter of Credit Fees. From and after the Effective Date until all Letters of Credit have been terminated, the Borrowers shall pay to the Agent the Letter of Credit Fees set forth in and to be paid in accordance with Section 3.03(b) hereof.
(d)    Field Examination Fee. The Borrowers shall pay the reasonable out of pocket fees, costs, expenses and charges of auditors, appraisers and professionals employed or retained by the Agent to review, inspect, audit or monitor any of the Collateral prior to the Effective Date and from time to time thereafter (the "Field Examination Fee").
(e)    General. It is understood and agreed that on the Effective Date, all fees that are payable on the "Obligations" (as defined in the Existing Revolving Credit Agreement) that have accrued and are unpaid as of such date, shall continue to be due and owing (notwithstanding the effectiveness of this Agreement) upon the effectiveness of this Agreement.

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Section 2.09    Eurodollar Rate Not Determinable; Illegality or Impropriety.
(a)    In the event, and on each occasion, that on or before the day on which the Eurodollar Rate is to be determined for a borrowing that is to include Eurodollar Loans, the Agent has determined in good faith that, or has been advised by the Required Lenders that, (i) the Eurodollar Rate cannot be determined for any reason, (ii) the Eurodollar Rate will not adequately and fairly reflect the cost of maintaining Eurodollar Loans or (iii) Dollar deposits in the principal amount of the applicable Eurodollar Loans are not available in the Interbank Market, the Agent shall, as soon as practicable thereafter, give written notice of such determination to the Administrative Borrower and the Lenders. In the event of any such determination, any request by the Administrative Borrower for a Eurodollar Loan pursuant to Section 2.03 shall, until, in the case of such a determination by the Required Lenders, the Agent has been advised by the Required Lenders and the Agent has so advised the Administrative Borrower that, or in the case of a determination by the Agent, the Agent has advised the Administrative Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Loan. Each determination by the Agent and/or the Required Lenders hereunder shall be conclusive and binding absent manifest error.
(b)    In the event that it shall be unlawful or improper for any Lender to make, maintain or fund any Eurodollar Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Agent and the Administrative Borrower describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make Eurodollar Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Agent and the Administrative Borrower. If any such change shall make it unlawful or improper for any Lender to maintain any outstanding Eurodollar Loan as a Eurodollar Loan, such Lender shall, upon the happening of such event, notify the Agent and the Administrative Borrower, and the Borrowers shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the then current Interest Period for such Eurodollar Loan, convert each such Eurodollar Loan into a Base Rate Loan.
Section 2.10    Indemnity.
(a)    The Borrowers hereby jointly and severally indemnify each Lender and each Lender's Affiliate against, and hereby agree to hold them harmless from, any loss or expense that such Lender or such Affiliate sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender or such Affiliate to fund or maintain any Eurodollar Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Borrowers to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (ii) any failure by the Borrowers to borrow any Eurodollar Loan hereunder, to convert any Base Rate Loan into a Eurodollar Loan or to continue a Eurodollar Loan as such after notice of such borrowing, conversion or continuation has been given pursuant to Section 2.03 or Section 2.11, (iii) any payment, prepayment (mandatory or optional) or conversion of a Eurodollar Loan required by any provision of this Agreement or otherwise made on a date other than the last day

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of the Interest Period applicable thereto (including, without limitation, any transfer of Eurodollar Loans required by the Borrowers pursuant to Section 2.10(b) hereof or otherwise), (iv) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Revolving Credit Loan or any part thereof as a Eurodollar Loan, provided that the indemnity made under this Section 2.10 shall be limited to losses and expenses incurred on or prior to the end of the relevant Interest Period. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender or such Affiliate, of (i) the amount of interest that would otherwise have accrued on the principal amount so prepaid or converted or continued or not borrowed or converted or continued for the period from the date of such prepayment, conversion or continuation (or failure to borrow, convert or continue) to the last day of the then current Interest Period for such Revolving Credit Loan at the applicable rate of interest for such Revolving Credit Loan provided for herein, less (ii) the amount of interest that otherwise would have accrued on such principal amount from the date of such prepayment, conversion or continuation (or failure to borrow, convert or continue) until the end of the then current Interest Period at a rate per annum equal to the Eurodollar Rate for such period (as reasonably determined by the Agent). A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender or such Lender's Affiliate is entitled to receive pursuant to this Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Administrative Borrower and shall be conclusive and binding absent manifest error.
(b)    Notwithstanding paragraph (a) of this Section 2.10, the Agent will use reasonable efforts to minimize or reduce any such loss or expense resulting from the mandatory prepayments required by Section 2.07 of this Agreement by (i) applying all payments and prepayments to Revolving Credit Loans bearing interest at the Base Rate prior to any application of payments to Revolving Credit Loans bearing interest at the Eurodollar Rate and (ii) after all Base Rate Loans have been paid in full, calculating any such loss or expense based upon the net decrease in Eurodollar Loans on a day after giving effect to all prepayments and all Revolving Credit Loans made on such day.
Section 2.11    Continuation and Conversion of Revolving Credit Loans. Subject to Section 2.09 hereof, the Borrowers shall have the right, at any time, on three (3) Business Days' prior irrevocable written or telecopy notice from the Administrative Borrower to the Agent, to continue any Eurodollar Loan, or any portion thereof, into a subsequent Interest Period or to convert any Base Rate Loan or portion thereof into a Eurodollar Loan, or on one (1) Business Day's prior irrevocable written or telecopy notice from the Administrative Borrower to the Agent, to convert any Eurodollar Loan or portion thereof into a Base Rate Loan, subject to the following:
(i)    no Eurodollar Loan may be continued as such and no Base Rate Loan may be converted into a Eurodollar Loan, when any Event of Default or Default shall have occurred and be continuing at such time;

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(ii)    in the case of a continuation of a Eurodollar Loan as such or a conversion of a Base Rate Loan into a Eurodollar Loan, the aggregate principal amount of such Eurodollar Loan shall not be less than $1,000,000 and in multiples of $500,000 if in excess thereof;
(iii)    in the case of a conversion from a Eurodollar Loan to a Base Rate Loan accrued interest on the Revolving Credit Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;
(iv)    any portion of a Revolving Credit Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Loan; and
(v)    if any conversion of a Eurodollar Loan shall be effected on a day other than the last day of an Interest Period, the Borrowers jointly and severally agree to reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.10.
In the event that the Administrative Borrower shall not give notice to continue any Eurodollar Loan into a subsequent Interest Period, such Revolving Credit Loan shall automatically become a Base Rate Loan at the expiration of the then current Interest Period, subject to the other provisions of this Agreement.
Section 2.12    Taxes.
(a)    All payments by the Borrowers hereunder, under the Revolving Credit Notes or under any other Loan Document shall be made without deduction or withholding except as required by applicable law. If any applicable law requires the deduction or withholding of any taxes, levies, imposts, deductions, charges, fees or withholdings of any nature by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, excluding (i) taxes imposed on or measured by net income (however denominated), branch profits taxes, and franchise taxes, in each case, (A) imposed by the jurisdiction in which the applicable Recipient is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Recipient’s principal office or relevant lending office is located or any political subdivision thereof or taxing authority thereof, or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. Federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Credit Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Revolving Credit Loan or Revolving Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.12, amounts with respect to such taxes were payable to either the Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) taxes attributable to such Recipient’s failure to comply with Section 2.12(c); provided, however, that should such Recipient become subject to Taxes because of its failure to deliver a form required under Section 2.12(c), the Borrowers shall take such steps as the Lender shall reasonably request to assist such Lender to recover such Taxes, and (iv) any U.S. Federal

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withholding taxes imposed under FATCA (collectively, “Excluded Taxes” and such taxes other than Excluded Taxes being hereinafter collectively referred to as "Taxes") from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Recipient pursuant to this sentence) the Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings, and (iii) Borrowers shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter, the Borrowers shall send the Agent an official receipt, a copy of the return reporting such payment or such other documentation as shall be reasonably satisfactory to the Agent showing payment. In addition, the Borrowers jointly and severally agree to pay any present or future stamp, court or documentary, intangible, recording, filing or similar taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Revolving Credit Notes, the Letters of Credit or any other Loan Document, except any such taxes, charges or levies that are Other Connection Taxes imposed with respect to an assignment (such nonexcluded taxes being hereinafter collectively referred to as "Other Taxes").
(b)    The Borrowers jointly and severally agree to indemnify each Recipient for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Recipient and any liability (including penalties, interest and reasonable expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 10 days from the date on which such Recipient makes written demand which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim.
(c)    Any Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Agent (in such number of copies as shall be requested by the recipient) prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Agent), whichever of the following is applicable:
(i)    in the case of a Lender that is a U.S. Person, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(ii)    in the case of a Lender that is not a U.S. Person:
(A)         claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments

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under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(B)         engaged in a U.S. trade or business, executed originals of IRS Form W-8ECI;
(C)         claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a "10 percent shareholder" of any Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Internal Revenue Code (a "US Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or
(D)         that is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or G-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; and
(iii)    it shall, promptly upon the Administrative Borrower's or the Administrative Agent’s reasonable request to that effect, deliver to the Administrative Borrower and the Administrative Agent such other forms or similar documentation as may be required from time to time by any applicable law, treaty rule or regulation in order to establish such Lender's tax status for withholding purposes. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation by a Lender (other than such documentation set forth in Section 2.12(c)(i) and (c)(ii) above) shall not be required if in such Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender;
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.

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(d)    Any Lender that is not a U.S. Person claiming any indemnity payment or additional amounts payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with legal, regulatory and policy considerations of such Lender) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts which may thereafter accrue and would not, in the sole and absolute determination of such Lender, be otherwise disadvantageous to such Lender.
(e)    If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Administrative Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower or the Agent as may be necessary for the Administrative Borrower and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(f)    For purposes of this Section 2.12, the term “applicable law” includes FATCA and the term “Lender” includes any L/C Issuer.
(g)    Any Lender that is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia claiming any indemnity payment or additional amounts payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with legal, regulatory and policy considerations of such Lender) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts which may thereafter accrue and would not, in the sole and absolute determination, exercised in good faith, of such Lender, be otherwise disadvantageous to such Lender.
Section 2.13    Reserved
ARTICLE III

LETTERS OF CREDIT
Section 3.01    Letters of Credit.
(a)    IDB, as an L/C Issuer, has established and issued, at the request of and on behalf of the Borrowers, "Letters of Credit" (as defined in the Existing Revolving Credit Agreement) prior to the Effective Date, some of which remain outstanding on the Effective Date

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(immediately prior to the effectiveness of this Agreement). Upon the effectiveness of this Agreement, each such "Letter of Credit" shall automatically be deemed to be a "Letter of Credit" issued by IDB, as an L/C Issuer, on behalf of the Borrowers under this Agreement. In addition, the Borrowers have requested the L/C Issuer to continue to establish and open, from time to time, documentary and standby letters of credit, which shall not have expiration dates that exceed 364 days (or such longer period as may be approved by the Agent) from the date of issuance (the "Letters of Credit"), and each L/C Issuer has agreed to do so, subject to the terms hereof and each Letter of Credit Application (as hereinafter defined). A Borrower will be the account party for each application for a Letter of Credit, which shall be substantially in the form of Exhibit F hereto or on a computer transmission system approved by the applicable L/C Issuer or such other written form or written transmission system as may from time to time be approved by the applicable L/C Issuer, and shall be duly completed in a manner reasonably acceptable to the applicable L/C Issuer, together with such other certificates, agreements, documents and other papers and information as the applicable L/C Issuer may reasonably request (the "Letter of Credit Application"). In the event of any conflict between the terms of the Letter of Credit Application and this Agreement, unless otherwise expressly provided herein, the terms of this Agreement shall control.
(b)    The aggregate Letter of Credit Obligations shall not exceed the lower of (i) the difference between (A) the Total Commitment and (B) the aggregate principal amount of Revolving Credit Loans then outstanding and (ii) the difference between (A) the aggregate Borrowing Base and (B) the aggregate principal amount of the Revolving Credit Loans then outstanding. The terms and conditions of all Letters of Credit and all changes or modifications thereof by the applicable Borrower and/or the applicable L/C Issuer shall in all respects be subject to the prior approval of the Agent in the reasonable exercise of its sole and absolute discretion; provided, however, that (i) the expiry date of all Letters of Credit shall be no later than fifteen days prior to the Final Maturity Date unless, on or prior to fifteen days prior to the Final Maturity Date, either (A) such Letters of Credit shall be cash collateralized in an amount equal to 105% of the face amount of such Letters of Credit by the deposit of cash in such amount in an account under the sole and exclusive control of the Agent for the benefit of the Agent and/or the applicable L/C Issuer (the "Letter of Credit Collateral Account") or (B) the Borrowers shall provide the Agent and the Lenders with an indemnification, in form and substance reasonably satisfactory to the Agent, from a commercial bank or other financial institution acceptable to the Agent for any Letter of Credit Obligations with respect to such Letters of Credit and (ii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to the Agent and the applicable L/C Issuer.
(c)    The Agent shall have the right, without notice to the Borrowers, to charge the Loan Account with the amount of any and all indebtedness, liabilities and obligations of any kind due and payable under this Agreement (including Reimbursement Obligations, indemnification for breakage costs, capital adequacy and reserve requirement charges due and payable under this Agreement) incurred by an L/C Issuer with respect to a Letter of Credit. Any amount charged to the Loan Account shall be deemed a Revolving Credit Loan hereunder made by the Lenders to the Borrowers, funded by the Agent on behalf of the Lenders and subject to Section 2.05 of this Agreement. Any charges, fees, commissions, costs and expenses charged by an L/C Issuer in connection with or arising out of Letters of Credit or transactions relating

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thereto pursuant to the application and agreement for letter of credit or other related agreements or documents executed by the Borrowers in connection with any such Letter of Credit will be charged by the Agent to the Loan Account in full and, when charged, shall be conclusive and binding on the Borrowers absent manifest error. Each of the Lenders and the Borrowers agrees that the Agent shall have the right to make such charges regardless of whether any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.
(d)    The Borrowers jointly and severally unconditionally indemnify the Agent, each L/C Issuer and each Lender and agrees to hold the Agent, each L/C Issuer and each Lender harmless from any and all loss, claim or liability incurred by the Agent, any L/C Issuer or any Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by an L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the Agent, such L/C Issuer or such Lender as determined by a final judgment of a court of competent jurisdiction.
(e)    None of the Agent, the Lenders or the L/C Issuers shall be responsible for the existence, character, quality, quantity, condition, value or delivery of the fuel, fuel by-products or other goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, value or delivery of such goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereof even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipments, or failure or omission to ship any or all of such goods referred to in the Letters of Credit or documents; any deviation from instructions, delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and a Borrower. Furthermore, without limiting any of the foregoing, none of the Agent, the L/C Issuers and the Lenders shall be responsible for any act or omission with respect to or in connection with any goods covered by any Letter of Credit.
(f)    The Borrowers agree that any action taken by the Agent, any L/C Issuer or any Lender, if taken in good faith, under or in connection with the Letters of Credit, the drafts or acceptances, the guarantees or the Collateral, shall be binding on the Borrowers and shall not cause any of the Agent, the L/C Issuers or the Lenders to have any liability to the Borrowers. In furtherance of the foregoing, each L/C Issuer shall have the full right and authority to clear and resolve any questions of non‑compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances, all in such L/C Issuer's sole name, without any notice to or any consent from any Borrower or any Lender. Each L/C Issuer shall use

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reasonable efforts to consult with the Administrative Borrower before taking any action pursuant to this Section 3.01(f).
(g)    Without the applicable L/C Issuer's express consent, the Borrowers agree: (i) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or Letter of Credit Applications; and (ii) after the occurrence of an Event of Default, not to (A) clear and resolve any questions of non-compliance of documents, or (B) give any instructions as to acceptances or rejection of any documents or goods.
(h)    The Borrowers agree that (i) any necessary and material import, export or other license or certificate for the import or handling of Inventory will have been promptly procured; and (ii) all foreign and domestic material governmental laws and regulations in regard to the shipment and importation of Inventory or the financing thereof will have been promptly and fully complied with, in each case, where the failure to obtain such certificate or license or the failure to comply with such laws and regulations would have a Material Adverse Effect; and any certificates in that regard that the Agent or any L/C Issuer may at any time reasonably request will be promptly furnished. In this connection, the Borrowers warrant and represent that all shipments made under any Letters of Credit are in accordance with all material laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. As between the Borrowers, on the one hand, and the Agent, the Lenders and the L/C Issuers, on the other hand, the Borrowers assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. As between the Borrowers, on the one hand, and the Agent, the Lenders and the L/C Issuers, on the other hand, any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where such Inventory is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrowers' risk, liability and responsibility.
(i)    Upon any payments made to an L/C Issuer by the Agent or the Lenders as reimbursement for payments made by such L/C Issuer under any Letter of Credit, the Agent or the Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Revolving Credit Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrowers in favor of such L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and the Lenders and apply in all respects to the Agent and the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.
(j)    For the avoidance of doubt, any outstanding Letters of Credit under the Existing Credit Agreement at the time of the Effective Date shall continue as Letters of Credit under this Agreement, at the applicable rates and on such other terms as set forth herein.

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Section 3.02    Participations.
(a)    Participations in Bank Leumi Letters of Credit.
(i)    Purchase of Participations by Agent in Bank Leumi Letters of Credit. Immediately upon issuance by Bank Leumi, as L/C Issuer, of any Letter of Credit pursuant to this Agreement, the Agent shall be deemed to have irrevocably and unconditionally purchased and received from Bank Leumi, as L/C Issuer, without recourse or warranty, an undivided interest and participation in all obligations of Bank Leumi, as L/C Issuer, in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto pursuant to the Letters of Credit, the Letters of Credit Applications or otherwise).
(ii)    Sharing of Payments. In the event that Bank Leumi, as L/C Issuer, makes any payment in respect of a Letter of Credit and the Borrowers shall not have repaid such amount to the Agent for the account of the L/C Issuer, the Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 3.01(c) and 4.02.
(iii)    Obligations Irrevocable. The obligations of the Agent to make payments for the account of the L/C Issuer with respect to a Letter of Credit issued by Bank Leumi, as L/C Issuer, shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(A)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(B)    the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, Bank Leumi, as L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or other party and the beneficiary named in such Letter of Credit);
(C)    any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(D)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(E)    any failure by Bank Leumi, as L/C Issuer, or the Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

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(F)    any payment by Bank Leumi, as L/C Issuer, under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
(G)    the occurrence of any Default or Event of Default.
(b)    Participations in Obligations to Agent in Respect of Bank Leumi Letters of Credit.
(i)    Purchase of Participations by Lenders in Respect of Bank Leumi Letters of Credit. Immediately upon issuance by Bank Leumi, as L/C Issuer, of any Letter of Credit pursuant to this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in all obligations of the Agent to reimburse Bank Leumi, as L/C Issuer, in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto pursuant to the Letters of Credit, the Letters of Credit Applications or otherwise).
(ii)    Sharing of Payments. In the event that the Agent makes any payment to Bank Leumi, as L/C Issuer, in respect of a Letter of Credit pursuant to Section 3.02(a), the Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 3.01(c) and 4.02.
(iii)    Obligations Irrevocable. The obligations of a Lender to make payments to the Agent (to reimburse the Agent for payments made to Bank Leumi with respect to a Letter of Credit issued by Bank Leumi, as L/C Issuer), shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(A)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(B)    the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, Bank Leumi, as L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or other party and the beneficiary named in such Letter of Credit);
(C)    any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(D)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

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(E)    any failure by Bank Leumi, as L/C Issuer, or the Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;
(F)    any payment by Bank Leumi, as L/C Issuer, under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
(G)    the occurrence of any Default or Event of Default.
(c)    Participations in IDB Letters of Credit.
(i)    Purchase of Participations in IDB Letters of Credit. Immediately upon issuance by IDB, as L/C Issuer, of any Letter of Credit pursuant to this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from IDB, as L/C Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in all obligations of IDB, as L/C Issuer, in such Letter of Credit (including, without limitation, all Reimbursement Obligations of the Borrowers with respect thereto pursuant to the Letters of Credit, the Letters of Credit Applications or otherwise).
(ii)    Sharing of Payments. In the event that IDB, as L/C Issuer, makes any payment in respect of a Letter of Credit and the Borrowers shall not have repaid such amount to the Agent for the account of IDB, as L/C Issuer, the Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 3.01(c) and 4.02.
(iii)    Obligations Irrevocable. The obligations of a Lender to make payments to the Agent for the account of IDB, as L/C Issuer, with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(A)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(B)    the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, IDB, as L/C Issuer, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or other party and the beneficiary named in such Letter of Credit);
(C)    any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

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(D)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(E)    any failure by IDB, as L/C Issuer, or the Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;
(F)    any payment by IDB, as L/C Issuer, under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
(G)    the occurrence of any Default or Event of Default.
Section 3.03    Issuance of Letters of Credit; Fees.
(a)    Request for Issuance. The Administrative Borrower may from time to time, upon notice not later than 12:00 noon, New York City time, at least three Business Days in advance, request an L/C Issuer to establish or open a Letter of Credit by delivering to the Agent, with a copy to such L/C Issuer, a letter of credit application, together with any necessary related documents. The Agent shall direct such L/C Issuer not to issue a Letter of Credit if the Agent shall have received written notice from the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 5.02 will not have been satisfied on such date, and neither any L/C Issuer nor the Agent shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 have been satisfied. The Administrative Borrower will make a good faith effort to request Letters of Credit from each L/C Issuer in proportion to such L/C Issuer's respective Pro Rata Share of the Obligations; provided that if (i) Availability is less than $5,000,000, or (ii) an Event of Default has occurred and is continuing, then only IDB, in its capacity as an L/C Issuer, may issue Letters of Credit for the account of the Borrowers.
(b)    Letters of Credit Fees.
(i)    The Borrowers shall pay to the Agent for the ratable account of the applicable L/C Issuer a nonrefundable administration fee (a "Letter of Credit Administration Fee") for each Letter of Credit issued hereunder and for each amendment to a Letter of Credit that increases the stated amount of such Letter of Credit, such fee to be equal to 1/10 of 1% (0.10%) of the initial stated amount of such Letter of Credit or the increase in the stated amount of such existing Letter of Credit, as the case may be. The Letter of Credit Administration Fee shall be payable, in the case of the issuance of a Letter of Credit, in advance of or prior to the issuance of such Letter of Credit and, in the case of an amendment of an existing Letter of Credit, in advance of or prior to the amendment of such existing Letter of Credit. In addition, the Borrowers shall pay to the Agent for the account of the Lenders, in accordance with the Lenders' Pro Rata Shares, (x) for each Letter of Credit issued hereunder, a nonrefundable issuance fee (a "Letter of Credit Issuance Fee") equal to 2.25% per annum of the stated amount of such Letter of Credit, and (y) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit, a nonrefundable amendment fee (a "Letter of

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Credit Amendment Fee") equal to 2.25% per annum of the increase in the stated amount of such Letter of Credit.
(ii)    The Borrowers shall pay to each L/C Issuer the standard charges from time to time assessed by such L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit.
(iii)    The Borrowers hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Sections 3.01(c) and 4.02 of this Agreement with the amount of any Letter of Credit Fees or other charges due under this Section 3.03.
ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION
Section 4.01    Audit and Collateral Monitoring Fees. Each Company acknowledges that the Agent and the WC Collateral Agent may upon reasonable notice to such Company conduct audits and/or field examinations of such Company at any reasonable time and from time to time in a manner so as to not unduly disrupt the business of such Company, provided that such notice shall not be required if an Event of Default has occurred and is continuing. The Borrowers jointly and severally agree to pay, for the account of the Agent, the reasonable charges of each examiner plus the examiner's reasonable out-of-pocket costs and expenses incurred in connection with all such visits, inspections, audits and examinations.
Section 4.02    Payments; Computations and Statements.
(a)    The Borrowers will make each payment hereunder and under the Revolving Credit Notes not later than 11:00 a.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent at the Payment Office. All payments received by the Agent after 11:00 a.m. (New York City time) on any Business Day will be credited to the relevant Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without defense, set-off or counterclaim to the Agent and the Lenders. Except as provided in Section 2.05, after receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. Any amounts not paid to a Lender in accordance with the preceding sentence following receipt by the Agent (to the extent such amounts exceed $500,000 in the aggregate) shall accrue interest from the date such amount is received by the Agent until the date such amount is paid to such Lender, at a rate per annum equal to the Federal Funds Rate for three Business Days and thereafter at the Prime Rate. The payment by the Borrowers of any amount to the Agent for the account of the Lenders shall discharge the obligation of the Borrowers for such amount, whether or not received by the Lenders, to the extent that such payment is made in immediately available funds, such amount is not required to be returned to

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the Borrowers under any applicable bankruptcy law or other law and the distribution of such amount shall not be enjoined. The Lenders and the Borrowers hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account of the Borrowers (or any sub-account thereof) with any amount due and payable by the Borrowers under any Loan Document to which any Borrower is a party. Each of the Lenders and the Borrowers agree that the Agent shall have the right to make such charges whether or not any Event of Default or Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Revolving Credit Loan hereunder made by the Lenders to the Borrowers, funded by the Agent on behalf of the Lenders and subject to Section 2.05 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion. It is expressly understood and agreed by the Companies that the Agent and the Lenders shall have no responsibility to inquire into the correctness of the application apportionment, allocation or disposition of the proceeds of Revolving Credit Loans or Letters of Credit by or at the direction of the Borrowers or any fees, costs or expenses for which the Borrowers are obligated under this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of a Eurodollar Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
(b)    The Agent shall use good faith efforts to provide each Borrower and each Lender, promptly after the end of each calendar month, a summary statement (in the form from time to time used by Agent) of the opening and closing daily balances in the Loan Account during such month, the amounts and dates on all Revolving Credit Loans and Agent Advances made during such month, the amounts and dates of all payments on account of the Revolving Credit Loans to the Borrowers during such month and the Revolving Credit Loans to which such payments were applied, the amount of interest accrued on the Revolving Credit Loans to the Borrowers during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrowers during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Revolving Credit Loans made to the Borrowers during such month to reimburse the Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to such Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall, 30 days after the same is sent, be presumed to be correct and shall constitute presumptive evidence of the information contained in such statement and shall be final and conclusive absent manifest error.
Section 4.03    Sharing of Payments, Etc. Except as provided in Section 2.05, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of

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payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith deliver such excess amount to the Agent and the Agent shall promptly distribute such amount in accordance with the terms hereof and in compliance with the terms of the Intercreditor Agreement.
Section 4.04    Apportionment of Payments.
(a)    Subject to Sections 2.05 and 12.01, all payments of principal and interest in respect of outstanding Revolving Credit Loans, all payments in respect of the Reimbursement Obligations, all payments of fees (other than the Letter of Credit Administration Fees, fees with respect to Letters of Credit provided for in Section 3.03(b)(ii) and the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Revolving Credit Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.
(b)    After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement and the Intercreditor Agreement, in such order and in such proportions as the Agent may determine in its sole and absolute discretion.
Section 4.05    Increased Costs and Reduced Return.
(a)    If any Lender or any L/C Issuer shall have determined that any Change in Law, or compliance by any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer with any directive of or guideline from any central bank or other Governmental Authority or the introduction of or change in any accounting principles applicable to any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer (in each case, whether or not having the force of law), shall (i) change the basis of taxation of payments to any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer of any amounts payable hereunder (except for Taxes indemnified pursuant to Section 2.12, taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and Other Connection Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Revolving Credit Loan or Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, any L/C Issuer or any Lender, or any Affiliate of such Lender or such L/C Issuer or (iii) impose on any L/C Issuer or any Lender or any Affiliate of such Lender or such L/C Issuer any other condition regarding this Agreement or any Revolving Credit Loan or Letter of Credit, and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase the cost to any L/C Issuer or any Lender of making any Revolving Credit Loan or issuing, guaranteeing or participating in any Letter of Credit, or to reduce any amount received or receivable by any L/C Issuer or any Lender hereunder, then, upon demand by such L/C Issuer or such Lender, the Borrowers shall pay to such L/C Issuer or such Lender such additional amounts as will compensate such L/C Issuer or such Lender for such increased costs or reductions in amount, together with interest on such additional amounts.

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(b)    If any Lender or any L/C Issuer shall have determined that any Change in Law affecting any L/C Issuer, any Lender or any Affiliate of such L/C Issuer or such Lender with respect to any Capital Guideline or any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any L/C Issuer, any Lender or any Affiliate of such L/C Issuer or such Lender, and any L/C Issuer or any Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Revolving Credit Loan made or maintained, any Letter of Credit issued or any guaranty or participation with respect thereto, or any L/C Issuer's, any Lender's or any such Person's Affiliate's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any L/C Issuer's, any Lender's, or any such Person's Affiliate's capital to a level below that which such L/C Issuer, such Lender or such Affiliate could have achieved but for such circumstances as a consequence of any Revolving Credit Loan made or maintained, any Letter of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Revolving Credit Loans, to issue Letters of Credit or such L/C Issuer's, such Lender's, or such Person's Affiliate's other obligations hereunder (in each case, taking into consideration such L/C Issuer's, such Lender's or such Affiliate's policies with respect to capital adequacy), then, upon demand by any L/C Issuer or any Lender, the Borrowers jointly and severally agree to pay to such L/C Issuer or such Lender from time to time such additional amounts as will compensate such L/C Issuer or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such L/C Issuer's, such Lender's or such Affiliate's capital.
(c)    All amounts payable under this Section 4.05 shall bear interest from the date that is three Business Days after the date of demand by an L/C Issuer or a Lender until payment in full to such L/C Issuer or such Lender at the Post-Default Rate. A certificate of any L/C Issuer or any Lender claiming compensation under this Section 4.05 specifying the event herein above described and the nature of such event shall be submitted by such L/C Issuer or such Lender to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, such L/C Issuer's or such Lender's reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error. The Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to subsections (a) or (b) of this Section 4.05 for any amounts incurred more than 12 months prior to the date that such Lender or such L/C Issuer notifies the Administrative Borrower of such Person's intention to claim compensation therefor, provided that if the circumstances giving rise to such claim have a retroactive effect, then such 12 month period shall be extended to include the period of such retroactive effect with respect to such claim.
Section 4.06    Joint and Several Liability of the Borrowers.
(a)    Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers

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and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligations. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.
(b)    The provisions of this Section 4.06 are made for the benefit of the Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.
(c)    Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.
ARTICLE V

CONDITIONS OF EFFECTIVENESS, LETTER OF CREDIT
ISSUANCE AND LENDING
Section 5.01    Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent:

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(a)    Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date, all fees, costs, expenses and taxes then due and payable by the Borrowers pursuant to Sections 2.08, 3.03 and 12.05 hereof.
(b)    Representations and Warranties; No Event of Default. The representations and warranties contained in Section 6.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to the Agent, the Lenders or any L/C Issuer pursuant hereto on or prior to the Effective Date shall be true and correct on and as of the Effective Date as though made on and as of such date; and no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement becoming effective in accordance with its terms.
(c)    Legality. The effectiveness of this Agreement shall not contravene any law, rule or regulation applicable to the Agent, the Lenders or any L/C Issuer.
(d)    Delivery of Documents. The Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Effective Date:
(i)    counterparts to this Agreement, duly executed by the Borrowers, each Guarantor Company and the Lenders;
(ii)    amended Revolving Credit Notes payable to the order of each Lender, in each case duly executed by the Borrowers and delivered by the Borrowers;
(iii)    amended and restated Schedules to this Agreement and the other Loan Documents;
(iv)    evidence satisfactory to the Agent of the filing of such UCC financing statements and UCC financing statement amendments, in such office or offices as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the security interests created by the Security Documents;
(v)    certified copies of request for copies of information on Form UCC‑11, listing all effective financing statements that name as debtor any Loan Party and which are filed in the offices referred to in paragraph (iv) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Agent, shall not show any such Liens;
(vi)    a copy of the resolutions adopted by the Board of Directors or equivalent governing body of each Loan Party, certified as of the Effective Date by authorized officers thereof, authorizing (x) the borrowings hereunder and the transactions contemplated by this Agreement and the other documents, instruments and agreements executed and/or to be delivered in connection herewith or therewith, and (y) the execution, delivery and performance by each Loan Party of this Agreement and the other

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documents, instruments and agreements executed and/or to be delivered in connection herewith or therewith;
(vii)    a certificate of an authorized officer of each Loan Party, certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the other agreements, instruments and documents to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith, together with evidence of the incumbency of such authorized officers;
(viii)    a certificate, dated as of a date (A) not more than thirty days prior to the Effective Date, of the appropriate official(s) of the states of incorporation, and (B) not more than one hundred and eighty days prior to the Effective Date, of the appropriate official(s) of each state of foreign qualification of each Loan Party, in each case, certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;
(ix)    a certificate from an authorized officer of each Loan Party, certifying (A) its charter, certificate of formation or other organizational document, or (B) its by-laws, limited liability agreement or limited partnership agreement or equivalent, and attaching a true, correct and complete copy of such document;
(x)    an opinion of Vinson & Elkins LLP, special counsel to the Loan Parties, as to such matters as the Agent may reasonably request;
(xi)    a certificate of the chief executive officer or the chief financial officer of the Administrative Borrower, certifying as to the matters set forth in subsection (b) of this Section 5.01;
(xii)    a copy of the projections required by Section 7.01(a)(vi) and the Business Plan;
(xiii)    a certified copy of each Drop Down Term Loan Document and each legal opinion delivered thereunder, as in effect on the date hereof, together with all exhibits and schedules thereto;
(xiv)    the Intercreditor Agreement between the WC Collateral Agent and the Drop Down Term Loan Agent, duly executed by the parties thereto;
(xv)    the MLP Intercompany Agreement Consent and Agreement, duly executed by the parties thereo;
(xvi)    certified copies of any amendments and modifications to the Lease Documents and any other material contract to which a Loan Party is or will be a party in connection with the execution and delivery of any Drop Down Term Loan Document or with the consummation of the MLP Transactions; and

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(xvii)    such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request including, without limitation, all inter-company management services agreements among the Borrowers and the Guarantors or between the Borrowers and third parties.
(e)    Proceedings; Receipt of Documents. All proceedings in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such special counsel may reasonably request.
(f)    Material Adverse Effect. The Lenders shall have determined, in their sole judgment, that no event or development has occurred after December 31, 2011 that may have a Material Adverse Effect.
(g)    Patriot Act. The Lenders shall have received all documentation and other information requested by the Lenders, as required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.
Section 5.02    Conditions Precedent to Revolving Credit Loans and Letters of Credit. As a condition precedent to the Agent or any Lender making any Revolving Credit Loan (excluding the continuation or conversion of any Revolving Credit Loan in accordance with Section 2.11 hereof), or any L/C Issuer establishing or opening any Letter of Credit, each of the following conditions precedent shall be fulfilled in a manner satisfactory to the Agent;
(a)    Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to Sections 2.08, 3.03 and 12.05 hereof.
(b)    Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Agent of a Notice of Borrowing with respect to a Revolving Credit Loan and the Borrowers' acceptance of the proceeds of such Revolving Credit Loan, or the submission by the Administrative Borrower of a Letter of Credit Application with respect to a Letter of Credit and the issuance of such Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date of such Revolving Credit Loan and the date of the issuance of such Letter of Credit that (i) the representations and warranties contained in Section 6.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to the WC Collateral Agent, the Agent, any L/C Issuer or any Lender pursuant hereto on or prior to the date of such Revolving Credit Loan or Letter of Credit are true and correct on and as of the date of such Revolving Credit Loan or the date of the issuance of such Letter of Credit as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case any such representation or warranty shall be true and correct on and as of such earlier date); and (ii) no Event of Default or Default has occurred and is continuing or would result from the making of the Revolving Credit Loan to be made on such date or the issuance of the Letter of Credit to be issued on such date.

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(c)    Legality. The making of such Revolving Credit Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to the Agent, the Lenders or the L/C Issuers, as the case may be.
(d)    Notices. Except in the case of a deemed borrowing of a Revolving Credit Loan pursuant to Section 3.01(c), the Agent shall have received (i) in the case of a borrowing, a Notice of Borrowing pursuant to and in accordance with Section 2.03 hereof, (ii) in the case of the issuance of a Letter of Credit, a Letter of Credit Application pursuant to and in accordance with Section 3.03(a) and (iii) a copy of any notices required to be delivered to the Agent pursuant to Section 7.01(a)(xiii).
(e)    Delivery of Documents. The Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
Section 6.01    Representations and Warranties. Each Company (and, to the extent set forth below, the Parent) represents and warrants as follows:
(a)    Organization, Good Standing, Etc. Each of the Companies and the Parent (i) is a corporation, limited liability company or limited partnership (as applicable) duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to make the borrowings hereunder (in the case of the Borrowers) and to consummate the transactions contemplated by the Loan Documents and the other Transaction Documents to which it is a party, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.
(b)    Authorization, Etc. The execution, delivery and performance by each of the Companies and the Parent of each Loan Document and each other Transaction Document to which it is a party, (i) have been duly authorized by all necessary corporate, company or partnership action, (ii) do not and will not contravene, in the case of a corporation, its charter or by-laws, in the case of a limited liability company, its certificate of formation and limited liability operating agreement, or any applicable equivalent document, and in the case of a limited partnership, its certificate of limited partnership and limited partnership agreement, or any applicable equivalent document, or any applicable law or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any such Loan Document or Term Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where such

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suspension, revocation, impairment, forfeiture or nonrenewal is not reasonably likely to have a Material Adverse Effect.
(c)    Governmental Approvals. No authorizations, approval or consent of or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by each Company and the Parent of any Loan Document or other Transaction Document to which it is or will be a party or for the validity or enforceability thereof, except for filings and other actions not required by the express terms of the Security Documents to be made or taken as of the Effective Date.
(d)    Enforceability of Transaction Documents. This Agreement is, and each other Loan Document and other Transaction Document to which each Company and the Parent is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally, the enforcement of creditors' rights and remedies and by general principles of equity.
(e)    Inventory Locations; Places of Business; Chief Executive Office. There is no location at which a Loan Party has any Inventory (except for Inventory in transit and other Inventory with an aggregate market value for all such Inventory not in excess of $500,000) other than (i) those locations listed on Part A of Schedule 6.01(e) hereto and (ii) any other locations approved in writing by the Agent pursuant to the definition of "Eligible Inventory." Part B of Schedule 6.01(e) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each storage facility at which Inventory of any Loan Party is stored. None of the receipts received by any Loan Party from any storage facility states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns. Part C of Schedule 6.01(e) sets forth a complete and accurate list of each location at which the books and records relating to the Inventory and Accounts Receivables of any Company are maintained or stored. Part D of Schedule 6.01(e) sets forth a complete and accurate list as of the date hereof of the location of the chief executive office of each Company. Notwithstanding anything contained herein to the contrary, the Administrative Borrower shall have the right to update Schedule 6.01(e) from time to time in accordance with Section 7.02(o) by delivering an updated Schedule 6.01(e) to the Agent.
(f)    Subsidiaries. Schedule 6.01(f) hereto is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock owned by the Parent and each Subsidiary of the Parent and includes an organizational chart of the Parent and each Subsidiary of the Parent as of the Effective Date. Except as provided in Schedule 6.01(f) hereto and except for the shares of Capital Stock of the Parent, Alon USA, and any Excluded Subsidiary, all shares of such Capital Stock owned by the Loan Parties, as indicated in such Schedule, are owned free and clear of all Liens other than Permitted Liens.

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(g)    Litigation. As of the Effective Date, there is no pending or, to the best of the Companies' knowledge threatened action, suit or proceeding affecting the Companies or any of their Subsidiaries before any court or other Governmental Authority or any arbitrator, except as set forth on Schedule 6.01(g) hereto and except for actions, suits and proceedings seeking money damages of less than $1,000,000 in the aggregate. There is no pending or, to the best of the Companies' knowledge, threatened action, suit or proceeding affecting the Companies or any of their Subsidiaries before any court or other Governmental Authority or any arbitrator which could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.
(h)    Financial Condition.
(i)    The Financial Statements, copies of which have been delivered to the Lenders, fairly present in all material respects the financial condition of the Companies and their Subsidiaries as at the respective dates thereof and the results of operations of the Companies and their Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since December 31, 2011, there has been no event or development that has had or may reasonably be expected to have a Material Adverse Effect.
(ii)    The Parent has heretofore furnished to the Agent and the Lenders the Business Plan and projected balance sheets, income statements and statements of cash flow for the period from December 31, 2011 to December 31, 2016, and the Business Plan, and such projections and Business Plan were believed at the time furnished and as of the Tenth Amendment Effective Date to be reasonable, have been prepared on a reasonable basis and in good faith by the Parent, and have been based on assumptions believed by the Parent to be reasonable at the time made and as of the Effective Date and upon the best information then reasonably available to the Parent.
(i)    Compliance with Law, Etc. Neither (i) any Borrower nor any other Company is in violation of its charter, by-laws, limited partnership agreement or limited liability agreement (as applicable) or (ii) any law or any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties except where, in the case of clause (ii) of this Section 6.01(i), such violation of an instrument or agreement is not reasonably likely to result in a Material Adverse Effect.
(j)    ERISA. Schedule 6.01(j) hereto sets forth each Employee Plan and Multiemployer Plan as of the Effective Date. Except as set forth on Schedule 6.01(j) hereto, (i) each Employee Plan is in substantial compliance with the applicable provisions of ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) no Employee Plan had an accumulated or waived funding deficiency or permitted decreases or has applied for an extension of any amortization period within the meaning of Section 412 of the

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Internal Revenue Code at any time during the previous 60 months, and (v) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months. Except as set forth on Schedule 6.01(j) hereto, neither the Companies nor any of their respective ERISA Affiliates, have incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, and the Companies are not aware of any facts indicating that any Company or any of their respective ERISA Affiliates may in the future incur any such withdrawal liability. As of the Effective Date, except as required by Section 4980B of the Internal Revenue Code or as otherwise set forth on Schedule 6.01(j) hereto, neither the Companies nor any of their respective ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Companies or any of their respective ERISA Affiliates or coverage after a participant's termination of employment. Neither the Companies nor any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.
(k)    Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by the Companies or their Subsidiaries have been filed, and all taxes, assessments and other governmental charges imposed upon the Companies or their Subsidiaries or any property of the Companies or their Subsidiaries and which have become due and payable on or prior to the date hereof have been paid, except (i) such filings or payments to be made by any of the Immaterial Companies, provided that the failure by such Immaterial Companies to make such filings or payments, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) to the extent payments are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.
(l)    Regulations T, U and X. None of the Companies nor any of their Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Revolving Credit Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(m)    Nature of Business. The Companies and their Subsidiaries (other than Alon Refining) are not engaged in any business other than (i) the ownership or leasing of certain of the Fixed Assets, the manufacturing, processing, distribution and marketing of fuel, fuel by-products, diesel, gas, asphalt and related goods and products and other businesses incidental thereto, and (ii) the operation of convenience stores and retail gasoline stations and other businesses incidental thereto. Alon Refining is not engaged in any other business other than the incurrence of the liabilities, if any, under the Loan Documents, the Contribution Agreement or the Indemnification Agreement and liabilities imposed by law incidental to its existence and permitted business and activities and the business and activities set forth in clauses (i) and (ii) above.

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(n)    Adverse Agreements, Etc. Neither the Companies nor any of their respective Subsidiaries is a party to any agreement or instrument, or subject to any charter or other organizational restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority or regulatory body, which has or, to the best knowledge of any Company in the future is reasonably likely to result in, a Material Adverse Effect.
(o)    Investment Company Acts. None of the Companies is an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.
(p)    Permits, Etc. Each Company (other than any Immaterial Company) has all material permits, licenses, authorizations and approvals required for it lawfully to own and operate its business.
(q)    Title to Properties. Each Company (other than any Immaterial Company) has good and marketable title to all of its personal properties and assets, and good and indefeasible title to all of its real property assets, in all cases, free and clear of all Liens, except for Permitted Liens.
(r)    Full Disclosure. No Loan Document or schedule or exhibit thereto and, subject to Section 6.01(h)(ii) in the case of financial projections, no certificate, report, statement or other document or information furnished in writing by or on behalf of the Companies to the Lenders in connection herewith or with the consummation of the transactions contemplated hereby, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made, provided that, with respect to financial projections, forecasts, budgets and other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon estimates and assumptions believed by the Loan Parties to be reasonable at the time made and at the time such information is so furnished (it being understood that such information is not a guarantee of financial or other performance and actual results may differ therefrom and that such differences may be material). There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Loan Parties or any Subsidiary (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and that have not been disclosed in such documents, certificates and statements.
(s)    Environmental Matters. Except as set forth on Schedule 6.01(s) hereto, (i) the operations of the Companies and their Subsidiaries are in material compliance with all applicable Environmental Laws except where non-compliance could not reasonably be expected to have a Material Adverse Effect; (ii) as of the Effective Date, there has been no Release at any of the properties owned or operated by any Company or any of its Subsidiaries or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Company or any of its Subsidiaries or any predecessor in interest except, in each case, where the Release could not reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Actions have been asserted against any Company or any

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of its Subsidiaries or any predecessor in interest which is reasonably likely to have a Material Adverse Effect, nor does any Company have knowledge or notice of any threatened or pending Environmental Action against any Company or any of its Subsidiaries or any predecessor in interest which is reasonably likely to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Company or any of its Subsidiaries or any predecessor in interest which are reasonably likely to result in a Material Adverse Effect; and (v) the Companies have caused to be delivered or made available to the Agent true and complete copies of all environmental reports, studies, investigations or material correspondence regarding any Releases, violations of Environmental Law or Environmental Costs of or by any of the Companies or any of their Subsidiaries or any environmental conditions at any of the properties owned or leased by any of the Companies or any of their Subsidiaries which are reasonably likely to result in a Material Adverse Effect, which are in possession of any Company or any of its Subsidiaries or any of their agents.
(t)    Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects as of the Effective Date and does not omit to state any information material thereto.
(u)    Insurance. The Companies keep their properties adequately insured and maintain (i) insurance to such extent and against such risks, including, flood, fire and environmental hazards, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by them, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by the Agent.
(v)    Use of Proceeds.
(i)    The proceeds of the Revolving Credit Loans (A) were and shall continue to be used for working capital in the ordinary course of business of the Borrowers and their Subsidiaries, (B) shall be used to pay fees and expenses in connection with this Agreement and the transactions contemplated hereby, and (C) for other purposes not prohibited by this Agreement.
(ii)    On the Drop Down Date, Alon Assets assumed the obligations of the Parent, and immediately thereafter the MLP assumed the obligations of Alon Assets, Inc., in respect of $250,000,000 of Parent Term Loans outstanding immediately prior to the Drop Down Date under the Parent Term Loan Agreement.
(iii)    The MLP used the Net Proceeds of the MLP IPO to repay Indebtedness outstanding under intercompany notes, and the proceeds of such repayment were used to repay Indebtedness outstanding under the Parent Term Loan Agreement (which aggregate principal amount of Parent Term Loans outstanding as of the Drop Down Date was $28,880,000 immediately after such repayment).

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(w)    Security Interests. The Security Documents create in favor of the WC Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien upon the Collateral. Each such security interest and Lien granted pursuant to a Security Document is, and upon the filing of the UCC financing statements described in Section 5.01(e), the recording of the Assignment For Security (Patents) and the Assignment For Security (Trademarks), referred to in the Security Agreements, in the United States Patent and Trademark Office, the recording of the amendments to the Mortgages referred to in Section 5.01(d)(x) in the offices set forth in Schedule 5.01(d)(x) hereto, such security interests in and Liens on the Collateral granted thereby shall be, perfected, first priority security interests (other than (i) with respect to any IDB Revolving Facility First Lien Collateral (as defined in the Intercreditor Agreement) with an aggregate market value not in excess of $500,000, (ii) any other Collateral with an aggregate market value not in excess of $1,000,000; provided that with respect to clause (ii), such security interests remain unperfected for a period in excess of thirty (30) days and are not replaced with assets in which the WC Collateral Agent has a perfected, first priority security interest with similar market value in replacement thereof and (iii) Permitted Liens and the priorities set forth in the Intercreditor Agreement), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (A) the filing of continuation statements in accordance with applicable law and as set forth in the relevant Security Documents, (B) the recording of an Assignment For Security (Patents) and an Assignment For Security (Trademarks) pursuant to the Security Agreements in the United States Patent and Trademark Office, with respect to after-acquired U.S. applications and registrations for patents and trademarks, respectively, and (C) the registration of all U.S. copyrights and the recordation of appropriate evidence of the Security Interest in the United States Copyright Office.
(x)    Solvency. After giving effect to the transactions contemplated or required to occur by the terms of the Transaction Documents, (i) the Borrowers are, individually, and together with its Subsidiaries, Solvent, and (ii) the Companies together with their Subsidiaries on a consolidated basis, are Solvent.
(y)    Employee and Labor Matters. (i) There is (A) no unfair labor practice complaint pending or, to the best knowledge of any Company, threatened against any Borrower or other Company (other than an Immaterial Company) before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Borrower or other Company (other than an Immaterial Company) which arises out of or under any collective bargaining agreement, (B) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Borrower or other Company (other than an Immaterial Company) and (C) to the best knowledge of each Company, no union representation question existing with respect to the employees of the Borrower or any other Company (other than an Immaterial Company) and no union organizing activity taking place with respect to any of the employees of any of them.
(z)    Certain Transaction Documents. The Borrowers have delivered to the Agent a complete and correct copy, as of the Effective Date, of each Term Loan Document, each Lease Document and the License Agreement, including all schedules and exhibits thereto and all agreements, instruments or other documents evidencing or governing any Capital Stock

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or Indebtedness issued in connection therewith. Each Term Loan Document, Lease Document and License Agreement sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of each Term Loan Document, Lease Document and License Agreement has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Capital Stock or other Person required by law or by any applicable corporate or other organizational documents) on the part of each Company party thereto and to the best of the Companies' knowledge, each other Person party thereto. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for such execution, delivery and performance other than those obtained on or prior to the Effective Date (other than filings and other actions not required to be made or taken as of the Effective Date). As of the Effective Date, each Lease Document and License Agreement is, and as of the Drop Down Date, each Drop Down Term Loan Document is, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms.
(aa)    Consummation of Transactions. (i) No Lease Document or License Agreement has been amended or otherwise modified, and there has been no breach of any material term or condition of any Lease Document or License Agreement, (ii) no material term of any Term Loan Document has been amended or otherwise modified in a manner adverse to the Lenders (it being understood and agreed that any extension of a termination or expiration date thereof shall not be considered adverse to the Lenders), and there has been no breach of any material term under any Term Loan Document, and (iii) all conditions precedent to each Lease Document and the License Agreement (and as of the Drop Down Date, each Drop Down Term Loan Document), and the consummation of the term loans, lease and license transactions pursuant thereto, have been fulfilled or waived, provided that such waiver does not relate to a material term that could reasonably be expected to have an adverse effect on the Lenders.
(bb)    Representations and Warranties in Documents; No Default. All representations and warranties made by any of the Companies as set forth in the Loan Documents or the Term Loan Documents are true and correct in all material respects at the time as of which such representations were made and on the Effective Date (except for representations and warranties relating to an earlier date, which shall be true and correct in all material respects on and as of such earlier date). No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.
(cc)    Location of Bank Accounts. Schedule 6.01(cc) hereto sets forth a complete and accurate list as of the Effective Date of all deposit accounts, securities accounts and other accounts maintained by the Companies (including the Cash Concentration Account and all Depository Accounts of the Borrowers) together with a description thereof (i.e. the bank at which such deposit or other account is maintained and the account number and the purpose thereof).
(dd)    Name; Jurisdiction of Organization; Organizational ID Number; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the Effective Date of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party,

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(iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), and (iv) the federal employer identification number of each Loan Party.
(ee)    First Purchaser Liens. None of the Hydrocarbon Products owned or purchased by any Loan Party is subject to a First Purchaser Lien except as any Loan Party may have previously notified the Agent in writing and indicated on each Borrowing Base Certificate provided to the Lenders. As of the Effective Date, no Inventory or other Collateral is subject to a First Purchaser Lien.
(ff)    PATRIOT Act, Etc. To the extent applicable, each Company and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No portion of the proceeds of any Revolving Credit Loan or Letter of Credit will be used, directly or indirectly, for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the United States Foreign Corrupt Practices Act of 1977. None of any Company nor any of its Subsidiaries nor, to the knowledge of any Company or any Subsidiary, any director, officer, agent, employee or Affiliate of any Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and no Borrower will directly or indirectly use the proceeds of any Revolving Credit Loan or Letter of Credit, or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
(gg)    MLP. Both immediately before and immediately after giving effect to the MLP IPO and the MLP Transactions (i) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien of the WC Collateral Agent thereon, are not adversely affected in any respect (other than with respect to priority only, as expressly provided in an Intercreditor Agreement), (ii) the WC Collateral Agent's security interest in all Collateral shall remain a perfected security interest, securing the Obligations, free and clear of all other Liens (other than Liens permitted in clauses (i), (ii), (iii), (iv), (v) or (vi) of Section 7.02(a), with the same (or better) priority as immediately prior to the consummation of any MLP Transaction, and the Companies shall have taken all actions necessary or reasonably requested by the WC Collateral Agent to maintain or protect the WC Collateral Agent's security interest and (iii) any asset of any Subsidiary of the Parent that constituted Collateral subject to the WC Collateral Agent's security interest shall constitute Collateral subject to the WC Collateral Agent's security interest (it being understood and agreed that the parties intend that the collateral immediately after the consummation of any MLP Transaction shall be the same as immediately before the consummation of any MLP Transaction)

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ARTICLE VII

COVENANTS OF COMPANIES
Section 7.01    Affirmative Covenants. So long as any principal of or interest on the Revolving Credit Loans, any Reimbursement Obligation or any other Letter of Credit Obligations (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Companies will unless the Required Lenders shall otherwise consent in writing:
(a)    Reporting Requirements. Furnish to the Lenders:
(i)    (A) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of the Parent in each Fiscal Year, consolidated balance sheets, consolidated statements of income and consolidated statements of cash flow of the Parent and its Consolidated Subsidiaries as at the end of such Fiscal Quarter; and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and (1) certified by the chief financial officer of the Parent as fairly presenting, in all material respects, the financial position and the results of operations and changes in financial position, as of the end of such Fiscal Quarter of the Parent and its Consolidated Subsidiaries, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Lenders, subject to year end adjustments, and (2) accompanied by a review report thereon of KPMG, LLP or other independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agent (it being agreed that any "Big Four" accounting firm shall be deemed acceptable), which report shall state that such accountants reviewed such consolidated balance sheets, statements of income and statements of cash flow and that based on such review, such accountants are not aware of any material modifications that should be made in such financial statements in order for them to be in conformity with GAAP; and
(B)    as soon as available and in any event within 90 days after the end of the first two Fiscal Quarters in each Fiscal Year, a balance sheet, statement of income and statement of cash flow of Alon LP (alone, without regard to its Subsidiaries) for the period from the beginning of such Fiscal Year to the end of such second Fiscal Quarter, setting forth in comparative form the corresponding figures for the first two Fiscal Quarters of the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and (1) certified by the chief financial officer of Alon LP as fairly representing, in all material respects, the financial position of Alon LP and the results of operations and changes in financial position of Alon LP, as of the end of such period, and (2) accompanied by a review report thereon of KPMG, LLP or other independent certified public accountants of recognized standing selected by Alon LP and satisfactory to the Agent (it being agreed that any "Big Four" accounting firm shall be deemed acceptable), which report shall state that such accountants reviewed such balance

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sheets, statements of income, and statements of cash flow and that based on such review, such accountants are not aware of any material modifications that should be made in such financial statements in order for them to be in conformity with GAAP and except for qualifications that the financial statements are alone, without regard to its Subsidiaries;
(ii)    as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent,
(A)    the audited consolidated balance sheets, consolidated statements of income and consolidated statements of stockholders' equity and consolidated statements of cash flow of the Parent and its Consolidated Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and (in the case of the consolidated balance sheets and statements of income, stockholders' equity and cash flow) accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of KPMG, LLP or other independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agent (it being agreed that any "Big Four" accounting firm shall be deemed acceptable), and
(B)    a balance sheet, statement of income and statement of cash flow of Alon LP as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and (1) certified by the chief financial officer of Alon LP as fairly representing, in all material respects, the financial position of Alon LP and the results of operations and changes in financial position of Alon LP, as of the end of such Fiscal Year, and (2) accompanied by a review report thereon of KPMG, LLP or other independent certified public accountants of recognized standing selected by Alon LP and satisfactory to the Agent (it being agreed that any "Big Four" accounting firm shall be deemed acceptable), which report shall state that such accountants reviewed such balance sheets, statements of income, and statements of cash flow and that based on such review, such accountants are not aware of any material modifications that should be made in such financial statements in order for them to be in conformity with GAAP.
(iii)    as soon as available and in any event within 30 days of the end of each Fiscal Month,
(A)    an internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of income and consolidated and consolidating statements of cash flow for such Fiscal Month of (x) the Parent and its Consolidated Subsidiaries and (y) Alon USA and its Consolidated Subsidiaries, in each case, for such Fiscal Month and for the period from the beginning of such Fiscal Year to the end of such Fiscal Month, all in form and detail consistent with that of the most recent monthly financial statements furnished to the Agent prior to the date hereof and certified by the chief financial officer of the Parent or Alon USA, as appropriate, as fairly presenting, in all material respects, the financial position of the

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Parent and its Consolidated Subsidiaries and Alon USA and its Consolidated Subsidiaries, in each case, as of the end of such Fiscal Month and the results of operations and changes in financial position of the Parent and its Consolidated Subsidiaries and Alon USA and its Consolidated Subsidiaries, in each case, for such Fiscal Month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agent, subject to normal year end audit adjustments and the absence of footnotes, and
(B)    an internally prepared balance sheet, statement of income and statement of cash flow for such Fiscal Month of Alon LP (alone, without regard to its Subsidiaries) and for the period from the beginning of such Fiscal Year to the end of such Fiscal Month, all in reasonable detail and prepared in accordance with GAAP and certified by the chief financial officer of Alon LP as fairly presenting, in all material respects, the financial position of Alon LP as of the end of such Fiscal Month and the results of operations and changes in financial position of Alon LP, for such Fiscal Month, subject to normal year end adjustments and the absence of footnotes;
(iv)    simultaneously with the delivery of the financial statements required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of the chief financial officer of the Parent or Alon USA, as appropriate, stating (a) that such officer is familiar with the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his supervision a review of the condition and operations of the Companies and their Subsidiaries during the period covered by such financial statements with a view to determining whether the Companies and their Subsidiaries were in compliance with all of the provisions of such Loan Documents at the times such compliance is required by the Loan Documents, and that such review has not disclosed, and such officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or such Default existed, describing the nature and period of existence thereof and the action which the Companies and their Subsidiaries propose to take or took with respect thereto and (b) a schedule showing the calculations specified in Section 7.02(i) of this Agreement;
(v)    on the 15th day of each month, a schedule, in form and substance reasonably satisfactory to the Agent, containing actual information as of the 30th day of the preceding month, certified by the chief financial officer of the Administrative Borrower, containing a breakdown of each Loan Party's Inventory by amount and valued at cost (which shall include dollar valuation by location) and storage facility and production facility location, appropriately completed with information reasonably satisfactory to the Agent, and incorporating all appropriate month-end adjustments;
(vi)    (A) on or before December 31 of each calendar year, financial projections for (x) the Parent and its Subsidiaries and (y) Alon USA and its Subsidiaries, each in form and substance reasonably satisfactory to the Agent, for the one-year period commencing on January 1 of the succeeding calendar year prepared on a monthly basis through December 31 of such succeeding calendar year, and (B) on or before July 1 of each calendar year, updated financial projections, in form and substance

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reasonably satisfactory to the Agent, for the remaining six (6) month period in such year for (x) the Parent and its Subsidiaries and (y) Alon USA and its Subsidiaries, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Companies to be reasonable at the time made and from the best information then available to the Companies;
(vii)    promptly upon their becoming available, a copy of (A) all material consultants' reports, investment bankers' reports, accountants' management letters, business plans and similar documents, (B) all material reports, financial statements or other information delivered by any of the Companies, (C) all reports, proxy statements, financial statements and other information generally distributed by any Company to its creditors or the financial community in general, and (D) any audit or other reports submitted to the Company by independent accountants in connection with any annual, interim or special audit;
(viii)    as soon as available and in any event within 15 days after the end of each month, a report, in form and substance reasonably satisfactory to the Agent, setting forth a summary of the economic terms of each Hedging Agreement to which any Company is a party, including the obligations of such Company under such Hedging Agreement as of the end of such month, provided that such report shall only be required to the extent the aggregate notional amount of all such Hedging Agreements is greater than or equal to $20,000,000;
(ix)    as soon as available and, in any event, no later than on the 15th day of each month (A) a Borrowing Base Certificate containing actual information as of the 30th day of the preceding month and setting forth and certifying as to (1) the calculation of the Borrowing Base (including, without limitation, a summary of each location where Inventory with a value of more than $50,000 is located that is not subject to a Collateral Access Agreement and the appropriate Rent Reserve with respect thereto), and (2) Availability, (B) an aging report for each Borrower's Accounts Receivable current as of the close of business on the preceding Business Day and (C) a detailed summary of the accounts payable of each Company, current as of the close of business on the preceding Business Day, in each case appropriately completed with information reasonably satisfactory to the Agent, incorporating all appropriate adjustments. In addition, if the Agent or the Required Lenders reasonably believe that Availability may be less than zero, promptly (but in any event within five days) after the written request of the Agent or the Required Lenders (but not more than two times per month), the Administrative Borrower will provide an additional Borrowing Base Certificate containing actual information as of a recent date, provided that the Administrative Borrower may instead elect to provide to the Agent and the Lenders with (x) total Inventory, (y) total Accounts Receivable (including an aging thereof) and (z) total cash (including a breakdown as to where cash is held), and the Agent and the Lenders may utilize such information to calculate the Borrowing Base;
(x)    promptly after submission to any Government Authority, (A) all material documents and information furnished to such Government Authority and (B) a copy of the cover letter and a summary of all documents and information furnished

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to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority; the Companies agree promptly to furnish copies of any documents or information described in any such summary and to furnish additional copies of such submissions to any consultant or adviser to the Lenders or the Agent, in each case as the Agent may direct;
(xi)    as soon as possible and in any event within five days after the occurrence of an Event of Default or Default, or a Material Adverse Effect, the written statement of the chief executive officer or the chief financial officer of the Parent, setting forth the details of such Event of Default, Default or Material Adverse Effect and the action which the Companies and their Subsidiaries propose to take with respect thereto;
(xii)    (A) as soon as possible and in any event (1) within 30 days after the Companies or any of their respective ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Employee Plan has occurred, (2) within 10 days after the Companies or any of their respective ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any Employee Plan has occurred, or (3) within 10 days after any of the Companies or any of their respective ERISA Affiliates knows or has reason to know that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of the chief financial officer of the Parent or Alon USA setting forth the details of such occurrence and the action, if any, which the Companies or any of their respective ERISA Affiliates proposes to take with respect thereto, (B) promptly and in any event within two Business Days after receipt thereof by the Companies or any of their respective ERISA Affiliates from the Pension Benefit Guaranty Corporation, copies of the notice received by the Companies or any of their respective ERISA Affiliates of the Pension Benefit Guaranty Corporation's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten days after receipt thereof by the Companies or any of their respective ERISA Affiliates from a sponsor of a Multiemployer Plan or from the Pension Benefit Guaranty Corporation, a copy of the notice received by the Companies or any of their respective ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (E) promptly and in any event within 10 Business Days after any of the Companies or any of their respective ERISA Affiliates sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Borrowers, the Guarantors or any of their respective ERISA Affiliates;

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(xiii)    as soon as available and in any event (A) within 5 Business Days after receipt or delivery thereof, copies of any material notices that a Borrower receives from or sends to any of its licensors in connection with the License Agreement that any Company receives or sends in respect of the License Agreement or Lease Document, (B) within 5 Business Days after receipt thereof, copies of any notice of the occurrence of a default or event of default or other material notice received by any Company under any Term Loan Document, not less than 5 Business Days prior to the effective date thereof, copies of any amendments, modifications, waivers or other changes to any License Agreement or, Lease Document or Term Loan Document, and (C) any written notice received by Alon LP or any Subsidiary from Holly, or provided by the Alon LP or any Subsidiary to Holly, pursuant to the Subordination Agreement that (1) relates to a default or alleged default by any party under the Subordination Agreement or (2) could reasonably be expected to result in (x) the termination or suspension of the Subordination Agreement or (y) a Material Adverse Effect;
(xiv)    promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any of the Companies, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which if adversely determined could have a Material Adverse Effect;
(xv)    promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any of the Companies, notice of any material Environmental Actions against the Loan Parties or any of their Subsidiaries which are reasonably likely to result in a Material Adverse Effect;
(xvi)    on or before the date that any financial statement, report, notice or other document is required to be delivered to any of the Term Loan Lenders pursuant to any Term Loan Document, a copy of such financial statement, report, notice or other document (unless such financial statement, report, notice or other document is required to be delivered to the Agent pursuant to another provision of this Section 7.01(a));
(xvii)    promptly and in any event within five days after any Company is notified by the applicable Term Loan Agent that, or any Company gives notice to the applicable Term Loan Agent that, or any Company otherwise learns or has reason to believe that, the applicable Term Loan Agreement shall be terminated for any reason, a statement setting forth the reason and probable effective date therefor;
(xviii)    as soon as possible and in any event within five Business Days after receipt thereof, a copy of any Phase I environmental audit and Phase II environmental audit conducted at the request of any Term Loan Agent or any Term Loan Lender; and
(xix)    at least five Business Days before the initial purchase from such Person, notice of any purchase of any Hydrocarbon Product from a Person who is

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the beneficiary of a First Purchaser Lien (it being understood and agreed that the Agent may establish reserves against the Borrowing Base in the exercise of the Agent's reasonable (from the perspective of a fully secured asset based lender) business judgment with respect to any First Purchaser Lien and the obligations secured thereby); and
(xx)    promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any of the Companies that the Agent from time to time may reasonably request.
(h)    Subsidiaries, Etc.
(i)    Cause each Subsidiary of a Company (other than any Excluded Subsidiary) not in existence on the Effective Date (but including, without limitation, (A) Alon USA Partners GP, LLC, Alon USA Partners, LP, Alon USA GP II, LLC, and Alon USA Holdings, LLC, and (B) any other Subsidiary of the Parent that is the transferee of any assets of a Loan Party in connection with any MLP Transaction) to execute and deliver to the Lender promptly and in any event within five Business Days after the formation or acquisition thereof (1) a Joinder Agreement, substantially in the form of Exhibit D hereto and otherwise in form and substance satisfactory to the Agent, pursuant to which such Subsidiary shall be made a party to this Agreement as a Company and Guarantor, (2) a supplement to the Security Agreement, (3) if such Subsidiary has any Subsidiaries, a supplement Pledge Agreement together with, to the extent not delivered to the Term Loan Agent in accordance with the Intercreditor Agreement, (x) certificates, if any, evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such Capital Stock, (4) one or more Mortgages creating on the real property of such Subsidiary a perfected priority lien, subject to any Permitted Liens, a Title Insurance Policy covering such real property, and if reasonably required by the Agent a current survey thereof and a surveyor's certificate, each in form and substance satisfactory to the Agent, together with such other agreements, instruments and documents as the Agent may reasonably require, unless such real property is subject to a Permitted Lien, the mortgage or other security document governing such Permitted Lien prohibits the creation of a lien on such real estate in favor of the Agent and after reasonable efforts such Company cannot obtain the waiver of such prohibition, and (5) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect, establish the priority (in accordance with the terms of the Intercreditor Agreement) of or otherwise protect any Lien purported to be covered by any such Security Document to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and
(ii)    cause each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within five Business Days after the formation or acquisition of such Subsidiary a supplement Pledge Agreement,

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together with, to the extent not delivered to the applicable Term Loan Agent in accordance with the Intercreditor Agreement (A) certificates (if any) evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such Capital Stock and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agent.
(c)    Compliance with Laws, Etc. Comply, and cause each of their respective Subsidiaries to comply, in all material respects with all applicable material laws, rules, regulations and orders (including, without limitation, ERISA and Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof.
(d)    Preservation of Existence, Etc. Maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary except (i) where such failure to qualify is not reasonably likely to result in a Material Adverse Effect or (ii) to the extent expressly permitted herein.
(e)    Keeping of Records and Books of Account. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with GAAP.
(f)    Inspection Rights. Permit, and cause each of their Subsidiaries to permit, the Agent, or any agents or representatives thereof at any time and from time to time and in any event at least annually upon reasonable notice to the Administrative Borrower, during normal business hours to examine and make copies of and abstracts from the records and books of account of the Companies, to visit and inspect their properties, to conduct audits and field examinations, Phase I and Phase II Environmental Site Assessments, physical counts, valuations or examinations and to discuss their affairs, finances and accounts with any of the directors, officers, managerial employees, independent accountants or other representatives thereof (all at the cost and expense of the Borrowers), provided that (i) the foregoing shall be in a manner so as to not unduly disrupt the business of any Company and (ii) such notice shall not be required if an Event of Default has occurred and is continuing.
(g)    Maintenance of Properties, Etc. Except as may be expressly permitted herein, maintain and preserve, other than with respect to any Immaterial Company, all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply, in all material

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respects, other than with respect to any Immaterial Company, at all times with the provisions of all leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
(h)    Maintenance of Insurance. Maintain for the Companies and their Subsidiaries, with responsible and reputable insurance companies or associations, insurance (including, without limitation, comprehensive general liability and property and casualty insurance and including environmental impairment liability insurance sufficient to cover any reasonably anticipated Environmental Costs, with the Lenders and the WC Collateral Agent listed as an additional insured for the benefit of the Lenders and the WC Collateral Agent) with respect to their properties and business, in such amounts and covering such risks, as the Agent may require and in any event as is required by any Governmental Authority or other regulatory body having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. The Borrowers shall maintain for the benefit of the WC Collateral Agent and the Lenders, and shall not cancel or terminate, any existing fully paid secured lender liability insurance policy.
(i)    Environmental. Shall, and shall cause each Subsidiary to (i) keep any property either owned or operated by it free of any Liens arising under any Environmental Laws; (ii) comply in all material respects with Environmental Laws and provide to the Agent documentation of such compliance which the Agent reasonably requests; (iii) notify the Agent of any material Release of a Hazardous Material and take any Remedial Actions required to abate said Release; and (iv) promptly provide the Agent with written notice within ten (10) days of the receipt of any material Environmental Action or notice that an Environmental Action will be filed against any of the Companies or their Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.
(j)    Further Assurances. Shall, and shall cause each Subsidiary to, do, execute, acknowledge and deliver, at the sole cost and expense of the Borrowers all such further acts, deeds, conveyances, assignments, estoppel certificates, financing statements, notices of assignment, transfers and assurances as the Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) subject to valid and perfected first priority Liens on all the Collateral (subject to the Permitted Liens and the priority of the WC Collateral Agent's security interest as established in accordance with the Intercreditor Agreement), (iii) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby (subject to the Permitted Liens and in accordance with the Intercreditor Agreement), and (iv) better assure, convey, grant, assign, transfer and confirm unto the Agent, the WC Collateral Agent, the Lenders and the L/C Issuer the rights now or hereafter intended to be granted to the Agent, the WC Collateral Agent, the Lenders and the L/C Issuer under this Agreement, any Loan Document or any other instrument under which the Companies and their respective Subsidiaries may be or may hereafter become bound for carrying out the intention or facilitating the performance of the terms of the Agreement. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Company (A) authorizes the Agent to execute any such agreements, instruments or other documents in such Company's name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and

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any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Company (including, without limitation, any such financing statements that (I) describe the Collateral as "all assets" or "all personal property" (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as the Agent may determine, regardless of whether any particular asset of such Company falls within the scope of Article 9 of the Uniform Commercial Code or whether any particular asset of such Company constitutes part of the Collateral, and (II) contain any other information required by Part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment), and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, prior to the date hereof.
(k)    Real Estate. If at any time after the Effective Date, any Company (other than Alon Brands) acquires any Real Estate Asset, the WC Collateral Agent shall have received (i) a Mortgage with respect to each Material Real Estate Asset duly executed, acknowledged and delivered by the record owner of such Material Real Estate Asset, (ii) in the case of each Material Real Estate Asset that is a Leasehold Property, (A) a Landlord Consent and Estoppel, duly executed and delivered by the lessor of such Leasehold Property and by the applicable Company, and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest (but only to the extent that such recording is permitted by the agreement constituting or affecting such Leasehold Property), (iii) a policy or policies of title insurance issued by a Title Company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, which policies shall be in form and substance reasonably satisfactory to the WC Collateral Agent, together with such endorsements, coinsurance and reinsurance as the WC Collateral Agent may reasonably request, (iv) a completed Flood Certificate with respect to each Material Real Estate Asset, which Flood Certificate shall be addressed to the WC Collateral Agent and shall otherwise comply with the Flood Program, and (v) if the Flood Certificate with respect to any Material Real Estate Asset states that such Material Real Estate Asset is located in a Flood Zone, (x) a written acknowledgement from the applicable Company of receipt of written notification from the WC Collateral Agent as to the existence of such Material Real Estate Asset and as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program and (y) if such Material Real Estate Asset is located in a community that participates in the Flood Program, evidence that the applicable Company has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program, (vi) with respect to any Material Real Estate Asset encumbered by a Lien that is to be subordinated to the Lien created in accordance with this Agreement and the other Credit Documents, an amendment or agreement of subordination duly executed and delivered with respect to any Lien or encumbrance that, but for such subordination, would have priority over the Mortgage delivered to the WC Collateral Agent and (vii) such surveys, abstracts, appraisals, legal opinions and other documents as the WC Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset (it being understood that other than in connection with enforcement of, or exercise of rights and remedies with respect to, any Mortgage, no such survey, abstract, appraisal or legal opinion shall be requested after the Effective Date for any real property subject to a Mortgage for which such a survey, abstract, appraisal or legal opinion was

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previously delivered to, and accepted by, the WC Collateral Agent). The Companies shall have paid to any applicable Title Company all expenses of the Title Company in connection with the issuance of title insurance policies and reports and in addition shall have paid to the Title Company an amount equal to the recording and stamp taxes (including mortgage recording taxes), if any, payable in connection with recording such Mortgages in the appropriate county land offices. In addition, if any Event of Default has occurred and is continuing, the Companies shall, within 30 days after a request by the Agent, cause to be performed, at the Companies' cost and expense, with respect to any Fixed Asset, a Phase I environmental audit with respect to any Fixed Asset (and, if reasonably requested by the Agent based upon the results of such Phase I Audit, a Phase II Audit), in form and substance and by an independent firm reasonably satisfactory to the Agent.
(l)    Change in Collateral; Collateral Records. Give the Agent not less than thirty days' prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof are known to the Agent and at which the WC Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, other than with respect to Collateral with an aggregate market value not in excess of $500,000. The Borrowers shall also advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon. The Borrowers agree to execute and deliver to the Agent for the benefit of the Lenders from time to time, solely for the Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral. The Borrowers' failure, however, to promptly give the Agent such statements or schedules shall not effect, diminish or modify or otherwise limit the WC Collateral Agent's security interest in the Collateral.
(m)    Borrowing Base. Maintain all Revolving Credit Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base.
(n)    Cash Management. (i) Except as otherwise expressly set forth in this Section 7.01(n), cause all cash and all proceeds from Accounts Receivable and the sale of Inventory to be deposited each Business Day into Depository Accounts that are subject to Depositary Account Agreements, (ii) cause all funds in such Depository Accounts to be transferred by automated clearing house transfer or wire transfer into the Cash Concentration Account at least once per week, (iii) authorize, and the Companies do hereby authorize, the Agent to cause all cash to be sent by wire transfer to the Agent Account at the discretion of the Agent and at times or intervals as the Agent may elect, provided that if the Cash Concentration Account Bank does not receive directions from the Agent to transfer such cash to its Agent's Account on or before Thursday of any week, the Cash Concentration Account Bank shall be instructed to transfer such cash to such Loan Party's operating account on the immediately following Friday, (iv) authorize, and the Companies do hereby authorize, the Agent to cause all funds transferred to the Agent Account to be credited to the Loan Account and applied to reduce the Obligations outstanding from time to time in accordance with Section 2.07 hereof, (v) take all such actions as the Agent deems necessary or advisable to send all cash, all proceeds from the sale of Inventory, all remittances or other proceeds of any IDB Revolving Facility First Lien Collateral (as defined in the Intercreditor Agreement) to the Agent Account to be applied to the Obligations as described in clauses (i) through (v) above, (vi) on or before the Effective Date,

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deliver to the Agent (A) Depository Account Agreements executed by the relevant Loan Party and each Depository Bank, and (B) a Cash Concentration Account Agreement executed by the applicable Loan Party and the Cash Concentration Account Bank, (vi) take such other actions as the Agent deems necessary or advisable to grant to the Agent dominion and control over the funds in the Depository Accounts and the Cash Concentration Account, (vii) notify the Agent in writing not later than five Business Days prior to the establishment of any new Depository Account, or any new deposit account, securities account or other account, and (viii) cause to be delivered to the Agent, prior to the deposit of any funds in such new Depository Account or new deposit account, securities account or other account, a Depository Account Agreement or control agreement, in form and substance satisfactory to the Agent, duly executed by the applicable Loan Party and such new Depository Account Bank or other financial institution. Notwithstanding the foregoing, the Loan Parties may maintain operating accounts with commercial banks located near the Refineries with aggregate deposits not in excess of $1,000,000 at any time (for all such accounts in the aggregate).
(o)    Immaterial Subsidiaries. If at any time the gross book value of the assets of the Immaterial Companies shall exceed 25% of the consolidated assets of Alon USA and its Consolidated Subsidiaries as of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 7.01, the Borrowers shall designate sufficient Immaterial Companies as "Material Companies" to eliminate such condition, such designation to occur not later than the 20th day after the earlier of (i) the delivery pursuant to Section 7.01(a)(i) or (ii) of financial statements of Alon USA and its Consolidated Subsidiaries for the period during which the condition requiring such designation shall first have existed and (ii) in the event such condition exists as a result of an acquisition, disposition or transfer to any Subsidiary of material assets or Capital Stock, the date of such acquisition, disposition or transfer (and if the Borrowers shall fail to designate such Subsidiaries by such time, Immaterial Companies shall automatically become Material Companies in descending order based on the amounts of their consolidated assets until such condition shall have been eliminated). Subsidiaries designated as or otherwise becoming Material Companies pursuant to the preceding sentence shall for all purposes of this Agreement cease to be Immaterial Companies and constitute Material Companies.
(p)    Flood Insurance. Obtain and maintain flood insurance for its respective Real property if all or a portion of such real property is located in an area designated by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), and in which flood insurance has been made available under the Flood Program, in an amount equal to the full replacement cost of the buildings, fixtures and personalty located on such real property or such other amount as may be agreed to by the Agent in writing.
(q)    Similar Collateral. If any Company grants a Lien on any property to secure any Term Loan, grant (or offer to grant with a reasonable opportunity for the Lien to be accepted) to the WC Collateral Agent a similar Lien on such property to secure the Obligations on similar terms and conditions (subject to any applicable Intercreditor Agreement).
(r)    Permitted Refinancing. Furnish to the Agent and the Lenders not more than two Business Days after execution thereof a certified copy of each Permitted

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Refinancing Term Loan Document and each legal opinion delivered thereunder that is executed and delivered after the Effective Date, together with all exhibits and schedules thereto.
Section 7.02    Negative Covenants. So long as any principal of or interest on the Revolving Credit Loans, any Reimbursement Obligation or any Letter of Credit Obligations (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Companies will not without the prior written consent of the Required Lenders:
(a)    Liens, Etc. Create, incur, assume or suffer to exist, or permit any of their Subsidiaries (other than the Excluded Subsidiaries) to create, incur, assume or suffer to exist, directly or indirectly, any Lien upon or with respect to any of their properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer, or permit any of its Subsidiaries (other than any Excluded Subsidiary) to assign or otherwise transfer, any right to receive income, other than the following (each, a "Permitted Lien"):
(i)    Liens created pursuant to the Loan Documents;
(ii)    Liens for taxes, assessments or governmental charges or levies to the extent that the payment thereof shall not be required by Section 7.01(c) hereof;
(iii)    Liens created by operation of law (other than Liens created under Environmental Laws), such as materialmen's liens, mechanics' liens and other similar Liens, arising in the ordinary course of business and securing claims the payment of which shall not be required by Section 7.01(c) hereof;
(iv)    deposits, pledges or Liens (other than Liens arising under ERISA or the Internal Revenue Code) securing (A) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (C) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or Liens are incurred or otherwise arise in the ordinary course of business and secure obligations which are not past due;
(v)    easements, rights-of-way, zoning and similar restrictions and other similar charges and encumbrances on the use of real property and minor irregularities in the title thereto which do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or materially impair the use thereof by any of the Companies or any of their Subsidiaries in the normal conduct of such Person's business;
(vi)    Liens created under the Term Loan Documents, subject to the provisions of the Intercreditor Agreement; provided that (A) any such Liens shall secure the Drop Down Term Loans or any Permitted Refinancing thereof together with interest thereon and other obligations relating thereto not constituting indebtedness for borrowed money, (B) the aggregate principal amount of Indebtedness secured thereby shall not exceed $250,000,000 in respect of the Drop Down Term Loan Agreement less the aggregate amount of all repayments, prepayments, repurchases or redemptions,

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whether optional or mandatory, in respect thereof), it being understood that the dollar limitation on Drop Down Term Loans, and any Permitted Refinancing thereof, set forth in clause (B) above shall decrease dollar for dollar upon any repayment, prepayment, repurchase or redemption, but no reduction shall occur in connection with any Permitted Refinancing thereof, and (C) any lien or security interest in favor of any Term Loan Agent in IDB Revolving Facility First Lien Collateral (as defined in the Intercreditor Agreement) shall be junior and subordinate to the lien and security interest of the Agent therein, and any such Term Loan Agent shall have become party to, and the applicable Term Loan Lenders shall be bound by, an Intercreditor Agreement (it being understood and agreed that notwithstanding anything in this Agreement to the contrary, in no event shall any Indebtedness of any Company that is not an MLP Party or any Excluded Subsidiary be secured by a Lien on any asset or property of any MLP Party); and
(vii)    so long as no Event of Default has occurred or is continuing or will result from the creation or existence of any such Liens and such Liens do not encumber or otherwise cover any of the Collateral securing the Obligations hereunder and under the other Loan Documents (other than with respect to the License Agreement), other Liens (whether in one transaction or in a series of related transactions) (A) securing obligations, actual or contingent, in an aggregate amount not to exceed $25,000,000 at any time outstanding, or (B) securing obligations, actual or contingent, in an aggregate amount greater than $25,000,000, provided that prior to the creation or existence or incurrence of any such Lien the Borrowers deliver to the Agent a certificate of a Responsible Officer of the Administrative Borrower, certifying that (I) immediately before and after the creation or incurrence of any such Liens, no Event of Default has occurred or is continuing or will result from the creation or incurrence of any such Liens, (II) as of the last Fiscal Quarter for which financial statements were delivered to the Lenders pursuant to Section 7.01(a)(i), on a pro forma basis after giving effect to such creation or incurrence of Indebtedness, Liens or other obligations as if it had occurred at the beginning of the most recent fiscal period of four Fiscal Quarters for which such financial statements were delivered, Alon USA and its Consolidated Subsidiaries would be in compliance with the covenants contained in Section 7.02(i) hereof (which certification shall set forth in reasonable detail the Borrowers' calculations, shall be prepared both on a reasonable basis and in good faith and based on assumptions believed by the Borrowers to be reasonable at the time made), and (III) such Liens do not encumber the Collateral securing the Obligations hereunder and under the other Loan Documents.
(b)    Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of their Subsidiaries (other than the Excluded Subsidiaries) to create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, any Indebtedness, other than Indebtedness pursuant to the Term Loan Documents (each an "incurrence"), (i) if an Event of Default has occurred or is continuing or will result from the incurrence of any such Indebtedness, (ii) if such Indebtedness is owed to an Affiliate unless such Affiliate is a party to the Subordination Agreement (Intercompany), or (iii) in an aggregate principal amount in excess of $25,000,000 (whether in one transaction or in a series of related transactions), unless in each case covered by clause (iii)

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prior to the incurrence of such Indebtedness, the Borrowers deliver to the Agent a certificate of a Responsible Officer of the Administrative Borrower, certifying that (A) immediately before and after the incurrence of any such Indebtedness, no Event of Default has occurred or is continuing or will result from the incurrence of any such Indebtedness and (B) as of the last Fiscal Quarter for which financial statements were delivered to the Lenders pursuant to Section 7.01(a)(i), on a pro forma basis after giving effect to such incurrence of Indebtedness, as if it had occurred at the beginning of the most recent fiscal period of four Fiscal Quarters for which such financial statements were delivered, Alon USA and its Consolidated Subsidiaries would be in compliance with the covenants contained in Section 7.02(i) hereof (which certification shall set forth in reasonable detail the Borrowers' calculations, shall be prepared both on a reasonable basis and in good faith and based on assumptions believed by the Borrowers to be reasonable at the time made).
(c)    Merger, Consolidation, Sale of Assets, Etc.
(i)    Merge or consolidate with any Person, or permit any of their Subsidiaries, other than the Excluded Subsidiaries, to merge or consolidate with any Person (each a "Merger"), unless (A) no Change of Control will result from such Merger, (B) no Event of Default exists immediately prior to such Merger or will result therefrom, (C) in any Merger involving a Borrower, such Borrower shall be the surviving Person and the surviving Person shall expressly assume all Obligations of the Borrowers under this Agreement and the other Loan Documents pursuant to such agreements and other documents, each in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably require, (D) the WC Collateral Agent's security interest in all of the IDB Revolving Facility First Lien Collateral (as defined in the Intercreditor Agreement) shall remain a perfected, first priority security interest, securing the Obligations, free and clear of all other Liens (other than Permitted Liens), and the Companies shall have taken all actions necessary or reasonably requested by the WC Collateral Agent to maintain or protect the WC Collateral Agent's security interest, and (E) in the event that the aggregate net book value of the assets of such Person and its Consolidated Subsidiaries subject to and after giving effect to such Merger (whether in one transaction or a series of related transactional) exceeds $25,000,000, the Borrowers deliver to the Agent a certificate of a Responsible Officer of the Administrative Borrower, certifying that (I) immediately before and after giving effect to any such Merger, no Event of Default has occurred or is continuing or will result from any such Merger, (II) as of the last Fiscal Quarter for which financial statements were delivered pursuant to Section 7.01(a)(i), on a pro forma basis after giving effect to any such Merger as if it had occurred at the beginning of the most recent fiscal period of four Fiscal Quarters for which such financial statements were delivered, Alon USA and its Consolidated Subsidiaries would be in compliance with the covenants contained in Section 7.02(i) hereof, (III) no Change of Control shall occur as a result of and after giving effect to such Merger and (IV) as of the date of the last Borrowing Base Certificate delivered to the Agent pursuant to Section 7.01(a)(ix), on a pro forma basis after giving effect to such Merger as if it had occurred as of the date of such Borrowing Base Certificate, the sum of (x) the aggregate principal amount of all outstanding Revolving Credit Loans, plus (y) the outstanding amount of all Letter of Credit Obligations does not exceed the Borrowing Base (which, with respect to the

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certifications in clause (II) and (IV), shall set forth in reasonable detail the Borrowers' calculations, shall be prepared both on a reasonable basis and in good faith and based on assumptions believed by the Borrowers to be reasonable at the time made), then such Merger shall be permitted; provided, however, that any Company (other than the Borrowers) may be merged into any other Company (other than the Borrowers) or another such Subsidiary (other than the Borrowers) that is a Guarantor Company, or may consolidate with another such Subsidiary that is a Guarantor Company, so long as (A) no other provision of this Agreement would be violated thereby, (B) the Companies give the Agent at least 60 days' prior written notice of such merger or consolidation and which entity will survive in any such merger or consolidation and (C) no Event of Default shall have occurred and be continuing either before or after giving effect to such transactions.
(ii)    Sell, assign, lease or otherwise transfer or dispose of, or permit any of its Subsidiaries, other than the Excluded Subsidiaries, to sell, assign, lease, or otherwise transfer or dispose of, whether in one transaction or in a series of related transactions, any of its properties, rights or other assets whether now owned or hereafter acquired to any Person (each a "Disposition"), provided that:
(A)    the Loan Parties may sell Inventory in the ordinary course of business;
(B)    the Fixed Assets shall be leased to Alon LP in accordance with the Lease Documents; and
(C)    the Companies may make any other Disposition, provided that (I) no Event of Default has occurred or is continuing or will result from any such Disposition, (II) Big Spring Refinery is not the subject of any such Disposition (other than Dispositions that, either individually or in the aggregate during the term of this Agreement, are immaterial), (III) the WC Collateral Agent's security interest in all of the IDB Revolving Facility First Lien Collateral (as defined in the Intercreditor Agreement) shall remain a perfected first priority security, securing the Obligations, free and clear of all other Liens (other than Permitted Liens), and the Companies shall have taken all actions necessary or reasonably requested by the WC Collateral Agent to maintain or protect the WC Collateral Agent's security interest, and (IV) the aggregate Net Proceeds of any such Disposition or series of related Dispositions do not exceed $25,000,000 in the aggregate, unless prior to making such Disposition in excess of $25,000,000, the Borrowers deliver to the Agent a certificate of a Responsible Officer of the Administrative Borrower, certifying that (1) immediately before and after giving effect to any such Disposition, no Event of Default has occurred or is continuing or will result from any such Disposition (2) as of the last Fiscal Quarter for which financial statements were delivered pursuant to Section 7.01(a)(i), on a pro forma basis after giving effect to any such Disposition as if it had occurred at the beginning of the most recent fiscal period of four Fiscal Quarters for which such financial statements were delivered, Alon USA and its Consolidated Subsidiaries would be in compliance with the covenants contained in Section 7.02(i) hereof, (3) no Change of Control shall occur as a result of and after giving effect to such Disposition and (4) as of the date of the last Borrowing Base Certificate delivered to the Agent pursuant to Section 7.01(a)(ix), on a pro forma basis after giving effect to such Disposition as if it had occurred as of the date of such

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Borrowing Base Certificate, the sum of (x) the aggregate principal amount of all outstanding Revolving Credit Loans, plus (y) the outstanding amount of all Letter of Credit Obligations does not exceed the Borrowing Base (which, with respect to the certifications in clause (2) and (4), shall set forth in reasonable detail the Borrowers' calculations, shall be prepared both on a reasonable basis and in good faith and based on assumptions believed by the Borrowers to be reasonable at the time made).
(d)    Change in Nature of Business. Make, or permit any of their Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof and as specified in Section 6.01(m).
(e)    Investments, Etc. Make, or permit any of their Subsidiaries (other than the Excluded Subsidiaries) to make, any loan or advance to any Person (including, without limitation, intercompany loans) or purchase or otherwise acquire, or permit any of their Subsidiaries (other than the Excluded Subsidiaries) to purchase or otherwise acquire, any Capital Stock, other securities, properties, assets or obligations of, or any interest in, any Person (in each case, an "Investment"), other than (i) Permitted Investments, (ii) so long as no Event of Default has occurred or is continuing or will result from any such Investment, any Investment or series of related Investments that do not exceed an amount equal to $25,000,000 in the aggregate, and (iii) so long as no Event of Default has occurred or is continuing or will result from any such Investment, any Investment or series of related Investments that exceeds $25,000,000 in the aggregate, provided that, prior to making any such Investment, the Borrowers deliver to the Agent a certificate of a Responsible Officer of the Administrative Borrower, certifying that (A) immediately before and after giving effect to any such Investment, no Event of Default has occurred or is continuing or will result from any such Investment and (B) as of the last Fiscal Quarter for which financial statements were delivered pursuant to Section 7.01(a)(i), on a pro forma basis after giving effect to any such Investment as if it had occurred at the beginning of the most recent fiscal period of four Fiscal Quarters for which such financial statements were delivered, Alon USA and its Consolidated Subsidiaries would be in compliance with the covenants contained in Section 7.02(i) hereof (which certification shall set forth in reasonable detail the Borrowers' calculations, shall be prepared both on a reasonable basis and in good faith and based on assumptions believed by the Borrowers to be reasonable at the time made).
(f)    Dividends, Prepayments, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders as such, or make any other payment or distribution of assets to its stockholders as such, or permit any of its Subsidiaries to do any of the foregoing or to purchase or otherwise acquire for value any stock of any Loan Party, make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, defease or otherwise retire, any Indebtedness of any Loan Party before its scheduled due date (other than payments or prepayments of, or any redemption, defeasance or other retirement of, Indebtedness under the Loan Documents or the Term Loan Documents) (in each case, a "Restricted Payment"), other than:
(i)    so long as no Event of Default has occurred or is continuing or will result from any such Restricted Payment, prior to delivery of financial statements to the Lenders referred to in Section 7.01(a)(i) for the Fiscal Quarter of the Parent ending June 30, 2012, Restricted Payments by Alon LP to its parents, by such

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parents to their direct and indirect parents, and by the Parent to its shareholders, in each case in an aggregate amount not to exceed the Specified Dividend Amount;
(ii)    the Parent may declare and make dividend payments or other distributions payable solely in shares of its common stock to the holders of its preferred shares at the rate of $0.2125 per share of preferred shares for each Fiscal Quarter;
(iii)    cash payments to the holders of preferred shares of the Parent required for any withholding tax in connection with dividend payments or other distributions made to such holders in any Fiscal Quarter pursuant to clause (iii) above;
(iv)    so long as no Event of Default has occurred or is continuing or will result from any such Restricted Payment, after delivery of financial statements to the Lenders referred to in Section 7.01(a)(i) for the Fiscal Quarter of the Parent ending June 30, 2012, Restricted Payments in an amount not to exceed $25,000,000 in the aggregate; and
(v)    so long as no Event of Default has occurred or is continuing or will result from any such Restricted Payment, after delivery of financial statements to the Lenders referred to in Section 7.01(a)(i) for the Fiscal Quarter of the Parent ending June 30, 2012, any Restricted Payment that exceeds $25,000,000 in the aggregate, provided that prior to making any such Restricted Payment, the Borrowers deliver to the Agent a certificate of a Responsible Officer of the Administrative Borrower, certifying that (A) immediately before and after giving effect to any such Restricted Payment, no Event of Default has occurred or is continuing or will result from the Restricted Payment and (B) as of the last Fiscal Quarter for which financial statements were delivered pursuant to Section 7.01(a)(i), on a pro forma basis after giving effect to any such Restricted Payment as if it had occurred at the beginning of the most recent fiscal period of four Fiscal Quarters for which such financial statements were delivered, Alon USA and its Consolidated Subsidiaries would be in compliance with the covenants contained in Section 7.02(i) hereof (which certification shall set forth in reasonable detail the Borrowers' calculations, shall be prepared both on a reasonable basis and in good faith and based on assumptions believed by the Borrowers to be reasonable at the time made).
(g)    Federal Reserve Regulations. Permit any Revolving Credit Loan or the proceeds of any Revolving Credit Loan under this Agreement or the proceeds of the Term Loans to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(h)    Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by the Companies except in material compliance with Environmental Laws and so long as any failure to comply with Environmental Laws governing such use, handling, generation, storage, treatment, release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

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(i)    Financial Covenants.
(i)    Reserved.
(ii)    Funded Debt to EBITDA. Permit the ratio of (A) Funded Debt as of the last day of each Fiscal Quarter to (B) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for the four Fiscal Quarters ending on the last day of such Fiscal Quarter to exceed 4 to 1.
Solely for the purposes of calculating the ratio set forth above, if, at the time the ratio is being determined, either Alon USA or any of its Subsidiaries shall have completed any Disposition, Merger, incurrence of Indebtedness, Investment or Restricted Payment (or series of related Dispositions, Mergers, incurrence of Indebtedness, Investments or Restricted Payments) exceeding $25,000,000 in the aggregate, in each case, since the beginning of the relevant testing period, the ratio shall be determined on a pro forma basis as if such Disposition, Merger, incurrence of Indebtedness, Investment or Restricted Payment, had occurred at the beginning of such period.
(iii)    Current Ratio. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities of Alon USA and its Consolidated Subsidiaries to be less than 1.0:1.0 at any time.
(iv)    Interest Coverage Ratio. Permit the ratio (the "Interest Coverage Ratio") of (A) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for any four Fiscal Quarters to (B) interest expense of Alon USA and its Consolidated Subsidiaries payable for such period to be less than 2.0:1.0.
(j)    Fiscal Periods. Change the Fiscal Months, Fiscal Years and Fiscal Quarters as set forth on Schedule C hereto, except as otherwise agreed to in writing by the Agent.
(k)    Amendment or Waiver of Documents. Agree to any amendment or other change to (or make any payment consistent with any amendment or other change to), or waive any of its rights under, any of the Lease Documents, provided that such consent shall not be required if (A) no Default or Event of Default exists or will result from such amendment, modification, waiver or change and (B) such amendment, modification, waiver or change is not adverse to the interests of the Lenders in any material respect and does not provide for terms more restrictive in any material respect.
(l)    Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Companies to create, incur or permit to exist any Lien upon any of the Collateral (other than Permitted Liens), or (ii) the ability of any Company (other than an Immaterial Company) to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Companies or any other Subsidiary or to guaranty Indebtedness of a Company or any other Subsidiary; provided that the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be

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sold and such sale is permitted hereunder, (C) restrictions and conditions imposed in respect of the Term Loan Documents and any extensions, renewals or replacements of such Term Loan Documents established simultaneously with the expiration or termination of any Term Loan Agreement permitted under this Agreement; provided, however, that the restrictions and conditions of the Term Loan Documents and any extensions, renewals or replacements of such Term Loan Documents do not conflict with the obligations of the Loan Parties set forth herein or in the other Loan Documents and the restrictions and conditions thereof (taken as a whole) are no less favorable to the Lenders in any material respect than the restrictions and conditions imposed by the Term Loan Agreement (as in effect on November 26, 2012); (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Capitalized Lease Obligations permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or Capitalized Lease Obligations and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
(m)    Modifications of Organizational Documents and Certain Other Agreements; Etc. Amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN unless the WC Collateral Agent receives (i) in the case of the Borrowers and Alon USA, at least 30 days' prior written notice thereof, or (ii) in the case of any other Company, at least 10 Business Days' prior written notice thereof.
(n)    Hedging Agreements. Enter into any Hedging Agreements other than Hedging Agreements which (i) are entered into in the ordinary course of business for nonspeculative purposes and (ii) are disclosed in each report required to be delivered to the Agent under Section 7.01(a)(ix) hereof.
(o)    Inventory Locations; Places of Business; Chief Executive Office. (i) Change the location of its Inventory (except for Inventory in transit and other Inventory with an aggregate market value for all such Inventory not in excess of $500,000) from the locations listed on Part A of Schedule 6.01(e) hereto, or store its Inventory at any storage facility other than the storage facilities described in Part B of Schedule 6.01(e) hereto, except (A) for other locations approved in writing by the Agent pursuant to the definition of "Eligible Inventory," or (B) upon not less than 30 days' prior written notice to the Agent accompanied by a new Schedule 6.01(e) hereto indicating each new location and storage facility of Inventory, at such other locations in the continental United States as the Companies may elect, provided that (I) all action has been taken to grant to the Agent a perfected, first priority security interest in such Inventory (subject in priority only to Permitted Liens that, pursuant to the definition of the term "Permitted Liens," are not prohibited from being prior to the Liens in favor of the Agent, for the benefit of the Lenders, (II) the Agent's rights in such Inventory, including, without limitation, the existence, perfection and priority of the Agent's security interest in such Inventory, are not adversely affected thereby, (III) none of the receipts received by any Loan Party from any storage facility states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns, and (IV) the Agent shall have received a Collateral Access Agreement with respect to any location where any Inventory in excess of $50,000 is located or a Rent Reserve shall have been established with respect thereto, or (ii) change the location at which the books and records relating to the

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Inventory and Accounts Receivables of any Company are maintained or stored or the location of the chief executive office of any Company from the location set forth in Schedule 6.01(e), except upon not less than 30 days' prior written notice to the Agent accompanied by a new Schedule 6.01(e) hereto indicating each such new location.
(p)    ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.
ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL.
Section 8.01    Management of Collateral.
(a)    After the occurrence and during the continuance of an Event of Default, the WC Collateral Agent may for the benefit of the Lenders send a notice of assignment and/or notice of the WC Collateral Agent's security interest to any and all Account Debtors or any third party holding or otherwise concerned with any of the Collateral, and thereafter the WC Collateral Agent on behalf of the Lenders shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Borrowers shall not, without prior written consent of the Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except prior to the occurrence and during the continuance of an Event of Default, in the ordinary course of business.
(b)    (i) The Companies hereby appoint the WC Collateral Agent and the Agent or their designee as the Companies attorney-in-fact with power to endorse any Company's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral that may come into its possession, to sign each Borrower's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors, assignments and verifications of Accounts Receivable and notices to Account Debtors, to send verification of Accounts Receivable, and upon the occurrence and during the continuance of an Event of Default, to notify the Postal Service authorities to change the address for delivery of mail addressed to the Borrowers to such address as the Agent may designate and to do all

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other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designate shall not be liable for any acts of omission or commission (other than acts or omissions constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), nor for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Revolving Credit Loans and any other Obligations under the Loan Documents are paid in full and all of the Revolving Credit Commitments are terminated.
(ii)    The Agent and the WC Collateral Agent, without notice to or consent of the Borrowers, upon the occurrence and during the continuance of an Event of Default (A) may sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts Receivable or any securities, instruments or insurance applicable thereto and/or release the Account Debtor thereon; (B) is authorized and empowered to accept the return of the fuel, fuel-by products or other goods represented by any of the Accounts Receivable, and (C) shall have the right to receive, endorse, assign and/or deliver in its name or the name of any Company any and all checks, drafts, and other instruments for the payment of money relating to the Accounts Receivable. The Borrowers hereby waive notice of presentment, protest and non‑payment of any instrument so endorsed, all in a commercially reasonable manner and without discharging or in any way affecting liability hereunder.
(c)    Nothing herein contained shall be construed to constitute any Company as agent of the Agent, the WC Collateral Agent or the Lenders for any purpose whatsoever, and the Agent, the WC Collateral Agent and the Lenders shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts or omissions of the Agent, the WC Collateral Agent and the Lenders constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent, the WC Collateral Agent or the Lenders shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts or omissions of the Agent, the WC Collateral Agent or the Lenders constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent, the WC Collateral Agent and the Lenders, by anything herein or in any assignment or otherwise, do not assume any of the Companies' obligations under any contract or agreement assigned to the Agent or the WC Collateral Agent and the Agent, the WC Collateral Agent or the Lenders shall not be responsible in any way for the performance by the Companies of any of the terms and conditions thereof.
(d)    If any of the Accounts Receivable includes a charge for any tax payable to any Governmental Authority, the Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Borrowers' account and to charge the Loan Account therefor. The Borrowers shall notify the Agent if any Accounts Receivable include any taxes due to any such authority and, in the

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absence of such notice, the Agent shall have the right to retain the full proceeds of such Accounts Receivable and shall not be liable for any taxes that may be due from such Company by reason of the sale and delivery creating such Accounts Receivable.
Section 8.02    Accounts Receivable Documentation. The Borrowers will at such intervals as the Agent may reasonably require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agent and furnish such further schedules and/or information as the Agent may reasonably require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advises, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Borrowers shall notify the Agent of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03 below. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agent and are to be executed and delivered to the Agent from time to time solely for its convenience in maintaining records of the Collateral. The Borrowers' failure to give any such items to the Agent or the WC Collateral Agent shall not affect, terminate, modify or otherwise limit the WC Collateral Agent's Lien in the Collateral. The Borrowers shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrowers' industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agent and providing the Agent with copy of such re-billing, identifying the same as such. If any Borrower become aware of anything materially detrimental to any of such Borrower's customers' credit, the Borrowers will promptly advise the Agent thereof.
Section 8.03    Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Company at the time such Collateral becomes subject to the WC Collateral Agent's security interests, such Company covenants, represents and warrants: (a) the Company shall be the sole owner, free and clear of all Liens except the Lien in the favor of the WC Collateral Agent for the benefit of the Lenders or except as otherwise permitted hereunder, fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) to the knowledge of the Borrowers, at the time created, each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold by the Borrowers or work, labor and/or services theretofore rendered by the Borrowers; (c) to the best knowledge of the Borrowers and except as otherwise disclosed to the Agent, no Account Receivable is subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto or discounts and allowances as may be customary in the Borrowers' business, and, each of such Accounts Receivable will be paid when due; (d) none of the transactions underlying or giving rise to any Accounts Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) except as disclosed to the Agent, no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by the Borrowers at or before the time such Accounts Receivable is created; (f) all documents and agreements relating to Accounts Receivable shall be true and correct and in all respects what they purport to be; (g) to the best knowledge of the

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Borrowers, all signatures and endorsements that appear on all documents and agreements relating to Accounts Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) the Companies shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agent shall reasonably require; (i) the Borrowers will immediately notify the Agent if any of its accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof and will execute any instruments and take any steps reasonably required by the Agent in order that all monies due or to become due under any such contract shall be assigned to the WC Collateral Agent and notice thereof given to the United States Government under the Federal Assignment of Claims Act; (j) the Companies will, within three Business Days of learning thereof, report to the Agent any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, as such term is defined in the Uniform Commercial Code, such promissory note or instrument shall be pledged, endorsed, assigned and delivered to the WC Collateral Agent as additional Collateral within three Business Days; (l) the Borrowers shall not redate any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of their business and in the relevant industry; (m) the Borrowers shall conduct a physical count of their Inventory at such intervals as the Agent may reasonably request and the Borrowers shall promptly supply the Agent with a copy of such count accompanied by a report of the value (based on market value) of such Inventory; and (n) the Companies are not and shall not be entitled to pledge the Agent's or the Lenders' credit on any purchases for or any purpose whatsoever.
Section 8.04    Collateral Custodian. Upon the occurrence and during the continuance of an Event of Default, the WC Collateral Agent may at any time and from time to time employ and maintain in the premises of the Companies a custodian selected by the WC Collateral Agent who shall have full authority to do all acts necessary to protect the WC Collateral Agent's interests. The Companies hereby agree to cooperate with any such custodian and to do whatever the WC Collateral Agent may reasonably request to preserve the Collateral. All reasonable costs and expenses incurred by the WC Collateral Agent, by reason of the employment of the custodian, shall be charged to the Loan Account.
ARTICLE IX

THE AGENT
Section 9.01    Authorization and Action. Each Lender (and each subsequent holder of any Revolving Credit Notes by its acceptance thereof) hereby irrevocably appoints and authorizes IDB, in its capacity as the Agent, (i) to receive on behalf of each Lender any payment of principal of or interest on the Revolving Credit Notes outstanding hereunder and all other amounts accrued hereunder paid to the Agent, and, subject to Section 2.05 of this Agreement and the other provisions of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received, (ii) to distribute to each Lender, if so determined by the Agent, copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, and (iii) subject to Section 12.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf

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to administer the Revolving Credit Loans, Letters of Credit and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations), together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Revolving Credit Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all holders of Revolving Credit Notes; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any Loan Document or applicable law.
Section 9.02    Borrower's Default. In the event that (i) the Borrowers fail to pay when due the principal of or interest on any Revolving Credit Notes, Revolving Credit Loan or any Reimbursement Obligation or any amount payable hereunder, or (ii) the Agent receives written notice of the occurrence of an Event of Default, the Agent shall promptly give written notice thereof to the Lenders, and the Agent shall take such action with respect to such Event of Default as it shall be directed to take by the Required Lenders; provided, however, that, unless and until the Agent shall have received such directions and except as otherwise expressly provided in this Agreement, the Agent may take such action or refrain from taking such action hereunder or under the other Loan Documents with respect to an Event of Default or Default, as it shall deem advisable in the best interest of the Lenders.
Section 9.03    Reliance, Etc. None of the Agent or any of its directors, officers, agents, Affiliates or employees shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Revolving Credit Notes as the holder thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.08 hereof, signed by such payee and in form satisfactory to it; (ii) may consult with legal counsel (including, without limitation, counsel to the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document

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furnished pursuant hereto or thereto; (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Lenders' Lien thereon, or the Borrowing Base or any certificate prepared by the Borrowers in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain the Borrowing Base or any portion of the Collateral, except for its own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; and (vii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties.
Section 9.04    IDB and Bank Leumi.
(a)    With respect to the Revolving Credit Loans made by it, the Revolving Credit Notes issued to it and its participation in the Letters of Credit, IDB and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, the WC Collateral Agent, a Co-Arranger or an L/C Issuer; and the term "Lender" or "any Lenders" shall, unless otherwise expressly indicated, include IDB in its individual capacity. IDB and its Affiliates may accept deposits from, lend money to, act as trustee or paying agent under indentures of, and generally engage in any kind of business with, any Borrower or any Guarantor, any of their Affiliates, or any Person who may do business with or own securities of any Borrower or any Company, or any of their Affiliates, all as if IDB were not the Agent, the WC Collateral Agent, a Co-Arranger or an L/C Issuer and without any duty to account therefor to any Lenders.
(b)    With respect to the Revolving Credit Loans made by it, the Revolving Credit Notes issued to it and its participation in the Letters of Credit, Bank Leumi and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not a Co-Arranger or an L/C Issuer; and the term "Lender" or "any Lenders" shall, unless otherwise expressly indicated, include Bank Leumi in its individual capacity. Bank Leumi and its Affiliates may accept deposits from, lend money to, act as trustee or paying agent under indentures of, and generally engage in any kind of business with, any Borrower or any Guarantor, any of their Affiliates, or any Person who may do business with or own securities of any Borrower or any Company, or any of their Affiliates, all as if Bank Leumi were not a Co-Arranger or an L/C Issuer and without any duty to account therefor to any Lenders.
Section 9.05    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
Section 9.06    Indemnification. Each Lender agrees to indemnify and hold harmless the Agent and the WC Collateral Agent (to the extent not reimbursed by any Borrower

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or any Guarantor), ratably according to the Pro Rata Shares of each Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or the WC Collateral Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent or the WC Collateral Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements for which there has been a final judicial determination that such resulted from the Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent and the WC Collateral Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees, disbursements and other charges) incurred by the Agent or the WC Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent or any WC Collateral Agent, as applicable, is not reimbursed in full for such expenses by the Borrowers. The obligations of each Lender under this Section 9.06 shall survive the termination of this Agreement and the other Loan Documents and the payment of all other obligations of the Agent, the WC Collateral Agent and the Lenders under this Agreement and the other Loan Documents.
Section 9.07    Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation, (i) Bank Leumi shall have the right to become the successor Agent or to appoint one of its Affiliates to become the successor Agent, with such rights and obligations hereunder as those previously held by the retiring Agent, and (ii) if Bank Leumi does not choose to become the Agent or appoint the Agent pursuant to clause (i), then the Borrowers shall have the right to appoint a successor Agent reasonably acceptable to Bank Leumi and the Required Lenders, with such rights and obligations hereunder as those previously held by the retiring Agent, provided, the successor Agent may be appointed by the Required Lenders without any consultation with or consent of the Companies or any other Loan Party if an Event of Default or Default has occurred and is continuing. If no successor Agent shall have been so appointed pursuant to clause (ii) above, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or a commercial bank or other financial institution organized under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as the Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

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Section 9.08    Collateral Matters.
(a)    The Agent may from time to time, make such reasonable disbursements and advances ("Agent Advances") which the Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers, any Guarantor or other Person of the Revolving Credit Loans, Reimbursement Obligations or Letters of Credit and other Obligations or to pay any other amount chargeable to the Borrowers or any Guarantor pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.05. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall not constitute Revolving Credit Loans but shall otherwise constitute Obligations hereunder. Without limitation to its obligations pursuant to Section 9.06, each Lender agrees that it shall make available to the Agent, upon the Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender the Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Base Rate. The Agent shall use reasonable efforts to notify the Administrative Borrower and the Lenders promptly after any such Agent Advance.
(b)    The Agent shall have no obligation whatsoever to any Lenders to assure that the Collateral exists or is owned by any Borrower or any Guarantor or is cared for, protected or insured or has been encumbered or that the Liens granted to the WC Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 9.08 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, any of the Agent and the WC Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's and the WC Collateral Agent's own interest in the Collateral as one of the Lenders and that the Agent and the WC Collateral Agent shall have no duty or liability whatsoever to any other Lender other than for acts or omissions constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.
(c)    The Lenders agree to authorize the WC Collateral Agent to release any Lien granted to or held by the WC Collateral Agent upon any Collateral (i) upon termination of the Revolving Credit Commitments and payment and satisfaction of all Revolving Credit Loans and Letter of Credit Obligations (whether or not due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; (ii) constituting property being sold or disposed of in compliance with Section 7.02(c)(ii) hereof (and the WC Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Companies owned no interest at the time the Lien was granted or at any time thereafter; (iv) (except as otherwise provided in Section 12.03 of this Agreement) if approved, authorized or ratified in writing by the Required Lenders; or (v) as may be required pursuant to the terms of any Intercreditor Agreement. To the extent a Company sells

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or disposes of any Collateral in accordance with Section 7.02(c)(ii) or with the consent of the Required Lenders, such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Loan Documents (it being understood that the Liens created by the Loan Documents shall continue in all cash and noncash proceeds), and the WC Collateral Agent shall execute and deliver such releases as the applicable Company may reasonably request to evidence the termination of such Liens (which release shall not affect in any respect the obligations of any Loan Party under any Loan Document, shall be at the sole cost and expense of such Company and shall be without representation, warranty or recourse of any kind). Without in any manner limiting the WC Collateral Agent's authority to act without any specific or further authorization or consent by the Required Lenders, upon request by the WC Collateral Agent at any time, the Lenders shall confirm in writing the WC Collateral Agent's authority to release particular contained in types or items of Collateral pursuant to this Section 9.08(c).
(d)    [intentionally omitted].
(e)    The Borrowers may at any time request in writing that the Agent terminate the Guaranty to which Alon Brands is a party. Promptly after receipt of any such request, the Agent agrees to execute and deliver a termination, in form and substance reasonably satisfactory to the Agent, as the Borrowers may reasonably request to evidence the termination of the Guaranty to which Alon Brands is a party (which termination shall not affect in any respect the obligations of any other Loan Party under any Loan Document, shall be at the sole cost and expense of the Companies and shall be without representation, warranty or recourse of any kind), provided that the Agent shall have received the following, each in form and substance satisfactory to the Agent: (i) an amendment to this Agreement, which shall, among other matters, (A) terminate the Guaranty by Alon Brands, expressly provide that Alon Brands is no longer a party to this Agreement, provide evidence to the satisfaction of the Agent and the Lenders that any Indebtedness (contingent or otherwise) incurred by any Loan Party for the benefit of Alon Brands and its Subsidiaries shall be included in the calculation of the financial covenants contained in Section 7.02(i) of this Agreement, modify the financial covenants to, among other things, exclude any net income attributable to Alon Brands and its Subsidiaries from any of the applicable financial covenants to the extent necessary, and provide for the delivery of such financial statements as the Agent and the Lenders may reasonably require to exclude the assets, liabilities, income, expenses and cash flows of Alon Brands and its Subsidiaries, and (B) make such other amendments as the Agent and the Lenders may deem necessary in their reasonable discretion, and (ii) such other agreements, documents and opinions as Agent or the Required Lenders may reasonably request.
(f)    Without in any manner limiting the authority of the Agent to act without any specific or further authorization or consent by the Required Lenders, upon request by the Agent at any time, the Lenders shall confirm in writing the authority of the Agent to release the Guaranty of Alon Brands pursuant to this Section 9.08.
Section 9.09    The Register.
(a)    The Agent shall maintain a register (the "Register") for the recordation of the names and addresses of the assignees of the Lender and the aggregate outstanding principal amount of each Revolving Credit Loan (and stated interest thereon) (each a "Registered Advance"). The entries in the Register shall be conclusive and binding for all

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purposes, absent manifest error. A Revolving Credit Loan may be assigned or transferred in whole or in part only by registration of such assignment or transfer on the Register. Each Borrower and Lender (and any assignee of a Lender) shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Loan, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower at any reasonable time and from time to time upon reasonable prior notice.
(b)    In the event that a Lender sells participations in a Revolving Credit Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in each Revolving Credit Loan and the principal amount (and stated interest thereon) of the portion of each Revolving Credit Loan that is the subject of the participation (the "Participant Register"), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish to an applicable Governmental Authority that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. An interest in a Revolving Credit Loan may be participated in whole or in part only by registration of such participation on the Participant Register.
ARTICLE X

EVENTS OF DEFAULT
Section 10.01    Events of Default. If any of the following Events of Default shall occur and be continuing:
(a)    Any Borrower shall fail to pay (i) any principal on any Revolving Credit Loan, any Agent Advance or any Reimbursement Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any interest thereon or any fee or other amount when due under any Loan Document and, in the case of this clause (ii), such failure shall continue unremedied for more than three Business Days;
(b)    Any representation or warranty made by any Loan Party or any officer of such Loan Party under or in connection with any Loan Document shall have been incorrect in any material respect when made;
(c)    (i) Any Loan Party shall fail to perform or observe (A) any covenant contained in subparagraphs (i), (ii), (iii), (v), (vi), (vii) or (x) of Section 7.01(a) or Section 7.01(b) hereof and such failure shall continue unremedied for more than 10 days, or (B) any covenant contained in subsections (c), (e), (g), (j) or (n) of Section 7.01 hereof and such failure shall continue unremedied for more than five days after the earlier of the date written notice of such failure shall have been given by the Agent or the Required Lenders to any Loan

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Party and the date a Responsible Officer of any Loan Party becomes aware of such failure or (ii) any Company shall fail to perform or observe any other covenant contained in Section 7.01 hereof or any covenant contained in Section 7.02 hereof or Section 5 of the Security Agreements;
(d)    Any Loan Party shall fail to perform or observe any other term, covenant or agreement, other than as set forth above in Sections 10.01(a), (b) and (c) above, contained in any Loan Document to be performed or observed by such Loan Party and such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier the date written notice of such failure shall have been given by the Agent or the Required Lenders to any Loan Party and the date a Responsible Officer of any Loan Party becomes aware of such failure;
(e)    Any Loan Party (other than any Immaterial Company) (i) shall fail to pay any principal or interest on any of its Indebtedness (excluding Indebtedness evidenced by the Loan Documents) in excess of $15,000,000 or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness in excess of such amount shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof or (ii) shall default in the performance of any obligation under the Subordination Agreement or any related agreement (and such default shall not be waived or shall continue after any applicable cure period therefor) and such default could reasonably be expected, in the judgment of the Agent or the Required Lenders, to result in the termination of, or the loss or suspension of any rights of the Borrowers or any Subsidiary of the Parent under, the Subordination Agreement or to have a Material Adverse Effect;
(f)    Any Loan Party (other than any Immaterial Company) (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Loan Party or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
(g)    Any proceeding shall be instituted against any Loan Party (other than any Immaterial Company) seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Loan Party or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any

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of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
(h)    Any provision of any Loan Document shall at any time for any reason be declared by a court of competent jurisdiction to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or any Governmental Authority or other regulatory body having jurisdiction over such Loan Party that could reasonably be expected to result in a Material Adverse Effect, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that such Loan Party has any liability or obligation purported to be created under any Loan Document;
(i)    Any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected, and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in (i) any IDB Revolving Facility First Lien Collateral (as defined in the Intercreditor Agreement) with a fair market value exceeding $500,000 in the aggregate purported to be covered thereby or (ii) any other Collateral with a fair market value exceeding $1,000,000 in the aggregate purported to be covered thereby; provided that with respect to clause (ii), the Loan Parties will have thirty (30) days to cure any such default or alternatively, may provide Collateral with similar market value in replacement thereof;
(j)    One or more judgments or orders (other than a judgment or award described in subsection (f) or (g) of this Section 10.01) for the payment of money exceeding $5,000,000 in the aggregate for the Loan Parties, shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(k)    Any Company or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, such Loan Party or such ERISA Affiliate incurs a withdrawal liability in an annual amount exceeding $5,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof, such Loan Party's or such ERISA Affiliate's annual contribution requirement with respect to such Multiemployer Plan increases in an annual amount exceeding $5,000,000;
(l)    Any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Company by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $5,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

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(m)     An "Event of Default" (as defined in any Term Loan Agreement) shall have occurred under either Term Loan Agreement or any other Term Loan Document;
(n)    A Change of Control shall have occurred;
(o)    Any Loan Party (other than an Immaterial Company) is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business for more than fifteen (15) days;
(p)    Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any other Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;
(q)    The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any other Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;
(r)    The indictment of any Borrower or any other Loan Party or any chief executive officer, chief financial officer, president or similar material officer thereof under any criminal statute, or commencement of criminal or civil proceedings against any Borrower or any other Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any government or governmental agency, authority or instrumentality of any material portion of the property of such Borrower or other Loan Party or in the case of a material officer, imprisonment;
(s)    The occurrence of any event or series of events which has had a Material Adverse Effect;
(t)    Any Term Loan Agreement shall be terminated for any reason (other than the repayment of all obligations thereunder) and a Permitted Refinancing Term Loan Agreement shall not have become effective;
(u)    CS shall no longer be the Drop Down Term Loan Agent and the successor Drop Down Term Loan Agent shall have neither become party to the Intercreditor Agreement as successor to CS nor shall have in lieu thereof entered into an Intercreditor Agreement reasonably acceptable to the Agent;
(v)    (i) Alon LP shall fail to make any lease payment under the Lease Agreement as and when due and payable or (ii) any other breach, default, event of default or termination shall occur under the Lease Documents, after giving effect to applicable grace periods, if any, contained in the Lease Documents that gives any third party the right to terminate any of the Lease Documents;

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(w)    Holly or HEP Logistics Holdings, L.P. shall assert any claim against any Borrower or Company (other than an Immaterial Company) under or in connection with the Indemnification Agreement in an aggregate amount exceeding $5,000,000;
then, and in any such event, with the consent of the Required Lenders the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Administrative Borrower, (i) declare the Total Commitment to be reduced to zero, whereupon the Total Commitment shall forthwith be reduced to zero, (ii) declare all Revolving Credit Loans and all Reimbursement Obligations, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Credit Loans, all Reimbursement Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Company; provided, however, that upon the occurrence of any Event of Default described in subsections (f) or (g) of this Section 10.01, the Revolving Credit Loans, all Reimbursement Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by each Company, and (iii) exercise any and all of its other rights under applicable law, hereunder and under the other Loan Documents. Upon demand by the Agent after the occurrence and during the continuation of any Event of Default, the Borrowers shall deposit with the Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.
ARTICLE XI

GUARANTY
Section 11.01    Guaranty. Each Guarantor Company hereby (i) irrevocably, absolutely and unconditionally guarantees the prompt payment, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of (A) all the Obligations, including, without limitation, all amounts now or hereafter owing in respect of the Loan Documents, whether for principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrowers whether or not a claim for post-filing interest is allowed in such proceeding), fees, expenses, indemnifications or otherwise, and (B) all indebtedness, obligations and other liabilities, direct or indirect, absolute or contingent, now existing or hereafter arising of the Borrowers to the Agent, the WC Collateral Agent, the Lenders or the L/C Issuer under the Loan Documents and (ii) agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by the Agent, the WC Collateral Agent, the Lenders or the L/C Issuer in enforcing its rights under this Article XI.
Section 11.02    Obligations Unconditional.
(a)    Each Guarantor Company hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the Lenders or the L/C Issuer with respect thereto. Each such Guarantor

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Company agrees that its guarantee constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Agent, the WC Collateral Agent, the Lenders or the L/C Issuer to any Collateral. The obligations of each Guarantor Company under this Article XI are independent of the obligations of the Borrowers under this Agreement and the other Loan Documents and a separate action or actions may be brought and prosecuted against the Guarantor Companies to enforce this Article XI irrespective of whether any action is brought against any of the Borrowers or whether any of the Borrowers are joined in any such action. The liability of the Guarantor Companies hereunder shall be absolute and unconditional, irrespective of: (i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto; (ii) any extension or change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations (including, without limitation, any extension for longer than the original period), or any other amendment or waiver of or consent to any departure from any provision of any Loan Document (including the creation or existence of any Obligations in excess of the amounts permitted by any lending formulas contained in this Agreement); (iii) any exchange or release of, or non-perfection of any Lien on, any Collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations; or (iv) the existence of any claim, set off, defense or other right that the Guarantor Companies may have against any Person, including the Agent, the WC Collateral Agent, the L/C Issuer or the Lenders; (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Borrower or any other Guarantor in respect of the Obligations or of the Guarantor Companies in respect hereof.
(b)    This Guaranty (i) is a continuing guaranty and shall remain in full force and effect until such date on which all of the Obligations and all other expenses to be paid by the Borrowers pursuant hereto shall have been satisfied in full after the Total Commitment shall have been terminated, (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent, the WC Collateral Agent, the Lenders or the L/C Issuer upon the insolvency, bankruptcy or reorganization of any Borrower or any Guarantor or otherwise, all as though such payment had not been made, and (iii) shall be binding upon each Guarantor Company, its successors and assigns.
Section 11.03    Waivers. Each Guarantor Company hereby waives, to the extent permitted by applicable law, (i) promptness and diligence, (ii) notice of acceptance and notice of the incurrence of any Obligation, (iii) notice of any action taken by the Agent, the WC Collateral Agent, the Lenders, the L/C Issuer, IDB or any Borrower or any other agreement or instrument relating thereto, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of such Guarantor Company hereunder, the omission of or delay in which, but for the provisions of this Section 11.03, might constitute grounds for relieving such Guarantor Company of its obligations hereunder, (v) any requirement that the Agent, the WC Collateral Agent, the Lenders or the L/C Issuer protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Person or any Collateral, and (vi) any other defenses available to the Borrowers or such Guarantor Company. All such waivers by the Guarantor Companies shall be effective only to the extent permitted by applicable law.

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Section 11.04    Subrogation. Until such time as the Obligations shall have been paid in full and the Total Commitment is terminated, each Guarantor Company hereby irrevocably agrees that it will not exercise any and all rights which it has or may have at any time or from time to time (whether arising directly or indirectly by operation of law or contract) to assert any claim against any Borrower or any other Guarantor on account of any payments made under this Agreement, including, without limitation, all existing and future rights of subrogation, reimbursement, exoneration, contribution and/or indemnity. If any amount shall be paid to a Guarantor Company on account of such rights at any time when all of such Obligations and all other Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Agent or the Lenders, shall be segregated from the other funds of such Guarantor Company and shall forthwith be paid over to the Agent to be applied in whole or in part by the Agent against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
Section 11.05    No Waiver; Remedies. No failure on the part of the Agent, the WC Collateral Agent, the Lenders or the L/C Issuer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedy provided by law.
Section 11.06    Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers in respect of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor Companies hereunder forthwith on demand by the Agent, the WC Collateral Agent, the Lenders or the L/C Issuer.
ARTICLE XII

MISCELLANEOUS
Section 12.01    Termination; Annual Review.
(a)    The Borrowers may terminate the Total Commitment and reduce it to zero in accordance with Section 2.07, and the Total Commitment and this Agreement shall terminate in accordance with the last paragraph of Section 10.01.
(b)    The Total Commitment and this Agreement shall automatically terminate on the Termination Date.
(c)    All Obligations shall become due and payable as of the date of any termination under Section 2.07(a), Section 12.01(a) or 12.01(b) and, pending a final accounting, the Agent may withhold any balances in the Loan Account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent. All of the Agent's, the WC Collateral Agent's and the Lenders' rights and Liens and security interests shall continue after any termination until all Obligations for the payment of money have been paid in cash and satisfied in full and all Letters of Credit have been canceled and returned to the L/C Issuer or cash collateralized to the reasonable satisfaction of the Agent. After such payment

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and satisfaction, the Agent, the WC Collateral Agent and the Lenders will, upon the reasonable request of the Administrative Borrower, execute all documents necessary to release, without recourse, representation and warranty and at the expense of the Borrowers, its Liens granted pursuant to the terms of this Agreement and the other Loan Documents.
(d)    On or prior to July 31 of each year, the Borrowers shall provide the Agent with a certificate certifying and attaching any supporting calculations or details that: (i) the representations and warranties contained in Section 6.01 of this Agreement and in each other Loan Document and certificate or other writing delivered to the Agent, the L/C Issuer or the Lenders pursuant hereto on or prior to such date are true and correct on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case any such representation or warranty shall be true and correct on and as of such earlier date), (ii) the Borrowers are in compliance with the financial covenants set forth in Section 7.02(j) hereof, and (iii) no Event of Default or Default has occurred and is continuing.
Section 12.02    Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, telecopied, or delivered, if to any Lender, at its address specified under its signature on the signature pages hereof; if to the Borrowers or the other Companies, at the following address:
Alon USA, LP
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: Mr. Michael Oster
Mr. James Ranspot
Mr. Shai Even
Telephone: (972) 367-4000
Telecopier: (972) 367-3724
if to the Agent, to it at the following address:
Israel Discount Bank of New York
511 Fifth Avenue
New York, New York 10017
Attention: Mr. Roy Nachimzon
Telephone: (212) 551-8126
Telecopier: (212) 599-8259

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with a copy to

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Lawrence S. Goldberg, Esq.

Telephone: (212) 756-2478
Telecopier: (212) 593-5955
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.02. All such notices and other communications shall be effective (i) if mailed (by certified mail, postage prepaid and return receipt requested), upon receipt or three Business Days after mailing whichever occurs first, (ii) if telecopied, when transmitted and a confirmation is received, provided the same is on a Business Day and, if not, on the next Business Day, (iii) if sent by overnight courier, upon receipt or two Business Days after delivered to such overnight courier, whichever occurs first or (iv) if delivered, upon delivery, provided the same is on a Business Day and, if not, on the next Business Day, and (v) if sent by electronic mail, upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment), except that notices to the Agent or the L/C Issuer pursuant to Articles II and III hereof shall not be effective until received by the Agent or the L/C Issuer, as the case may be.
Section 12.03    Amendments, Etc No amendment or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by such Loan Party and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (i) increase the Revolving Credit Commitment of any Lender, reduce the principal of, or interest on, the Revolving Credit Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Revolving Credit Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Credit Notes, or amend the definition of "Required Lenders," without the written consent of each Lender, (iv) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement or any of the other Loan Documents) or the Guarantors (other than inactive Guarantors or as otherwise provided in this Agreement or in any of the other Loan Documents) without the written consent of each Lender, (v) amend, modify or waive Section 12.01 or this Section 12.03 of this Agreement without the written consent of each Lender, or (vi) amend the definitions of "Applicable Borrowing Base Percentage," "Applicable Percentage" or "Borrowing Base" if the effect of such amendment is to increase Availability without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall affect the

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rights or duties of the Agent or the L/C Issuer with respect to a Letter of Credit under this Agreement or the other Loan Documents, unless the same shall have been signed by the Agent or the L/C Issuer, as applicable.
Section 12.04    No Waiver; Remedies, Etc. No failure on the part of the L/C Issuer, any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the L/C Issuer, the Lenders and the Agent provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Lenders, the L/C Issuer and the Agent under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders, the L/C Issuer and the Agent to exercise any of their rights under any other Loan Document against such party or against any other Person.
Section 12.05    Expenses; Taxes; Attorneys' Fees. The Companies agree to jointly and severally pay or cause to be paid, on demand, and to save the Agent (and, in the case of clauses (a) and (c) through (m) below, the Lenders) harmless against liability for the payment of, all reasonable out‑of‑pocket fees, costs and expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees, costs and expenses of counsel for the Agent (and, in the case of clauses (c) through (m) below, the Lenders), accounting, due diligence, periodic field audits, investigation, monitoring of assets, syndication, miscellaneous disbursements, examination, travel, lodging and meals, incurred by the Agent (and, in the case of clauses (a) and (c) through (m) below, the Lenders) from time to time arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents, whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agent's and the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or the Lenders by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent's or the Lenders' claims against the Borrowers or the other Loan Parties, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or the Lenders, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien on any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from the Borrowers or any other Loan Party, (j) the receipt of any professional advice with respect to any of the foregoing (including, without limitation, with respect to any restructuring, work-out or renegotiation of any Loan Document), (k) all liabilities and reasonable costs arising from or in connection with the past, present or future operations of the Loan Parties (or any Affiliate of the foregoing) involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on,

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upon or into such property, (l) any reasonable costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Loan Parties, or (m) any liabilities or reasonable costs incurred in connection with any Lien arising under any Environmental Law. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Companies jointly and severally agree to pay all Other Taxes payable pursuant to Section 2.12 hereof, and the Companies jointly and severally agree to save the Agent, the L/C Issuer and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Other Taxes in accordance with such Section 2.12, and (y) if the Borrowers or any Loan Party fails to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.05 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.
Section 12.06    Right of Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Borrowers and Companies) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Loan Party against any and all joint and several obligations of the Borrowers now or hereafter existing under any Loan Document, irrespective of whether or not such Lender or its Affiliates shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Such set-off shall be subject to the provisions of Section 4.03. Such Lender agrees to notify the Administrative Borrower promptly after any such set-off and application made by such Lender or its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 12.06 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
Section 12.07    Severability. Any provision of this Agreement, or of any other Loan Document to which any Borrower or any Guarantor is a party, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 12.08    Assignments and Participations.
(a)    Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Revolving Credit Loans made by it, the Revolving Credit Notes held by it and its Pro Rata Share of Letter of Credit Obligations); provided, however, that (1) the consent of the Agent and the Administrative Borrower shall not be required for any such assignment by a Lender to one or more of such Lender's Affiliates, (2) each such assignment is in an amount which is at least $10,000,000 or a multiple of

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$1,000,000 in excess thereof (or the remainder of such Lender's Revolving Credit Commitment), (3) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (4) such assignee shall execute and deliver an Assignment and Acceptance to the Agent, (5) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any Revolving Credit Notes subject to such assignment, (6) such parties shall deliver to the Agent a processing and recordation fee of $3,500 (except in the case of any assignment by a Lender to one or more of its Affiliates in which case such fee will not be payable), and (7) such assignee shall reimburse the Agent for any out-of-pocket expenses (including reasonable legal fees) incurred in connection therewith. Notwithstanding the foregoing, in no event shall any assignment be made to any Loan Party or any Affiliate of a Loan Party without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any such assignment shall not adversely affect the Borrowers' rights under this Agreement except that the assigning Lender shall not be responsible for the obligations assigned.
(b)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto that: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement of any other instrument or document furnished pursuant hereto, and (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or any of their Subsidiaries or the performance or observance by such Borrower or such Guarantor or any of their Subsidiaries of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto.
(c)    The Agent shall maintain at its address referred to in Section 12.02 hereof a copy of each Assignment and Acceptance delivered to and accepted by it. Such copies shall be available for inspection by any Borrower or any Guarantor or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee Lender, together with the Revolving Credit Notes subject to

DOC ID - 18336046.11

such assignment and the processing and recordation fee, if the Agent consents, which consent will not be unreasonably withheld, to the proposed Assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Administrative Borrower. Within three Business Days after its receipt of such notice, any Borrower or any Guarantor, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Revolving Credit Notes a new Revolving Credit Notes to the order of such assignee Lender in an aggregate principal amount equal to the Revolving Credit Loans and Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Revolving Credit Loans and Revolving Credit Commitment hereunder, a new Revolving Credit Notes to the order of the assigning Lender in an aggregate principal amount equal to the Revolving Credit Loans and Revolving Credit Commitment retained by it hereunder. Such new Revolving Credit Notes or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Notes or Revolving Credit Notes, shall be dated the date of the Agent's acceptance of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit B hereto. Promptly after each such Assignment and Acceptance becomes effective, the Agent shall prepare and distribute to each Lender and the Borrowers a revised Schedule B hereto after giving effect to such assignment, which revised Schedule B shall replace the prior Schedule B and become part of this Agreement.
(e)    Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Revolving Credit Loans made by it and the Revolving Credit Notes held by it and the Letter of Credit Obligations). Participants shall have no direct rights under this Agreements except that participants shall have the rights of a Lender under Sections 2.09, 2.10 and 12.06 hereof, provided that no Lender may grant any participant any rights to consent to any amendment, waiver, consent or other modification hereunder other than the rights set forth in the proviso in Section 12.03, and provided further that no Lender may grant participations to any Loan Party or any Affiliate of a Loan Party without the prior written consent of the Required Lenders, which consent may be withheld by the Required Lenders in their sole and absolute discretion.
(f)    Nothing contained in this Section 12.08 shall prohibit any Lender from pledging its Revolving Credit Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.
Section 12.09    CounterpartsThis Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and

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binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
Section 12.10    Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 12.11    Governing Law.
(a)    THIS AGREEMENT, THE REVOLVING CREDIT NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED THEREBY, OR REMEDIES THEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
(b)    Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Companies hereby irrevocably accept in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Companies further irrevocably consent to the service of process out of any of the aforementioned courts and in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrowers or the Companies at their addresses for notices contained in Section 12.02, such service to become effective ten (10) days after such mailing. The Companies hereby irrevocably appoint the Secretary of State of the State of New York as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent to service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower and/or any Company in any other jurisdiction. The Companies hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any Company or any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Person hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.
Section 12.12    Waiver of Jury Trial, Etc. THE COMPANIES, THE LENDERS AND THE AGENT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN

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CONNECTION THEREWITH, OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE COMPANIES CERTIFY THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE COMPANIES HEREBY ACKNOWLEDGE THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.
Section 12.13    Consent by the Agent, Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of the Agent or the Lenders shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Company or any Borrower is a party and to which the Agent or the Lenders has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by any Agent or any Lender, as the case may be, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
Section 12.14    No Party Deemed Drafter. The parties hereto hereby agree that no party hereto shall be deemed to be the drafter of this Agreement, and each of the Borrowers, the Companies, the Lenders and the Agent further agrees that, in the event this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party hereto as the drafter of this Agreement.
Section 12.15    Reinstatement; Certain Payments. If claim is ever made upon the Agent, the Lenders or the L/C Issuer for repayment or recovery of any amount or amounts received by the Agent, the Lenders or the L/C Issuer in payment or on account of any of the Obligations under this Agreement, the Agent, the Lenders or the L/C Issuer shall give prompt notice of such claim to each other Lender and the L/C Issuer, the Companies and the Borrowers, and if the Agent, the Lenders or the L/C Issuer repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent, the Lenders or the L/C Issuer or any of their property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent with any such claimant, then and in such event the Companies and the Borrowers agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon the Companies and the Borrowers notwithstanding the cancellation of any Revolving Credit Notes or other instrument evidencing the Obligations under this Agreement or the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent, the Lenders or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent, the Lenders or the L/C Issuer.
Section 12.16    Indemnification.
(a)    In addition to all of the Companies' or the Borrowers' other Obligations under this Agreement, each of the Companies and the Borrowers agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent, the L/C Issuer, the WC

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Collateral Agent, each Lender, and each Lender's Affiliates, and all of the respective officers, directors, employees, attorneys, consultants and Agent of the Agent, the L/C Issuer, the WC Collateral Agent, each Lender and each Lender's Affiliates (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Original Effective Date or the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Lenders' furnishing of funds to the Borrowers or the L/C Issuer's issuing Letters of Credit for the account of the Borrowers under this Agreement, including, without limitation, the management of any such Revolving Credit Loans or the Reimbursement Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Companies and the Borrowers shall have no obligation to any Indemnitee hereunder for any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.16 may be unenforceable because it is violative of any law or public policy, the Companies and the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.
(b)    To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Agent, any Arranger, any Lender, any L/C Issuer or any Indemnitee of any of the foregoing on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Credit Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    Each Loan Party agrees that no Agent, arranger, L/C Issuer, Lender or Indemnitee will have any liability to any Loan Party or any Person asserting claims on behalf of or in right of any Loan Party or any other Person in connection with or as a result of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or

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thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Credit Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except, subject to Section 12.16(b), in the case of any Loan Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Loan Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent, arranger, L/C Issuer or Lender in performing its obligations under this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
Section 12.17    Environmental Indemnification. Without limiting Section 12.16 hereof, the Companies and the Borrowers hereby agree to defend, indemnify, and hold harmless the Indemnitees against any claims, demands, penalties, fines, liability (strict liability), losses, damages, reasonable costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees) and Environmental Costs arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Company or any Subsidiary of a Company, or a predecessor in interest to the extent relating to any Refinery, Terminal or Pipeline, or (y) of any Hazardous Materials generated and disposed of by any Company or any Subsidiary of a Company, or any predecessor in interests to the extent relating to any Refinery, Terminal or Pipeline; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Company or any Subsidiary of any Company, or any predecessor in interests as to the extent relating to any Refinery, Terminal or Pipeline; or (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Company or any Subsidiary of a Company, or any predecessor in interest to the extent relating to any Refinery, Terminal or Pipeline; and (v) any breach of any warranty or representation regarding environmental matters made by the Companies in Section 6.01(s) or the breach of any covenant made by the Borrowers or the Companies in Section 7.01(i). However, the Borrowers and the Companies shall not have any obligation under this Section 12.17 regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of the Lender, the Agent or its employees, agents, officers and directors. This Environmental Indemnity shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.
Section 12.18    Alon LP as Agent for Borrowers. Each Borrower hereby irrevocably appoints Alon LP as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agent and receive from the Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done

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solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agent nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agent and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agent and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Agent or any Lender hereunder or under the other Loan Documents.
Section 12.19    Binding Effect. This Agreement shall become effective when it shall have been executed by the Guarantor Companies, the Borrowers, the Agent and the Lenders and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived by the Agent, and thereafter shall be binding upon and inure to the benefit of the Guarantor Companies, the Borrowers, the Agent and each Lender, and their respective successors and assigns, except that the Guarantor Companies and the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of all the Lenders, and the assignment by any Lender shall be governed by Section 12.08 hereof.
Section 12.20    Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and any state thereof or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Revolving Credit Notes or any other Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Revolving Credit Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrowers); and (b) in the event that the maturity of the Revolving Credit Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the

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principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrowers). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Revolving Credit Loans evidenced by the Revolving Credit Notes until payment in full so that the rate or amount of interest on account of any Revolving Credit Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.20. and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.20. For purposes of this Section 12.20, "Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Revolving Credit Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate, such Lender elects to determine the applicable rate ceiling under such Chapter by the indicated weekly rate ceiling from time to time in effect.
Section 12.21    Entire Agreement.
(a)    THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(b)    Each Lender hereunder (i) acknowledges that it has received a copy of the Intercreditor Agreement between the Agent and the Drop Down Term Loan Agent, (ii) consents to the subordination of Liens provided for in the Intercreditor Agreement, (iii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (iv) authorizes and instructs the WC Collateral Agent to enter into each Intercreditor Agreement as WC Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Term Loan Agreement to extend credit to the Parent and such lenders are intended third party beneficiaries of such provisions and the provisions of each Intercreditor Agreement.

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Section 12.22    Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
Section 12.23    No Novation This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Revolving Credit Agreement or discharge or release the Obligations under, and as defined in, the Existing Revolving Credit Agreement or the creation, perfection or priority of any mortgage, pledge, security agreement or any other security therefor except as expressly provided herein. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under, and as defined in, the Existing Revolving Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith or after the execution of the Existing Revolving Credit Agreement and prior to the Effective Date. The Letter of Credit Obligations outstanding under, and as defined in, the Existing Revolving Credit Agreement immediately prior to the Effective Date shall be Letter of Credit Obligations hereunder, all outstanding Revolving Credit Loans under, and as defined in, the Existing Revolving Credit Agreement immediately prior to the Effective Date shall be Revolving Credit Loans hereunder and all interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Revolving Credit Agreement through the Effective Date shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and shall be paid in accordance with the method, and on the dates, specified in the Existing Revolving Credit Agreement, as if the Existing Revolving Credit Agreement were still in effect. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party under the Existing Revolving Credit Agreement from any of its obligations and liabilities as a "Borrower" or "Guarantor" thereunder. Each Loan Party hereby (i) confirms and agrees that each Existing Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Existing Loan Document to "the Revolving Credit Agreement," "thereto," "thereof," "thereunder" or words of like import referring to the Existing Revolving Credit Agreement shall mean the Existing Revolving Credit Agreement as amended and restated by this Agreement and (ii) confirms and agrees that to the extent that any such Existing Loan Document purports to assign or pledge to the Agent a security interest in or Lien on any collateral as security for the obligations of the Borrowers or the Guarantors from time to time existing in respect of the Existing Revolving Credit Agreement and the Existing Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects except as otherwise expressly provided herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
Borrower:
ALON USA, LP

By: Alon USA GP II, LLC, a Delaware limited
    liability company, its general partner
By: /s/ Shai Even
Name: Shai Even
Title: Senior Vice President and Chief Financial Officer

Financing Agreement

Guarantor Companies:

ALON USA REFINING, INC.
ALON USA, INC.
ALON USA ENERGY, INC.
ALON PARAMOUNT HOLDINGS, INC.
ALON USA GP, LLC
ALON USA GP II, LLC
ALON ASSETS, INC.
ALON USA CAPITAL, INC.
ALON BRANDS, INC.
ALON USA DELAWARE, LLC
ALON CRUDE PIPELINE, LLC
ALON USA PARTNERS GP, LLC
ALON USA HOLDINGS, LLC

By:    /s/ Shai Even
Name: Shai Even
Title: Senior Vice President and Chief Financial Officer
ALON USA PARTNERS, LP
By: Alon USA Partners GP, LLC, its general partner
By:    /s/ Shai Even
Name: Shai Even
Title: Senior Vice President and Chief Financial Officer

Financing Agreement

Agent and Lender:

ISRAEL DISCOUNT BANK OF NEW YORK

By:     /s/ Roy Nachimzon
Name: Roy Nachimzon
Title: Senior Vice President
By:     /s/ Mali Golan
Name: Mali Golan
Title: Vice President
Lender and Co-arranger:

BANK LEUMI USA

By:     /s/ Avram Keusch
Name: Dr. Avram Keusch
Title: First Vice President
By:
Name:
Title:

Financing Agreement